UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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HEWLETT PACKARD ENTERPRISE COMPANY
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
VIRTUAL MEETING LOGISTICS

Wednesday, April 14, 2021	10:00 a.m., Central Time	www.virtualshareholdermeeting.com/HPE2021 Online access begins at 9:30 a.m., Central Time
ITEMS OF BUSINESS
1.To elect the 12 directors nominated in this proxy statement;
2.To ratify the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2021;
3.To approve the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan;
4.To approve, on an advisory basis, the Hewlett Packard Enterprise Company’s executive compensation;
5.To approve, on an advisory basis, the frequency of future advisory votes on executive compensation; and
6.To consider such other business as may properly come before the meeting.
IMPORTANT MEETING INFORMATION
Record Date
Stockholders of record as of February 16, 2021 will be able to vote and participate in the annual meeting using the 16-digit control number included on your Notice of Internet Availability of the proxy materials or the instructions on your proxy card.
A Notice of Internet Availability of proxy materials was first mailed or delivered on or about February 25, 2021.
Technical Issues
Contact 1-844-976-0738 (toll-free) or 1-303-562-9301 (international) for any technical difficulties or trouble accessing the virtual meeting, or if you are unable to locate your 16-digit control number.
Asking Questions
Prior to the meeting, questions can be submitted at: www.proxyvote.com (beneficial owners) or www.proxyvote.com/hpe (registered stockholders). During the meeting questions can only be submitted in the question box provided at: www.virtualshareholdermeeting.com/HPE2021.
Replays
A replay of the annual meeting will be posted as soon as practical at: www.hpe.com/investor/stockholdermeeting2021 along with answers to stockholder questions pertinent to meeting matters that are received before and during the annual meeting that cannot be answered due to time constraints.

HPE 2021 PROXY STATEMENT	i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Voting
Your vote is important. Please promptly vote your shares as soon as possible by internet, telephone, or returning your completed proxy card. Beneficial owners voting through their broker must follow their instructions on voting. Those shares held through the Hewlett Packard Enterprise Company 401(k) Plan must be voted prior to the annual meeting. Refer to page 101 of this proxy statement under the section entitled “Questions and Answers—Voting Information” for specific instructions on how to vote your shares.

Online Beneficial Owners: www.proxyvote.com Registered Stockholders: www.proxyvote.com/hpe

By Phone Beneficial Owners: 1-800-690-6903 Registered Stockholders: 1-800-454-8683

By Mail If you received a paper copy of a proxy by mail, clearly mark your vote, sign, date, and return your proxy in the pre-addressed envelope provided.

Important notice regarding the availability of proxy materials for the 2021 Annual Meeting of Stockholders to be held on April 14, 2021.
Our proxy statement and 2020 Annual Report on Form 10-K are available at:
www.hpe.com/investor/stockholdermeeting2021.
You may also scan the QR code with your mobile device to access these documents.

By order of the Board of Directors, Rishi Varma Senior Vice President, General Counsel, and Corporate Secretary

ii	HPE 2021 PROXY STATEMENT

HPE 2021 PROXY STATEMENT	iii

iv	HPE 2021 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY
The following is a summary of proposals to be voted on at the annual meeting. This is only a summary and it may not contain all of the information that is important to you. For more complete information, please review this proxy statement as well as our 2020 Annual Report on Form 10-K for the fiscal year ended October 31, 2020. References to “Hewlett Packard Enterprise,” “HPE,” “Company,” “we,” “us,” or “our” refer to Hewlett Packard Enterprise Company. This proxy statement and form of proxy are being distributed and made available on or about February 25, 2021.

PROPOSALS TO BE VOTED ON AND BOARD VOTING RECOMMENDATIONS

Proposal		Recommendation	Page

1	Election of directors The Nominating, Governance and Social Responsibility Committee (the “NGSR Committee”) has nominated 12 directors for election at the annual meeting to hold office until the 2022 annual meeting. Information regarding the skills and qualifications of each nominee can be found on pages 35 through 49.	FOR	34

2	Ratification of independent registered public accounting firm The Audit Committee has appointed, and is asking stockholders to ratify, Ernst & Young LLP (“EY”) as the independent registered public accounting firm for fiscal 2021. Information regarding fees paid to and services rendered by EY can be found on page 94.	FOR	50

3	Approve the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan We are asking stockholders to approve the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan. Information can be found beginning on page 51.	FOR	51

4	Advisory vote to approve executive compensation Our Board of Directors and HR and Compensation Committee (the “HRC Committee”) are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. Information regarding our programs can be found beginning on page 59.	FOR	59

5	Advisory vote on the frequency of future advisory votes on executive compensation We are asking our stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 4 above should occur every year, every two years, or every three years.	FOR ONE YEAR	61

HPE 2021 PROXY STATEMENT	1

PROXY STATEMENT EXECUTIVE SUMMARY
MEETING FAQ
How can I participate in the annual meeting?
This year’s annual meeting will continue to be a completely virtual meeting of stockholders via live webcast. You are entitled to participate in the annual meeting only if you were a Hewlett Packard Enterprise stockholder or joint holder as of the close of business on February 16, 2021 or if you hold a valid proxy for the annual meeting.
You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/HPE2021. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the Hewlett Packard Enterprise Company 401(k) Plan (the “HPE 401(k) Plan”), which must be voted prior to the meeting).
To participate in the annual meeting, you will need either the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
The meeting webcast will begin promptly at 10:00 a.m., Central Time, on Wednesday, April 14, 2021. Online access will begin at 9:30 a.m., Central Time, and we encourage you to access the meeting prior to the start time.
How can I submit questions prior to the meeting?
You can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report, by visiting www.proxyvote.com for beneficial owners and www.proxyvote.com/hpe registered stockholders.
All written questions timely submitted during the meeting will be answered, however, Hewlett Packard Enterprise reserves the right to edit or reject questions it deems profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/HPE2021.
What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-844-976-0738 (toll-free)
1-303-562-9301 (international)
What if I don’t have internet access?
Stockholders of record can call 1-877-328-2502 (toll-free) or 1-412-317-5419 (international) and use your 16-digit control number to listen to the meeting proceedings. You will not be able to vote your shares during the meeting.
For more information, please see our full “Questions and Answers” section below.

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STOCKHOLDER ENGAGEMENT

Recognizing that stockholders are the owners of the Company, we are committed to maintaining stockholder outreach programs that are truly a dialogue. We use every element of the outreach program to provide stockholders with honest, candid information on relevant issues, sharing the rationale for our corporate strategy and the impact of the Board of Director’s (the “Board”) oversight in key areas of the Company, gathering stockholder views and feedback on each area, as well as on the outreach program itself.

SECURITIES ANALYST MEETING
We launch our stockholder engagement program in the fall with our annual Securities Analyst Meeting (“SAM”). At SAM, our CEO, CFO, and members of the leadership team provide an update on our vision and strategy and the financial outlook for our upcoming fiscal year, including detailed information for each business unit. It is an important opportunity to demonstrate the breadth of our management team and builds confidence across all stakeholder groups in our strategy and plans to drive long-term, sustainable, profitable growth.
The primary purpose of SAM is to give our stockholders a deeper understanding and direct insight into our business, strategy, and outlook, and address any other topics that management deems important to the health and direction of the Company.

HPE 2021 PROXY STATEMENT	3

STOCKHOLDER ENGAGEMENT

Business
SAM gives our stockholders visibility to our business leaders who can provide a deeper-dive into areas of each business they deem important to our success and driving shareholder value. This affords stockholders more detailed assessments of the performance, achievements, growth opportunities, and areas of focus for each of our business units. SAM gives our stockholders access to some of the same metrics the Company’s leadership uses and a detailed snapshot of our business unit operations.

Strategy	Outlook
Stockholders are provided insights into the Company’s priorities, analysis of business trends, growth opportunities, and macro-economic developments. We believe our stockholders benefit from understanding the key matters that the Company deems important when making strategic decisions.

During SAM, we take the opportunity to provide a detailed outlook for the Company’s next fiscal year and beyond. When coupled with the Business insights and Strategy discussions, our stockholders are exposed to the fundamentals the Company uses to determine its outlook.

The entire event is broadcast live, with webcast replays and transcripts also available on our investor relations website following the event.

BOARD OUTREACH PROGRAM

On the heels of SAM comes a cornerstone of our stockholder engagement—our extensive Board Outreach Program. The program consists of focused, one-on-one meetings between stockholders and our directors over a three-month period that are designed to give institutional stockholders an opportunity to better understand the companies in which they invest. These meetings enable our stockholders to better fulfill their fiduciary duties toward their investors and voice any concerns they have about HPE directly with our directors. This season, we extended meeting invitations to holders of nearly 59% of our stock, with holders of approximately 29% of our stock electing to participate.
This season, we extended meeting invitations to holders of nearly 59% of our stock

We believe it is important for stockholders to hear directly from our Board, just as it is important for directors to hear stockholder’s unfiltered concerns and perspectives. Directors participating in this outreach program include our independent chair of the Board (the “Chair”), committee chairs, as well as other directors with whom stockholders may have a particular interest in meeting. A limited number of members of management are also present for the primary purpose of facilitating the meetings, as well as being available to answer more technical questions that may arise.

ANNUAL VIRTUAL STOCKHOLDER MEETING
Our annual stockholder meeting is conducted virtually through a live webcast and online stockholder tools. This facilitates stockholder attendance and participation and enables stockholders to participate fully, and equally, from any location around the world, at no cost. We believe this is the right choice for a Company with a global footprint, not only bringing cost savings to the Company and stockholders but also increasing the ability to engage with all stockholders, regardless of the amount of stock owned or physical location. As discussed further below, we have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication.
Q&A
We do not place restrictions on the type or form of questions that may be asked; however, we reserve the right to edit profanity or other inappropriate language for publication. During the live Q&A session of the meeting, we answer questions

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STOCKHOLDER ENGAGEMENT
both as they come in and those asked in advance, as time permits. We have committed to publishing and answering each question received, following the meeting.

Access
The online format increases access for all stockholders regardless of stocks owned or physical location. In addition, the format allows all stockholders to communicate with us both in advance of and during the meeting so they can ask any questions of our Board or management. Although the live webcast is available only to stockholders at the time of the meeting, a replay of the meeting is made publicly available on the Company’s investor relations site.

In addition to strong participation from individual stockholders, we have continued to receive positive support from institutional stockholders who have indicated that the virtual format is beneficial and appropriate in the context of our broader direct outreach program.

For more information about the virtual stockholder meeting, see “Questions and Answers—Annual Meeting Information” on page 106.

YEAR-ROUND ENGAGEMENT
Our comprehensive stockholder engagement program is anchored by our year-round investor relations outreach program that includes post-earnings communications, conference presentations, non-deal roadshows, bus tours, conference meetings, technology webcasts, and general availability to respond to investor inquiries. The multi-faceted nature of this program allows us to maintain meaningful engagement with a broad audience including large institutional investors, smaller to mid-size institutions, pension funds, endowments, family offices, advisory firms, and individual investors.
Achieve Meaningful Benefits
In order to maximize the benefit of the engagement to both the investor and the Company, we take the time to conduct extensive research to understand each institutional stockholder’s voting policies and patterns, salient issues and areas of concern, and goals of engagement. Similarly, we understand institutional governance teams work under time and resource constraints and, by inviting participants well in advance of the meeting and providing detailed updates on the Company’s strategy and outlook during SAM and other investor and analyst events, we ensure stockholder participants will have the opportunity and information to prepare and engage in meaningful dialogue.
Comprehensive Discussion
We strive to ensure that stockholder meetings cover a comprehensive range of key topics including short- and long-term strategy, capital allocation targets, governance and Board oversight, mergers and acquisitions activity, succession planning, environmental and social concerns, and human resources management. Maintaining a disciplined approach to the discussions and allowing adequate meeting time ensures that matters important to stockholders are not neglected in favor of addressing only current salient issues.
We have carefully designed our outreach program to provide continuous and meaningful stockholder engagement and participation. Our committed Board of Directors and management team value these interactions and invest significant time and resources to ensure that they have an open line of communication with stockholders. Stockholders and other stakeholders may directly communicate with our Board by contacting: Secretary to the Board of Directors, 11445 Compaq Center West Drive, Houston, Texas 77070; e-mail: bod-hpe@hpe.com.

HPE 2021 PROXY STATEMENT	5

LIVING PROGRESS

In our world of rapid change and mounting global challenges, the role and responsibility of a corporation have never been more important. Living Progress is HPE’s business strategy for creating sustainable IT solutions that meet the technology demands of the future, while advancing the way people live and work. Because our commitment to environmental, social, and governance (“ESG”) leadership extends to (and is integrated into) many aspects of our operations, HPE’s competitiveness, resilience, and relationships with a broad array of stakeholders are enhanced in countless ways.

OVERVIEW

Our 60,000-strong workforce is rallied around an enduring purpose — to advance the way people live and work. Our sustainability credentials and differentiated portfolio strengthen customer relationships and provide an advantage as we compete for business. Living Progress contributes to new revenue opportunities for HPE by applying our innovative solutions and expertise to help customers overcome their business challenges while driving efficiency and achieving sustainability objectives. We also leverage our environmental and social leadership to support talent acquisition and retention, as well as to ensure ongoing access to global markets.

Our enduring purpose — to advance the way people live and work

Moreover, the operational and reputational resilience of our value chain create competitive advantages as we work to meet and exceed the expectations of our stakeholders. HPE’s proactive approach to managing environmental and social factors in our operations and supply chain mitigates risks, such as fluctuating commodity prices or growing regulatory burdens, while creating new financial opportunities. We take an active approach to managing climate-related risks by setting science-based goals and enabling carbon savings for our customers through efficient technology solutions. For more information regarding our Living Progress plan and our annual ESG reports, ESG initiatives, and related matters, please visit the “Corporate Responsibility” section of our corporate website.
Driving a Circular and Low-Carbon Economy
We are developing transformative solutions that enable our customers to reap the benefits of growing connectivity while lowering costs and minimizing the environmental footprint of IT. HPE considers the complete lifecycle of our products and solutions, from shifting toward the use of renewable energy and reducing resource extraction, to fighting energy and IT waste through innovative solutions and business models. Together with our customers, we unlock the power of data to solve environmental challenges. In this area, we focus on IT efficiency, product lifecycle management, substances of concern, and the environment.
IT Efficiency
HPE technology is setting records for performance while delivering an ever-lower carbon footprint. Our new technology solutions give our customers an advantage over competitors and dramatically reduce the environmental impact of their IT. In 2020, efficient IT products and services represented nearly $8.2 billion in revenue at HPE, enabling our customers to compute at the highest levels while exhausting the least amount of resources possible. We approach efficient IT using the following framework: (1) energy efficiency, (2) equipment efficiency, (3) resource efficiency, and (4) software efficiency. Additionally, by 2022, HPE will offer its entire portfolio as a service with a range of subscription, pay-per-use, and consumption-driven technology offerings. Providing infrastructure as a service has the potential to reduce the environmental impact of IT by cutting the amount of IT equipment needed, as well as the resources required to power and cool equipment.

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LIVING PROGRESS
Product Lifecycle Management
We’re maximizing environmental and financial savings across the IT lifecycle by designing for the environment, shifting to consumption-based models, and transitioning to a more circular economy. We take a holistic approach to our products and solutions, mitigating environmental and financial costs across our value chain. A key aspect of this approach is our Design for Environment program, which began in 1992 and has continuously evolved over nearly 30 years of innovation. The program has three main priorities: (1) designing for energy efficiency, (2) designing for materials innovation, and (3) designing for longevity and recyclability. In addition, HPE Technology Renewal Centers take in between 3 to 4 million end-of-use assets each year, refurbishing close to 90% for reuse while creating additional sources of capital for customers to invest in IT.
The Environment

The scale of the climate crisis is more visible than ever—disrupting communities, business operations, and economies around the world. At HPE, we recognize the imperative to minimize our industry’s environmental footprint, as well as the opportunity to position ourselves as a business and technology leader enabling a low-carbon economy. Our solutions-focused approach to IT innovation, including plans to offer our entire portfolio as a service, enables our customers to reduce the environmental impacts of their IT infrastructure without jeopardizing performance, and to make data-driven decisions that improve the sustainability of entire sectors. As the first IT company to set science-based targets to reduce greenhouse gas emissions across the value chain, including our operations and supply chain, we continue to set ambitious climate goals and take proactive steps regarding our
We committed to achieve carbon neutrality across our value chain by 2050 carbon footprint, energy use, greenhouse gas emissions, water footprint, and waste management. In 2020, HPE announced our ambition to achieve carbon neutrality across our value chain by 2050, or sooner. This ambition is supported by a suite of intermediary science-based climate targets including a 55% reduction in our operational emissions by 2025 from 2016 levels.
Investing in People
Our people are our greatest asset. We are committed to being unconditionally inclusive to capture the ideas and perspectives that fuel innovation and enable our workforce, customers, and communities to succeed in the digital age. When our team members succeed, our company thrives—making employee engagement a priority. In this area, we focus on inclusion and diversity, employee development, engagement, and well-being, employee health and safety, and community investment.
Enabling the best talent in the industry
HPE cultivates a high-performance culture. We do this by communicating a clear purpose and strategy, transparent goal setting, driving accountability, continuously assessing, developing, advancing talent, and a leadership-driven talent strategy. We invest in attracting, developing, and retaining the best talent. The dynamism of our industry and our company enables team members to grow in their current roles and build new skills. Over the past year, our 60,000 team members completed over 330,000 online/instructor led courses across a broad range of categories–leadership, inclusion and diversity, professional skills, technical and compliance. HPE is deeply committed to identifying and developing the next generation of top tier leadership with a special focus on diverse and technical talent. We conduct an in-depth annual talent and succession review with our CEO and Executive Committee members. The process focuses on accelerating talent development, strengthening succession pipelines, and advancing diversity representation for our most critical roles.

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LIVING PROGRESS
Building a culture we are proud of
Under Antonio Neri’s leadership, HPE has intensified our focus on creating a superior team member experience and a highly engaged workforce, driving change across our communications, our culture, our reward programs, and our work environment. Our new culture—Life Inside the Element—is focused on team members and driving transformation in how we engage talent, innovate, and serve customers. It’s centered around four key beliefs that guide how we lead on a daily basis: belief in accelerating what’s next, in bold moves, in the “power of yes,” and in being a force for good.
We embed these beliefs in an unshakable DNA that puts customers first, ensuring we partner, innovate, and act with uncompromising integrity. Our empowered and engaging culture is making HPE a destination for the best talent while driving innovation and excellence for our customers. Our most recent global engagement survey shows how these changes are making a difference, with our overall Employee Engagement Index measuring 83%. More than 80% of team members would recommend HPE as a great place to work, and 87% say they are proud to work for HPE.
Diversity, Equity, and Inclusion

We are committed to being unconditionally inclusive to capture the ideas and perspectives that fuel innovation and enable our workforce, customers, and communities to succeed in the digital age. This is because, by harnessing the potential of our technologies and our team members, we can be a force for good. Annual goals are set to increase the representation of both women and ethnically diverse talent by at least 1 percentage point year-over-year. In 2020, HPE increased our female workforce at every level worldwide, including technical and executive roles. We also increased our overall representation of underrepresented minorities in the U.S. The leadership standards sponsored, clearly articulate that all people leaders are expected to continuously develop their inclusive leadership capabilities. Our Board, CEO, and Executive Committee role model high standards for diversity, equity, and inclusion and are leading sustainable change, with strong governance and oversight via our Inclusion and Diversity Council.
In 2020, HPE increased our female workforce at every level worldwide. We also increased our overall representation of underrepresented minorities in the U.S.

Operating Responsibly
We win the right way, holding ourselves, our suppliers, and our partners to the highest ethical standards. We protect our customers’ reputations by upholding human rights, promoting accountability, and building security into everything we do. We share a responsibility to protect people and the environment and uphold these standards in our innovation principles, business decisions, and procurement choices. In this area, we focus on corporate governance and ethnical behavior, ethical sourcing, human rights, privacy, data security, network resilience, and public policy.
Ethical Sourcing
We hold our supply chain partners to high ethical standards and regularly audit and engage with suppliers to ensure compliance with HPE standards through our Supply Chain Responsibility (“SCR”) program. Our mission is to protect and elevate workers, reduce global and community environmental impact, and benefit our company, business partners, and customers. Through our longstanding SCR program, we assess social and environmental risks in our supply chain and set rigorous standards and targets, including our Foreign Migrant Worker Standard and first-of-its-kind science‑based supply chain greenhouse gas emissions reduction goal. While we continue to hone our program and policies to address emerging risks and monitor compliance, we also work to further elevate supply chain social and environmental standards by sharing knowledge and collaborating with our suppliers and industry partners.
Protecting Human Rights Across our Value Chain
We believe that the basic freedoms and standards of treatment to which all people are entitled are universal. Upholding these rights is fundamental to our values. We respect the rights of all individuals impacted by our work and that of our partners. In particular, we respect the rights of vulnerable groups including migrants, children, and women, as defined in the International Labour Organization (“ILO”) Declaration on Fundamental Principles and Rights at Work. We continue to be committed to the UN Guiding Principles on Business and Human Rights, which are the international standard on how to apply human rights to how we work, and our standards and codes reflect the ILO’s core conventions. We design and develop internal procedures for robust due diligence, build awareness across our company and partners, and strengthen

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LIVING PROGRESS
governance and systems to hold ourselves accountable. We adopted recommendations provided by our Human Rights Impact Assessment to refine our strategy and develop our new roadmap for continuous improvement.
Privacy
Protecting the privacy of personal information is a priority for business and society. HPE aims to be at the forefront of technology and practices that protect data, and comply with all regulations across global markets. Protecting privacy is more than a legal obligation—it safeguards the trust and confidence we’ve built with team members, customers, and business partners. Robust privacy governance and a suite of internal accountability measures ensure we meet regulatory requirements and stakeholder expectations. The HPE Privacy Office is responsible for our global privacy program and works in close partnership with HPE Cyber Security, as well as other global functions and business units within the company. The Privacy Office leads the Privacy Compliance Committee—a group of senior HPE leaders who oversee our global privacy program and compliance work.
How We Report
Our culture of integrity and transparency builds trust with our stakeholders as we collaborate to make meaningful progress on the issues most relevant to our business. Our best-in-class environmental, social, and governance reporting ensures accountability, aligning with prominent standards and frameworks to meet the needs of our stakeholders. Our ESG disclosures align with investor-driven standards and frameworks such as the Sustainability Accounting Standards Board (“SASB”) and Taskforce on Climate-related Financial Disclosures (“TCFD”).

OVERSIGHT
HPE Living Progress is overseen by our Board and its various committees, with the NGSR Committee primarily responsible for oversight. Management—representing a variety of teams and functions, including Corporate Affairs, Global Real Estate, Ethics and Compliance, Investor Relations, Global Operations, and Legal—is responsible for monitoring, analyzing, and managing significant ESG risks throughout the Company. HPE leadership regularly briefs the Board on ESG topics covering risks and opportunities, impacts, and strategies. In addition, the NGSR Committee guides HPE’s ESG activities and continually monitors issues that could affect the Company’s reputation and operations. With the ever-growing importance of the “social” aspect within ESG, our Board and the HR and Compensation Committee play important roles in overseeing critical topics such as employee wellness, diversity metrics, and social justice initiatives.

The Board

Our Board is responsible for ensuring ESG risks and opportunities are integrated into HPE’s long-term strategy.

The Nominating, Governance and Social Responsibility Committee	The Finance and Investment Committee

Primarily responsible for ESG oversight, including the annual review of our ESG strategy, and board diversity and composition, and Living Progress disclosures.	Continuously reviews stockholder sentiment and perspectives, which includes an increasing focus on ESG matters, to ensure alignment and engagement.

The Human Resources and Compensation Committee	The Audit Committee

Oversees corporate culture and employee relations topics, including inclusion and diversity initiatives, social justice activities, pay equity, and well as compensation philosophy and succession planning.	Oversees ESG risks as part of overall risk management, as well as reviews ESG disclosures in Securities Exchange Commission (“SEC”) filings and ensures we are adhering to our existing controls and procedures.

HPE 2021 PROXY STATEMENT	9

LIVING PROGRESS
The NGSR Committee reviews, assesses, reports, and provides guidance to management and the Board regarding HPE’s policies and programs relating to ESG. HPE regularly engages with the Board and executive committee on environmental and social considerations as a matter of best practice to drive continued business success. Our strategy is also informed by the Living Progress Strategy Council, a cross-functional team of executives who ensure best-in-class ESG performance across organizations such as Corporate Affairs, Legal, Human Resources, Global Operations, Ethics and Compliance, and Corporate Strategy.

RECOGNITION
ESG ratings agencies consistently rank HPE among the top global and industry leaders for ESG issue management and performance. In particular, we have been recognized by the following prominent ESG rating agencies:

CDP, DJSI, and MSCI ESG ratings are as of calendar year 2020. Sustainalytics’ ESG rating is as of August 2019. The use by HPE of any MSCI ESG Research LLC or its affiliates (“MSCI”) data, and the use of the MSCI logos, trademarks, service marks, or index names herein, do not constitute a sponsorship, endorsement, recommendation, or promotion of HPE by MSCI. MSCI services and data are the property of MSCI or its information providers, and are provided ’as-is’ and without warranty. MSCI names and logos are trademarks or service marks of MSCI.

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GOVERNANCE
OVERVIEW

Our Board is committed to excellence in corporate governance. We know that our long-standing tradition of principled, ethical governance benefits our stockholders as well as our customers, employees, and communities, and we have developed, and continue to maintain, a governance profile that aligns with industry-leading standards. We believe that the high standards set by our governance structure will continue to have a direct impact on the strength of our business.
The following table presents a brief summary of highlights of our governance profile, followed by more in-depth descriptions of some of the key aspects of our governance structure.

Board Conduct and Oversight	Independence and Participation	Stockholder Rights
•Development and oversight of Company strategy and execution
•Rigorous stock ownership guidelines, including a 7x base salary requirement for the CEO
•Regular, conscientious risk assessment
•Standards of Business Conduct, applied to all directors, executive officers, and employees
•Annual review of developments in best practices
•Significant time devoted to succession planning and leadership development efforts
•Annual evaluations of Board, committees, and individual directors

•11 of 12 director nominees are independent by New York Stock Exchange (“NYSE”) standards
•Independent Chair of the Board
•Executive sessions of non-management directors are generally held at each Board and committee meeting
•All committees of the Board consist entirely of independent directors
•Separate the Chair and CEO roles
•Participation in one-on-one meetings with management
•Robust engagement directly with stockholders
•Frequent participation at customer and stakeholder events

•Proxy access right for eligible stockholders holding 3% or more of outstanding common stock for at least three years to nominate up to 20% of the Board
•Special meeting right for stockholders of an aggregate of 25% of voting stock
•All directors annually elected; no staggered Board
•Majority voting in uncontested director elections
•No “poison pill”
•No supermajority voting requirements to change organizational documents

DIRECTOR INDEPENDENCE
Our Corporate Governance Guidelines provide that a substantial majority of the Board will consist of independent directors and that the Board can include no more than three directors who are not independent directors. These standards are available on our website at https://investors.hpe.com/governance/guidelines. Our director independence standards generally reflect the NYSE corporate governance listing standards. In addition, each member of the Audit Committee and the HRC Committee meets the heightened independence standards required for such committee members under the applicable listing standards.
Under our Corporate Governance Guidelines, a director will not be considered independent in the following circumstances:
(1)    The director is, or has been within the last three years, an employee of Hewlett Packard Enterprise or an immediate family member of the director is, or has been within the last three years, an executive officer of Hewlett Packard Enterprise.
(2)    The director has been employed as an executive officer of Hewlett Packard Enterprise, its subsidiaries, or affiliates within the last five years.
(3)    The director has received, or has an immediate family member who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from Hewlett Packard Enterprise, other than compensation for Board service, compensation received by a director’s immediate family member for service as a non-executive employee of Hewlett Packard Enterprise, or pension or other forms of deferred compensation for prior service with Hewlett Packard Enterprise that is not contingent on continued service.
(4)    (A) The director or an immediate family member is a current partner of the firm that is our internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning)

HPE 2021 PROXY STATEMENT	11

GOVERNANCE
practice; or (D) the director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on our audit within that time.
(5)    The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or has served on that company’s compensation committee.
(6)    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Hewlett Packard Enterprise for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
(7)    The director is affiliated with a charitable organization that receives significant contributions from Hewlett Packard Enterprise.
(8)    The director has a personal services contract with Hewlett Packard Enterprise or an executive officer of Hewlett Packard Enterprise.
For these purposes, an “immediate family member” includes a director’s spouse, parents, step-parents, children, step-children, siblings, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, and any person (other than tenants or employees) who shares the director’s home.
In determining independence, the Board reviews whether directors have any material relationship with Hewlett Packard Enterprise. An independent director must not have any material relationship with Hewlett Packard Enterprise, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Hewlett Packard Enterprise, nor any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In assessing the materiality of a director’s relationship to Hewlett Packard Enterprise, the Board considers all relevant facts and circumstances, including consideration of the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation, and is guided by the standards set forth above.
In making its independence determinations, the Board considered transactions occurring since the beginning of fiscal 2018 between Hewlett Packard Enterprise and entities associated with the independent directors or their immediate family members. The Board’s independence determinations included consideration of the following transactions:
•Mr. Ammann is the Chief Executive Officer of Cruise LLC, a subsidiary of General Motors Company. Hewlett Packard Enterprise has entered into transactions for the purchase and/or sale of goods and services in the ordinary course of its business during the past three fiscal years with General Motors Company and its subsidiaries (together “General Motors”). The amount that Hewlett Packard Enterprise paid in each of the last three fiscal years to General Motors, and the amount received in each fiscal year by Hewlett Packard Enterprise from General Motors, did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of General Motors Company’s consolidated gross revenues.
•Mr. Kurtz is the Founder and Chief Executive Officer of Crowdstrike, Inc. Hewlett Packard Enterprise has entered into transactions for the purchase and/or sale of goods and services in the ordinary course of its business during the past three fiscal years with Crowdstrike, Inc. The amount that Hewlett Packard Enterprise paid in each of the last three fiscal years to Crowdstrike, Inc., and the amount received in each fiscal year by Hewlett Packard Enterprise from Crowdstrike, Inc., did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of Crowdstrike, Inc.’s consolidated gross revenues.
•Mr. Tan is the President and Chief Executive Officer of Cadence Design Systems, Inc. Hewlett Packard Enterprise has entered into transactions for the purchase and/or sale of goods and services in the ordinary course of its business during the past three fiscal years with Cadence Design Systems, Inc. The amount that Hewlett Packard Enterprise paid in each of the last three fiscal years to Cadence Design Systems, Inc., and the amount received in each fiscal year by Hewlett Packard Enterprise from Cadence Design Systems, Inc., did not, in any of the previous three fiscal years, exceed the greater of $1 million or 2% of Cadence Design Systems, Inc.’s consolidated gross revenues.
•Each of Mr. Ammann, Ms. Carter, Ms. Hobby, Mr. Kurtz, Mr. Lane, Ms. Livermore, Mr. Noski, Mr. Ozzie, Mr. Reiner, Ms. Russo, Mr. Tan, and Mrs. Wilderotter, or one of their immediate family members, is a non-employee director, trustee, or advisory board member of another company that did business with Hewlett Packard Enterprise at some time during

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the past three fiscal years. These business relationships were as a supplier or purchaser of goods or services in the ordinary course of business.
As a result of this review, the Board has determined the transactions and relationships described above would not interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Board has also determined that each non-employee director during fiscal 2020, including Mr. Ammann, Ms. Carter, Ms. Hobby, Mr. Kurtz, Mr. Lane, Ms. Livermore, Mr. Noski, Mr. Ozzie, Mr. Reiner, Ms. Russo, Mr. Tan, and Mrs. Wilderotter and each of the members of the Audit Committee, the HRC Committee, and the NGSR Committee had and, with respect to current directors, has no material relationship with Hewlett Packard Enterprise (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Hewlett Packard Enterprise) and is independent within the meaning of both our and the NYSE director independence standards. The Board has determined that Mr. Neri is not independent under either standard because of his status as our current President and CEO.
LIMITS ON DIRECTOR SERVICE ON OTHER PUBLIC COMPANY BOARDS
We have a highly effective and engaged Board, and we believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the external obligations of its directors and the potential for overboarding to compromise the ability of these directors to effectively serve on the Board. Our Corporate Governance Guidelines limit each director’s service on other boards of public companies to a number that permits them, given their individual circumstances, to responsibly perform all director duties and, in all events, this service may not exceed four other public company boards. Further, the ability of each director to devote sufficient time and attention to director duties is expressly considered as part of the annual Board self-evaluation process, which aims to evaluate the effectiveness and engagement of HPE’s directors, including in the context of their external commitments.
While the Board considers its directors’ outside directorships during this evaluation process, the Board recognizes that this is one of many outside obligations which could potentially impair a director’s capacity to dedicate sufficient time and focus to their service on the Board. As such, the Board evaluates many factors when assessing the effectiveness and active involvement of each director. Such other factors include:
•The director’s attendance at Board and committee meetings.
•The director’s participation and level of engagement during these meetings.
•The role played by the director on our Board, as well as on his or her outside boards, including committee membership and chair positions.
•The experience and expertise of the director, including both relevant industry experience and service on other (related) public company boards, which enables the director to serve on multiple boards effectively.
We schedule our Board and committee meetings up to two years in advance to ensure director availability and maximum participation. Directors serve for one-year terms; accordingly, there is an opportunity to evaluate annually each director’s ability to serve, which is further discussed in the “Director Evaluations” section below.
Our directors’ active engagement extends to regular participation in events and programs representing HPE’s interests, connecting with our customers, and engaging with our employees. In prior years, our directors have attended the World Economic Forum, HPE Discover, HPE Leader Forum, HPE International Women’s Day, and ReadyNow! (a board directorship readiness immersion program for women) and they sponsor HPE’s Inclusion and Diversity Council. We are very proud to have directors who go above and beyond their standard board duties to promote our interests, our mission, and our values of inclusion and diversity around the world.

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SUCCESSION PLANNING
As described in its charter, one of the HRC Committee’s responsibilities is to oversee succession planning and leadership development. The HRC Committee and our Board lead periodic succession and talent reviews, in which critical skills required from management to create shareholder value are utilized to assess the readiness of CEO, executive committee members, and senior officers’ successors. In addition, the Board reviews emerging diverse and technical talent and regularly interacts with key team members, which provides identified successors with important exposure opportunities. Lastly, we maintain updated emergency succession plans for the CEO, executive committee members, and other Section 16 Officers. On an ongoing basis, the Board reviews these succession plans, with input from the CEO and Chief People Officer, as well as during executive sessions with no members of management present. Succession reviews for key executive roles consist of an assessment of internal candidates as well as external talent identified by executive search firms. The Board retains such firms with regards to CEO talent identification, while the Company retains its own firms with regards to the identification of talent for other executive positions.
DIRECTOR EVALUATIONS

Our Process
Our Board maintains a regular and robust evaluation process designed to continually assess its effectiveness. Every year, the Board conducts a formal evaluation of each committee, individual directors, and the Board as a whole. Our process is designed to gauge understandings of and effectiveness in board composition and conduct; meeting structure and materials; committee composition; strategic planning and oversight; succession planning; culture and diversity; and other relevant topics, such as crisis management and ESG-related perspectives and skills.
The process involves the NGSR Committee, working with the Board Chair, designing each year’s evaluation process, which rotates between three formats: (1) written questionnaires, (2) individual interviews, and (3) group discussions. When designing the evaluation process and questions, the Board considers the current dynamics of the boardroom, the Company, and our industries, the format of previous annual evaluations, and issues that are at the forefront of our investors’ minds.

Written Questionnaires	Individual Interviews	Group Discussions

Format: each of our directors respond to tailored questionnaires and their responses are compiled, analyzed, and discussed with the Board.

☑ Anonymity promotes candor
☑ Cost and time effectiveness
☑ Allows focus on most pertinent issues
☑ Allows for clear comparison of responses when using a numerical scale system

Format: our Board Chair interviews each of our directors separately with questions addressing pertinent topics related to the Board and the Company. The results of these interviews are discussed with the full Board.

☑ Fosters in-depth feedback
☑ More personal, and promotes natural discussion of key topics

Format: led by our Board Chair, our directors engage in a structured conversation during a scheduled Board meeting, covering an agenda of discussion topics that is customized to this format and circulated in advance.

☑ Encourages directors to listen and learn from each other
☑ Allows for elaboration on feedback
☑ Feedback and discussions occur instantly and simultaneously

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES
Under our stock ownership guidelines, non-employee directors are expected to accumulate, within five years of their election to the Board, shares of Hewlett Packard Enterprise stock equal in value to at least five times the amount of their annual cash retainer. Shares counted toward these guidelines include any shares held by the director directly or indirectly, including deferred vested awards.

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All non-employee directors with more than five years of service have met our stock ownership guidelines, and all non-employee directors with less than five years of service have either met, or are on target to meet, our stock ownership guidelines within the expected time.

Anti-hedging/pledging policy
HPE has a policy prohibiting directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in HPE stock, including, among other things, short sales and transactions involving publicly traded options. In addition, with limited exceptions, HPE’s directors are prohibited from holding HPE stock in margin accounts and from pledging HPE stock as collateral for loans. These policies further align directors’ interests with those of our stockholders.

RELATED PERSONS TRANSACTIONS POLICIES AND PROCEDURES
We have adopted a written policy for approval of transactions between us and our directors, director nominees, executive officers, beneficial owners of more than five percent (5%) of Hewlett Packard Enterprise’s stock, and their respective immediate family members where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single 12-month period and such “related persons” have or will have a direct or indirect material interest (other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity).
The policy provides that the NGSR Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the NGSR Committee determines whether the transaction is in the best interests of Hewlett Packard Enterprise. In making that determination, the NGSR Committee takes into account, among other factors it deems appropriate:
•the extent of the related person’s interest in the transaction;
•whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;
•the benefits to Hewlett Packard Enterprise;
•the impact or potential impact on a director’s independence in the event the related party is a director, an immediate family member of a director, or an entity in which a director is a partner, 10% stockholder, or executive officer;
•the availability of other sources for comparable products or services; and
•the terms of the transaction.
The NGSR Committee has delegated authority to the chair of the NGSR Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the chair is provided to the full NGSR Committee for its review at each of the NGSR Committee’s regularly scheduled meetings.
The NGSR Committee has adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:
1.compensation of executive officers that is excluded from reporting under SEC rules where the HRC Committee approved (or recommended that the Board approve) such compensation;
2.director compensation;
3.transactions with another company with a value that does not exceed the greater of $1 million or 2% of the other company’s annual revenues, where the related person has an interest only as an employee (other than executive officer), director, or beneficial holder of less than 10% of the other company’s shares;
4.contributions to a charity in an amount that does not exceed $1 million or 2% of the charity’s annual receipts, where the related person has an interest only as an employee (other than executive officer), or director; and
5.transactions where all stockholders receive proportional benefits.

HPE 2021 PROXY STATEMENT	15

GOVERNANCE
A summary of transactions covered by the standing pre-approvals described in paragraphs 3 and 4 above is provided to the NGSR Committee for its review as applicable.

Fiscal 2020 Related Person Transactions
We enter into commercial transactions with many entities for which our executive officers or directors serve as directors and/or executive officers in the ordinary course of our business. All of those transactions were pre-approved transactions as defined above or were approved or ratified by the NGSR Committee. Hewlett Packard Enterprise considers all pre-approved or ratified transactions to have been at arm’s-length and does not believe that any of our executive officers, directors, or 5% beneficial owners had a material direct or indirect interest in any of such commercial transactions.
Tom Black’s son, Mr. Black, served as a non-executive employee of HPE during fiscal year 2020 and earned a total compensation of approximately $132,000, which is consistent with the total compensation provided to other employees of the same level and with similar responsibilities. Our NGSR Committee reviewed and approved this transaction in accordance with our policies and procedures for related persons transactions.

COMMUNICATIONS WITH THE BOARD
Individuals may communicate with the Board by contacting: Secretary to the Board of Directors, 11445 Compaq Center West Drive, Houston, Texas 77070, e-mail: bod-hpe@hpe.com.
All directors have access to this correspondence. In accordance with instructions from the Board, the secretary to the Board reviews all correspondence, organizes the communications for review by the Board, and posts communications to the full Board or to individual directors, as appropriate. Our independent directors have requested that certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes, and job inquiries, not be posted.
Communications that are intended specifically for the Chair of the Board, independent directors, or the non-employee directors should be sent to the e-mail address or street address noted above, to the attention of the Chair of the Board.

GOVERNANCE DOCUMENTS
We maintain a code of business conduct and ethics for directors, officers, and employees, known as our Standards of Business Conduct. We also have adopted Corporate Governance Guidelines, which, in conjunction with our Certificate of Incorporation, Bylaws, and respective charters of the Board committees, form the framework for our governance. All of these documents are available at https://investors.hpe.com/governance for review, downloading, and printing. On our governance website, we will post any amendments to the Standards of Business Conduct or waivers of the Standards of Business Conduct for directors and executive officers. Stockholders may request free printed copies of our Certificate of Incorporation, Bylaws, Standards of Business Conduct, Corporate Governance Guidelines, and charters of the committees of the Board by contacting: Hewlett Packard Enterprise Company, Attention: Investor Relations, 11445 Compaq Center West Drive, Houston, Texas 77070.

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STOCK OWNERSHIP INFORMATION
Common Stock Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of December 31, 2020 concerning beneficial ownership by:
•holders of more than 5% of Hewlett Packard Enterprise’s outstanding shares of common stock;
•our directors and nominees;
•each of the named executive officers listed in the “Summary Compensation Table” on page 82; and
•all of our directors and executive officers as a group.
The information provided in the table is based on our records, information filed with the SEC, and information provided to Hewlett Packard Enterprise, except where otherwise noted.
The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the entity or individual has sole or shared voting or investment power and also any shares that the entity or individual has the right to acquire as of March 1, 2021 (60 days after December 31, 2020) through the exercise of any stock options, through the vesting and settlement of restricted stock units (“RSUs”) payable in shares, or upon the exercise of other rights. Beneficial ownership excludes options or other rights vesting after March 1, 2021 and any RSUs vesting or settling on or before March 1, 2021 that may be payable in cash or shares at Hewlett Packard Enterprise’s election. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

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GOVERNANCE
Beneficial Ownership Table

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
BlackRock(1)	118,277,439	9.1%
Dodge & Cox(2)	158,656,219	12.3%
PRIMECAP Management Company(3)	65,942,728	5.10%
State Street Corporation(4)	0	5.01%
The Vanguard Group(5)	137,652,776	11.09%
Daniel Ammann(6)	60,531	*
Pamela L. Carter(7)	67,549	*
Jean M. Hobby	16,937	*
George R. Kurtz	11,594	*
Raymond J. Lane	854,616	*
Ann M. Livermore(8)	117,836	*
Charles H. Noski	0	*
Raymond E. Ozzie	75,845	*
Gary M. Reiner(9)	437,314	*
Patricia F. Russo(10)	195,196	*
Lip-Bu Tan	92,916	*
Mary Agnes Wilderotter	56,403	*
Philip Davis	0	*
Keerti Melkote	113,755	*
Antonio F. Neri(11)	1,880,124	*
Tarek Robbiati	155,287	*
John F. Schultz	551,097	*
Peter J. Ungaro	0	*
All current executive officers and directors as a group (23 persons)(12)	6,737,610	*

*    Represents holdings of less than 1% based on 1,300,052,314 outstanding shares of common stock as of December 31, 2020.
1     Based on the most recently available Schedule 13G/A filed with the SEC on January 29, 2021 by BlackRock, Inc. According to its Schedule 13G/A, BlackRock, Inc. reported having sole voting power over 100,125,880 shares, shared voting power over no shares, sole dispositive power over 118,277,439 shares, and shared dispositive power over no shares beneficially owned. The Schedule 13G/A contained information as of December 31, 2020 and may not reflect current holdings of HPE’s stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
2     Based on the most recently available Schedule 13G/A filed with the SEC on February 11, 2021 by Dodge & Cox. According to its Schedule 13G/A, Dodge & Cox reported having sole voting power over 151,624,433 shares, shared voting power over no shares, sole dispositive power over 158,656,219 shares, and shared dispositive power over no shares. The securities reported on the Schedule 13G/A are beneficially owned by clients of Dodge & Cox, which clients may include investment companies registered under the Investment Company Act of 1940 and other managed accounts and which clients have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, HPE’s stock. The Schedule 13G/A contained information as of December 31, 2020 and may not reflect current holdings of HPE’s stock. The address for Dodge & Cox is Dodge & Cox, 555 California Street, 40th Floor, San Francisco, California 94104.
3     Based on the most recently available Schedule 13G/A filed with the SEC on February 12, 2021 by PRIMECAP Management Company (‘‘PRIMECAP’’). According to its Schedule 13G/A, PRIMECAP reported having sole voting power over 63,441,191 shares, shared voting power over no shares, sole dispositive power over 65,942,728 shares, and shared dispositive power over no shares beneficially owned. The Schedule 13G/A contained information as of December 31, 2020 and may not reflect current holdings of HPE’s stock. The address for PRIMECAP is PRIMECAP Management Company, 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105.
4    Based on the most recently available Schedule 13G filed with the SEC on February 12, 2021 by State Street Corporation (‘‘State Street’’). According to its Schedule 13G, State Street reported having sole voting power over no shares, shared voting power over 57,105,733 shares, sole dispositive power over no shares, and shared dispositive power over 64,719,605 shares. The Schedule 13G contained information as of December 31, 2020 and may not reflect current holdings of HPE’s stock. The address for State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.
5     Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. (‘‘Vanguard’’). According to its Schedule 13G/A, Vanguard reported having sole voting power over 0 shares, shared voting power over 2,102,103 shares, sole dispositive power over 137,652,776 shares, and shared dispositive power over 5,791,730 shares. The Schedule 13G/A contained information as of December 31, 2020 and may not reflect current holdings of HPE’s stock. The address for Vanguard is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.
6     Represents 45,910 shares that Mr. Ammann holds indirectly with his spouse.
7     Includes 35,934 shares that Ms. Carter has elected to defer receipt of until the termination of her service as a member of the Board.
8    Includes 104,119 shares that Ms. Livermore holds indirectly through a trust with her spouse.
9     Represents 120,426 shares that Mr. Reiner holds indirectly with his spouse and includes 314,423 shares that Mr. Reiner has the right to acquire by exercise of stock options.
10     Includes 179,878 shares that Ms. Russo elected to defer receipt of until the termination of her service as a member of the Board.
11     Includes 1,213,057 shares that Mr. Neri has the right to acquire by exercise of stock options.
12     Includes 3,115,505 shares that current executive officers and directors have the right to acquire.

18	HPE 2021 PROXY STATEMENT

OUR BOARD

Responsibilities
•Presides at all meetings of the Board, including executive sessions of the independent directors.
•Oversees the planning of the annual Board calendar, schedules and sets the agenda for meetings of the Board in consultation with other directors, and leads the discussion at such meetings.
•Chairs the annual meeting of stockholders.
•Is available in appropriate circumstances to speak on behalf of the Board.
•Performs such other functions and responsibilities as set forth in our Corporate Governance Guidelines or as requested by the Board from time to time.

OUR CHAIR

BOARD STRUCTURE AND COMMITTEE COMPOSITION
As of the date of this proxy statement, the Board has 13 directors and the following five standing committees: (1) Audit Committee (“Audit”); (2) Finance and Investment Committee (“FIC”); (3) HR and Compensation Committee (“HRC”); (4) Nominating, Governance and Social Responsibility Committee (“NGSRC”); and (5) Technology Committee (“Tech”). The current committee membership and the function of each of these standing committees is described below. Each of the standing committees operates under a written charter adopted by the Board. All of the committee charters are available on our Governance website at https://investors.hpe.com/governance#committee-charters.
Each committee reviews and reassesses the adequacy of its charter annually, conducts annual evaluations of its performance with respect to its duties and responsibilities as laid out in the charter, and reports regularly to the Board with respect to the committee’s activities. Additionally, the Board and each of the committees have the authority to retain, terminate, and receive appropriate funding for outside advisors as the Board and/or each committee deems necessary.
The composition of each standing committee is as follows:

Independent Directors	Audit	FIC	HRC	NGSRC	Tech
Daniel Ammann		CHAIR
Pamela L. Carter	●		CHAIR
Jean M. Hobby	●
George R. Kurtz					●
Raymond J. Lane					●
Ann M. Livermore		●		●
Charles H. Noski		●
Raymond E. Ozzie					CHAIR
Gary M. Reiner				CHAIR	●
Patricia F. Russo			●	●
Lip-Bu Tan*				●	●
Mary Agnes Wilderotter	CHAIR		●

Employee Directors
Antonio F. Neri
*    Not standing for re-election
BOARD LEADERSHIP STRUCTURE
The Board is currently led by an independent director, Patricia F. Russo, our Chair. Our Bylaws and Corporate Governance Guidelines permit the roles of Chair and Chief Executive Officer to be filled by the same or different individuals, although

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OUR BOARD
the Corporate Governance Guidelines express a preference for the separation of the two roles. This flexibility allows the Board to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by having an independent director serve as Chair. Our Board believes this leadership structure effectively allocates authority, responsibility, and oversight between management and the independent members of our Board. It gives primary responsibility for the operational leadership and strategic direction of the Company to our CEO, while the Chair facilitates our Board’s independent oversight of management, promotes communication between senior management and our Board about issues such as management development and succession planning, executive compensation, and Company performance, engages with stockholders, and leads our Board’s consideration of key governance matters.
BOARD COMPOSITION
Our Board consists of world-class directors with the diversity of skills, experience, ethnicity, and gender necessary to provide exceptional leadership for HPE.
The selection criteria for our directors includes:
•high professional and personal ethics and values consistent with our long-standing values and standards;
•broad policy-making experience in business, government, education, technology, or public service;
•sufficient time to devote to the Board and our Company;
•diversity of ethnicity, gender, background, and experience including: senior leadership and operating experience in a publicly-listed company; board experience in a publicly-listed company; financial, industrial/technical, brand marketing or international expertise; and
•experience as an investor with a commitment to enhancing stockholder value and representation of the interests across our stockholder base.
We continually assess whether our Board maintains the right balance of skills, experience, and acumen required for exceptional leadership. Our Board structure, composition, and evaluation process are thoughtfully designed in consideration of a number of factors, including our shareholders’ and stakeholders’ perspectives and the proven positive effect that diversity can have on decision making, risk oversight, innovation, and financial performance. This year, our Board continues to bring a diverse set of backgrounds, skills, and experiences to HPE that are essential to collaborating with management and driving our strategy forward; in terms of gender and ethnic diversity, we continue to have one of the most diverse boards in our industry. Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring valuable additional attributes, skills and experience. The Board has undergone significant refreshment over the last five years to better align the Board’s composition to our long-term strategy and broaden the Board’s perspectives to enhance its performance.
Director Tenure

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OUR BOARD
COMMITTEES OF THE BOARD:

AUDIT COMMITTEE
For financial reporting process and audit

Members	Risk Oversight Role and Primary Responsibilities
Audit
•Oversee the performance of our internal audit function
•Review the qualifications, independence, work product, and performance of the independent registered public accounting firm and evaluate and determine the firm's compensation

Mary Agnes Wilderotter (chair)	Financial Reporting
•Oversee financial reporting

•Review and discuss earnings press releases
•Review the audit and integrity of our financial statements

Compliance Processes
•Oversee our compliance with legal and regulatory requirements
Pamela L. Carter	•Conduct investigations into complaints concerning federal securities laws
•Review results of significant Investigations and management's response to investigations

Risk Management
•Review identified risks to HPE, including litigation and compliance matters
•Review risk assessment and management policies, including the Enterprise Risk Management program

Jean M. Hobby	Information and Cybersecurity
•Review the adequacy and effectiveness of information and cybersecurity policies and related internal controls

Required Qualifications
Each director on the Audit Committee must be independent within the meaning of the NYSE standards of independence for directors and audit committee members, and must meet applicable NYSE financial literacy requirements, each as the Board determines. The Board determined that each of the Audit Committee members is independent within the meaning of applicable laws and listing standards. Additionally, at least one director on the Audit Committee must be an “audit committee financial expert,” as determined by the Board in accordance with the SEC rules. The Board determined that each of Mrs. Wilderotter, chair of the Audit Committee, and Ms. Hobby is an audit committee financial expert.

Key Skills and Experiences
	•Audit	•Financial Statement Review
	•Compliance	•Risk Management
•Cybersecurity

HPE 2021 PROXY STATEMENT	21

OUR BOARD

FINANCE AND INVESTMENT COMMITTEE
For significant treasury matters, strategic transactions, and capital allocation reviews

Members	Risk Oversight Role and Primary Responsibilities
Finance

•Oversee significant treasury matters such as capital structure and allocation strategy, global liquidity, borrowings currency exposure, cash position, dividend policy, share issuances and repurchases, and capital spending

•Oversee our loans and loan guarantees of third parties
•Review capitalization of our Financial Services business
Daniel Ammann (chair)

Mergers & Acquisitions

•Evaluate and revise our mergers and acquisitions approval policies structure
•Assist the Board in evaluating investment, acquisition, certain long-term commercial, joint venture, and divestiture transactions

•Evaluate the execution, financial results, and integration of completed transactions

Ann M. Livermore	Investment
•Review derivative policy

•Review and approve certain swaps and other derivative transactions

•Oversee fixed income investments

Required Qualifications
A majority of the directors on the Finance and Investment Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the Finance and Investment Committee members is independent within the meaning of applicable laws and listing standards.
Charles H. Noski

Key Skills and Experiences
	•Capital Structure and Strategy	•Investment
	•Captive Finance	•Venture Capital
•Enterprise Information Technology

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OUR BOARD

HR AND COMPENSATION COMMITTEE
For executive compensation structure and human capital strategy

Members	Risk Oversight Role and Primary Responsibilities
Compensation Structure & Strategy
•Discharge the Board’s responsibilities relating to the compensation of our executives and directors
•Annually review and evaluate management’s performance and compensation
•Oversee and provide risk management of our compensation structure, including our equity and benefits programs
Pamela L. Carter (chair)	•Review and discuss the Compensation Discussion and Analysis and additional disclosures in compliance with SEC or listing standards

Human Resources & Workforce Management
•Generally oversee our human resources and workforce management programs
•Monitor workforce diversity and equal employment opportunity issues

Talent Management and Succession Planning
•Review senior management selection and oversee executive succession planning and leadership development
Patricia F. Russo

Delegation of Authority

•May delegate its duties and responsibilities to a subcommittee consisting of one or more directors on the HRC Committee, another director, or other persons, unless otherwise prohibited by applicable laws or listing standards

Required Qualifications
Mary Agnes Wilderotter	Each director on the HRC Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. In addition, members of the HRC Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Board determined that each of Ms. Carter, chair of the HRC Committee, and HRC Committee members, Ms. Russo and Mrs. Wilderotter, is independent within the meaning of the NYSE standards of independence for directors and compensation committee members, and qualifies as “non-employee directors” and “outside directors” for purposes of Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, respectively.

Compensation Committee Interlocks and Insider Participation
None of our executive officers served as a member of the compensation committee of another company, or as a director of another company, whose executive officers also served on our HRC Committee or as one of our directors.

Key Skills and Experiences
	•Executive Compensation	•Operations
	•Human Resources Management	•Legal and Regulatory Compliance

HPE 2021 PROXY STATEMENT	23

OUR BOARD

NOMINATING, GOVERNANCE AND SOCIAL RESPONSIBILITY COMMITTEE
For board evaluation, director nomination, and corporate citizenship

Members	Risk Oversight Role and Primary Responsibilities
Corporate Governance
•Develop and regularly review our Corporate Governance Guidelines
•Identify and monitor social, political, and environmental trends and provide guidance relating to public policy matters and global citizenship
•Review proposed changes to our Certificate of Incorporation, Bylaws, and Board committee charters
Gary M. Reiner (chair)	•Ensure proper attention is given and effective responses are made to stockholder concerns

•Design and execute annual evaluations of the Board, committees, and individual directors
•Oversee the HRC Committee's evaluation of senior management

Board Composition
•Identify, recruit, and recommend candidates to be nominated for election as directors
Ann M. Livermore
•Develop and recommend Board criteria for identifying director candidates

•Oversee the organization and leadership structure of the Board to discharge its duties and responsibilities properly and efficiently
•Evaluate director independence and financial literacy and expertise

Required Qualifications
Patricia F. Russo	Each director on the NGSR Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the NGSR Committee members is independent within the meaning of applicable laws and listing standards.

Key Skills and Experiences
	•Corporate Citizenship	•Executive and Director Level Leadership Experience
•Corporate Governance
Lip-Bu Tan * * not standing for re-election	•Operations	•Legal, Regulatory, and Public Policy

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OUR BOARD

TECHNOLOGY COMMITTEE
For technology and intellectual property portfolio strategy

Members	Risk Oversight Role and Primary Responsibilities
Technology and Intellectual Property Strategies
•Make recommendations to the Board concerning our technology strategies
•Assess the health and oversee the execution of our technology strategies
•Assess the scope and quality of our intellectual property

Technology Trends and Guidance
Raymond E. Ozzie (chair)	•Identify, evaluate, and monitor existing and potential trends in technology development

•Provide guidance on technology as it may pertain to market entry and exit, investments, mergers, acquisitions and divestitures, research and development investments, and key competitor and partnership strategies

Privacy and Data Protection
•Monitor new technology, trends, and regulatory obligations with respect to privacy, data protection, and data retention
George R. Kurtz

Required Qualifications
Each director on the Technology Committee will have such qualifications as the Board determines.

Key Skills and Experiences
Raymond J. Lane	•Cybersecurity	•Intellectual Property Expertise
	•Entrepreneurship	•Research and Development

	•Enterprise Information Technology	•Venture Capital
Gary M. Reiner

Lip-Bu Tan * * not standing for re-election

HPE 2021 PROXY STATEMENT	25

OUR BOARD
BOARD RISK OVERSIGHT
Given today’s ever-changing economic, social, and political landscape, a structured, conscientious approach to risk management is more important than ever for our Company. Our Board, both directly and through its committees, reviews and oversees our Enterprise Risk Management (“ERM”) program, which is an enterprise-wide program designed to enable effective and efficient identification of, and management visibility into, critical enterprise risks and to facilitate the incorporation of risk considerations into decision making across the Company.
In particular, the ERM program:
•clearly defines risk management roles and responsibilities;
•brings together senior management to discuss risk;
•promotes visibility and constructive dialogue around risk; and
•facilitates appropriate risk response strategies at the Board, committee, and management levels.

The Board
The Board oversees management’s implementation of the ERM program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. In addition, the Board oversees escalated risks and the inclusion of risk considerations in strategy decisions. Various Board committees also have responsibilities for the oversight of risk that supplement the ERM program, as described below.

The Audit Committee	The Finance and Investment Committee	The HRC Committee
Responsible for overseeing risks related to the Company’s financials, audits, internal controls, litigation, regulatory matters, as well as cybersecurity.	Responsible for overseeing finance-related risks pertaining to the Company’s investments, acquisitions, strategic commercial relationships, joint ventures, and divestitures, as well as risks relating to treasury, debt, and financial services.	Considers risks associated with our compensation policies and practices, HR programs and strategies, and executive succession planning.

The NGSR Committee		The Technology Committee
Oversees risks associated with stockholder concerns, public policy, government affairs, and regulatory and compliance matters relating to emerging political, environmental, and global citizenship trends, as well as ESG matters, which include, among other topics, human rights, privacy, sustainability, corporate social responsibility, and corporate governance.		Oversees risks associated with the Company’s innovation efforts, technology strategies, and intellectual property portfolio, as well as risks pertaining to privacy, data protection, and data retention.

Management, under the ERM program, develops a holistic portfolio of our enterprise risks by facilitating business and function risk assessments, performing targeted risk assessments, and incorporating information regarding specific categories of risk gathered from various internal HPE departments. Our Global Business groups, Internal Audit, Enterprise Finance Reporting, Treasury, Information Technology, Cybersecurity, Human Resources, Corporate Affairs, and Legal teams all provide input into this process and assist with the day-to-day monitoring, evaluating, reporting, and mitigating of their respective risk categories. Management then develops response plans for risks categorized as needing management focus and monitors other identified risk areas. Management provides reports on the risk portfolio and risk response efforts to senior management and to the Audit Committee.
This structure ensures that we provide specialized attention to, and oversight of, key risk areas by aligning our unique set of committees with risk oversight in their individual areas of expertise. Throughout the year, the Board oversees its committees’ ongoing risk oversight activities, and the Audit Committee escalates issues relating to risk oversight to the full Board, in a continuous effort to keep the Board adequately informed of developments that could affect the Company’s risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

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OUR BOARD
Cybersecurity Risk Management
HPE operates a complex and large IT infrastructure critical in maintaining our ongoing operations in addition to a significant R&D footprint including labs, build and test systems, and supporting infrastructure which all have varying levels of risk exposures. We have a Chief Information Security Officer (“CISO”) who oversees the back office security, inclusive of the corporate IT environment and security standards that are used as a framework for the management of security across HPE. Our CISO is also responsible for developing and administering our corporate security training and sponsors our policy and standards. Our cybersecurity plan is reviewed annually and the Board, Audit Committee, and senior management oversee our cybersecurity program, receiving regular updates directly from our CISO, management, and HPE product security experts from various business and operational areas.
Compensation Risk Assessment
During fiscal 2020, we undertook an annual review of our material compensation processes, policies, and programs for all employees and determined that our compensation programs and practices are not reasonably likely to have a material adverse effect on Hewlett Packard Enterprise. In conducting this assessment, we reviewed our compensation risk infrastructure, including our material plans, our risk control systems and governance structure, the design and oversight of our compensation programs and the developments, improvements, and other changes made to those programs, and we presented a summary of the findings to the HRC Committee. Overall, we believe that our programs contain an appropriate balance of fixed and variable features and short- and long-term incentives, as well as complementary metrics and reasonable, performance-based goals with linear payout curves under most plans. We believe that these factors, combined with effective Board and management oversight, operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation related aspects of their jobs.
Crisis Risk Management

Hewlett Packard Enterprise maintains a vigorous crisis management framework overseen by senior management, the Executive Risk Council, and the Board. HPE’s crisis management strategy starts with a central corporate crisis management team (the “Corporate CMT”) that develops and adjusts policies, playbooks, and procedures; facilitates communications; and coordinates with team members across countries, functions, and business units. The Audit Committee regularly reviews and updates the Company’s crisis management framework, policies, and processes. HPE’s crisis management framework is only one aspect of its Global Resiliency programs which also include its business continuity and other risk mitigation strategies.
Throughout the COVID-19 pandemic crisis, the Board has overseen HPE’s crisis management policies and response to ensure that we identify and respond to emerging risks and provide meaningful updates to our stakeholders

In response to the COVID-19 pandemic, the Corporate CMT has been following a risk based and phased approach by aligning with local government guidelines for site and operations reconstitution and recovery. Throughout the COVID-19 pandemic crisis, the Board has overseen HPE’s crisis management policies and response to ensure that we identify and respond to emerging risks and provide meaningful updates to our stakeholders. In particular, the Board continues to (i) assess the impact of the pandemic on our employees and business, (ii) review and evaluate key risk areas, such as cyber-related challenges, (iii) receive frequent updates on strategy, capital allocation acts, and impacts from management and the Corporate CMT, (iv) conduct strategic evaluations of response and recovery scenarios and plans in close coordination with management and consultants, and (v) review stakeholder communications plans with management, ensuring effective and transparent communications.
BOARD AND COMMITTEE MEETINGS AND ATTENDANCE
Our Board has regularly scheduled meetings and an annual meeting of stockholders each year, in addition to special meetings scheduled as appropriate. During fiscal 2020, our Board held nine meetings. In addition, our five committees held a total of 38 meetings, with the Audit Committee meeting 12 times, the HRC Committee meeting 10 times, and the NGSR Committee meeting three times. Of the seven regularly scheduled Board meetings held during fiscal 2020, six included an executive session consisting of only non-management directors. The Board expects that its members will rigorously prepare for, attend, and participate in all Board and applicable committee meetings and each annual meeting of stockholders. In addition to participation at Board and committee meetings, our directors discharged their responsibilities throughout the

HPE 2021 PROXY STATEMENT	27

OUR BOARD
year through frequent one-on-one meetings and other communications with our Chair, our CEO, and other members of senior management regarding matters of interest.
With an average attendance rate of 97%, each of our incumbent directors who was a director during fiscal 2020 attended at least 86% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served.
Directors are also encouraged to attend our annual meeting of stockholders. Last year, each of our directors was in attendance.
DIRECTOR CANDIDATE SELECTION AND EVALUATION
Overview

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OUR BOARD
Stockholder Recommendations
The policy of the NGSR Committee is to consider properly submitted stockholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Candidates for Directors.” In evaluating such recommendations, the NGSR Committee seeks to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria set forth on page 34 under “Proposals To Be Voted On—Proposal No. 1 Election of Directors—Director Nominee Experience and Qualifications.” Any stockholder recommendations submitted for consideration by the NGSR Committee should include verification of the person submitting the recommendation’s stockholder status, the recommended candidate’s name and qualifications for Board membership, and should be addressed to:
Corporate Secretary
Hewlett Packard Enterprise Company
11445 Compaq Center West Drive
Houston, Texas 77070
Email: bod-hpe@hpe.com
Stockholder Nominations
In addition, our Bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting and, under certain circumstances, to include their nominees in the Hewlett Packard Enterprise proxy statement. For a description of the process for nominating directors in accordance with our Bylaws, see “Questions and Answers—Stockholder Proposals, Director Nominations, and Related Bylaws Provisions—How may I nominate individuals to serve as directors and what are the deadlines for director nominations?” on page 109.
Identifying and Evaluating Candidates for Directors
The NGSR Committee, in consultation with the Chair, prudently assesses the following throughout the year:
•whether the Board is of the appropriate size;
•whether the Board maintains the appropriate diversity, skills, perspectives, and experiences that align with the Company’s strategy;
•whether any vacancies on the Board are expected due to retirement or otherwise; and
•whether the Board would benefit from the addition of a director with a specific skill set, giving consideration to evolving skills, perspectives, and experiences needed on our Board.
The NGSR Committee also considers board refreshment as part of its annual evaluation of the Board, with the goal of maintaining a diverse Board to ensure representation of varied perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics to support the global demands of our business. Diversity is considered in a broad sense, including, among other attributes, skills and experience, perspectives, gender, ethnicity, and geography. We balance the importance of historical knowledge of the Company with our regard for fresh perspectives by considering director tenure on a case-by-case basis, rather than imposing mandatory term limits. Our current directors bring a diverse set of skills, backgrounds, and experience to HPE that are essential to driving our strategy forward as the market and competitive landscape evolves. In particular, in terms of gender and ethnic diversity, we are pleased to state that we have one of the most diverse boards in our industry.
Once the NGSR Committee determines a vacancy or necessity, we engage a professional search firm on an ongoing basis to identify and assist the NGSR Committee in identifying, evaluating, and conducting due diligence on potential director nominees. In each instance, the NGSR Committee considers the totality of the circumstances of each individual candidate. Identified candidates are evaluated at regular or special meetings of the NGSR Committee and may be considered at any point during the year. In addition, the NGSR Committee considers properly submitted stockholder recommendations of candidates for the Board to be included in our proxy statement. The NGSR Committee evaluates all nominees appropriately submitted, regardless of source of recommendation, using the same rigorous evaluation process and criteria. In evaluating such nominations, the NGSR Committee seeks to achieve a balance of knowledge, experience, and capability that will enable the Board to effectively oversee the business.

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OUR BOARD
DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Non-employee director compensation is determined by the Board, acting on the recommendation of the HRC Committee. When determining compensation, the HRC Committee annually considers market data for our peer group, which is the same frame used for HPE’s executive compensation benchmarking purposes (see Executive Compensation—Compensation Discussion and Analysis—Other Compensation-Related Matters—Fiscal 2020 Peer Companies) as well as input from Frederic W. Cook & Co., Inc. (“FW Cook”), the independent compensation consultant retained by the HRC Committee. Directors who are employees of the Company or its affiliates do not receive separate compensation for their Board service.
The HRC Committee intends to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry, and scope of operations to ensure that the compensation is competitive and appropriately reflects time commitment and director responsibilities. A competitive compensation package is important because it enables attraction and retention of highly qualified directors who are critical to our long-term success. As noted above, FW Cook conducted a review of director compensation levels relative to our peer group. Results of their review indicated HPE’s then-current director compensation program was positioned near the median relative to our peer group and as a result, the HRC Committee did not recommend any changes for the board year 2020. The HRC Committee intends to continue to conduct director compensation reviews annually.
In response to the impact and uncertainty caused by the COVID-19 pandemic, and as reported in our May 19, 2020 Form 8-K, the Board approved a 25% reduction to the annual cash retainer component of director compensation for the 4-month period between July 1, 2020 and October 31, 2020.
During board year 2020, non-employee directors were compensated for their service as shown in the chart below:

Pay Component	Director Compensation(1)	Additional Information
Annual Cash Retainer(2)	$100,000 less the pandemic-related one-time reduction in fiscal 2020 as described above	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Annual Equity Retainer	$225,000 granted in RSUs(5)	May defer up to 100%(4)
Meeting Fees	$2,000 for each board meeting in excess of ten	Paid in cash
	$2,000 for each committee meeting in excess of ten (per committee)	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Board Chair Fee(2)	$200,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Committee Chair Fees(2)	Lead independent director: $40,000 Audit committee: $30,000 HRC committee: $25,000 All others: $20,000	May elect to receive up to 100% in HPE stock(3), which may be deferred(4)
Stock Ownership Guidelines	5x annual cash retainer (i.e., $500,000)	Shares held by the director, directly or indirectly, and deferred vested RSUs are included in the stock ownership calculation. Should be met within five years of election to the Board
1.For purposes of determining director compensation, we use a compensation year that generally commences with the month in which the annual stockholders meeting is held and ends one day prior to the following year’s annual stockholders meeting date. However, this does not coincide with our November through October fiscal year. Therefore, the pay components for the director compensation program for fiscal 2020 reflect program guidelines during both the 2019 and 2020 board years. The 2019 board year began in April 2019 and ended April 2020. The 2020 board year began in April 2020 and will continue until April 2021.
2.Annual cash retainers as well as Chair and committee chair fees paid in cash are paid in quarterly installments.
3.Annual cash retainers and Chair or committee chair fees received in shares of HPE stock in lieu of cash are delivered quarterly in four equal grants. Meeting fees received in shares of HPE stock are delivered at the end of the board year.
4.Deferral elections are made annually and are effective for the following calendar year. For calendar year 2020, directors were permitted to elect to defer all or a portion of any compensation received in the form of RSUs or shares of HPE stock.
5.RSUs generally vest on the earlier of the date of the annual stockholder meeting in the following year or after one year from the date of grant. Directors receive dividend equivalent units with respect to RSUs.
Non-employee directors are reimbursed for their expenses in connection with attending Board meetings (including expenses related to spouses when spouses are requested to attend board events).

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Fiscal 2020 Director Compensation
The following table provides information regarding compensation for directors who served during fiscal 2020:

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Patricia F. Russo	$145,834	$370,819	—	$516,653
Daniel Ammann	$103,333	$225,008	—	$328,341
Michael J. Angelakis(4)	$50,000	—	—	$50,000
Pamela L. Carter	$116,667	$225,008	—	$341,675
Jean M. Hobby	$91,667	$225,008	—	$316,675
George R. Kurtz	$91,667	$225,008	—	$316,675
Raymond J. Lane	—	$316,651	—	$316,651
Ann M. Livermore	$91,667	$225,008	—	$316,675
Antonio F. Neri(5)	—	—	—	—
Charles H. Noski(6)	$50,000	$225,008	—	$275,008
Raymond E. Ozzie	$111,667	$225,008	—	$336,675
Gary M. Reiner	—	$336,654	—	$336,654
Lip-Bu Tan	—	$316,651	—	$316,651
Mary Agnes Wilderotter	$121,667	$225,008	—	$346,675
1.The dollar amounts shown represent the cash portion of the annual retainers, committee chair fees, lead independent director fees, if applicable, Chair fees, and additional meeting fees earned with respect to service during fiscal 2020. See “Additional Information About Fees Earned or Paid in Cash in Fiscal 2020” below. Any amounts elected to be received as HPE stock in lieu of cash are reflected in the Stock Awards column.
2.The amounts in this column reflect the grant date fair value of the annual equity retainer in the amount of $225,008, granted in the form of RSUs in fiscal 2020, as well as the following compensation voluntarily elected to be received in shares or deferred units of HPE stock in lieu of all or a portion of the annual cash retainer, and chair and additional meeting fees (where applicable) during fiscal 2020: Ms. Russo received $145,811, Mr. Lane received $91,643, Mr. Reiner received $111,646, and Mr. Tan received $91,643 in shares of HPE stock. The number of shares of HPE stock granted in lieu of cash is determined using the closing stock price on the last day of the board quarter (rounded down to the nearest share). All or a portion of the stock awards may have been deferred based on the director’s compensation election.
3.Represents the grant date fair value of the annual equity retainer granted in fiscal 2020, calculated in accordance with applicable accounting standards relating to share-based payment awards. For awards of RSUs, that amount is calculated by multiplying the closing price of HPE’s stock on the date of grant by the number of units awarded.
4.Mr. Angelakis served as a board member during board year 2019 and did not seek reelection for the 2020 board year. Amounts represent a prorated amount paid in fiscal 2020 for his time served in board year 2019.
5.As CEO, Mr. Neri did not receive any compensation for his board service. Please see the “Executive Compensation—Compensation Discussion & Analysis” section (the “CD&A”) for details regarding Mr. Neri’s fiscal 2020 compensation.
6.Mr. Noski joined as a board member at the beginning of board year 2020. Amounts represent a prorated amount paid in fiscal 2020 for his time served in board year 2020.

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OUR BOARD
Additional Information About Fees Earned or Paid in Cash in Fiscal 2020
The following table provides additional information regarding fees earned or paid in cash to non-employee directors in fiscal 2020:

Name	Annual Retainers(1) ($)	Committee Chair/Board Chair Fees(2) ($)	Additional Meeting Fees(3) ($)	Total(4) ($)
Patricia F. Russo	45,834	100,000	—	145,834
Daniel Ammann(5)	91,667	11,666	—	103,333
Michael J. Angelakis(6)	41,667	8,333	—	50,000
Pamela L. Carter	91,667	25,000	—	116,667
Jean M. Hobby	91,667	—	—	91,667
George R. Kurtz	91,667	—	—	91,667
Raymond J. Lane	—	—	—	—
Ann M. Livermore	91,667	—	—	91,667
Antonio F. Neri(6)	—	—	—	—
Charles H. Noski(8)	50,000	—	—	50,000
Raymond E. Ozzie	91,667	20,000	—	111,667
Gary M. Reiner	—	—	—	—
Lip-Bu Tan	—	—	—	—
Mary Agnes Wilderotter	91,667	30,000	—	121,667
1.The dollar amounts shown include annual cash retainers earned during fiscal 2020 and are based on a portion of the 2019 and 2020 board years.
2.Committee chair fees are calculated based on service during each board year. The dollar amounts shown include such fees earned in fiscal 2020 and are based on a portion of the 2019 and 2020 board years.
3.Additional meeting fees are calculated based on the number of designated board meetings and committee meetings attended during each board year.
4.Total excludes compensation voluntarily elected to be received in shares of HPE stock in lieu of cash during fiscal 2020 as described in footnote three in the “Fiscal 2020 Director Compensation” table above.
5.Mr. Amman’s Committee chair fees represent a prorated amount paid in fiscal 2020 for his time served as committee chair in board year 2020.
6.Mr. Angelakis served as board member during board year 2019 and did not seek reelection for the 2020 board year. His annual retainer and committee chair fees represent a prorated amount paid in fiscal 2020 for his time served in board year 2019.
7.As CEO, Mr. Neri did not receive any compensation for his board service. Please see the “CD&A” section for details regarding Mr. Neri’s fiscal 2020 compensation.
8.Mr. Noski joined as a board member at the beginning of board year 2020. Amounts represent a prorated amount paid in fiscal 2020 for his time served in board year 2020.

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Additional Information About Non-Employee Director Equity Awards
The following table provides additional information regarding the stock awards made to non-employee directors during fiscal 2020, the grant date fair value of each of those awards, and the number of stock awards and option awards outstanding as of the end of fiscal 2020:

Name	Stock Awards Granted During Fiscal 2020 (#)	Grant Date Fair Value of Stock Awards Granted During Fiscal 2020(1) ($)	Stock Awards Outstanding at Fiscal Year End(2) (#)	Option Awards Outstanding at Fiscal Year End(3) (#)
Patricia F. Russo	36,564	370,819	204,206	—
Daniel Ammann	23,735	225,008	24,329	—
Michael J. Angelakis(4)	N/A	—	—	—
Pamela L. Carter	23,735	225,008	60,263	—
Jean M. Hobby	23,735	225,008	24,329	—
George R. Kurtz	23,735	225,008	24,329	—
Raymond J. Lane	31,826	316,651	24,329	—
Ann M. Livermore	23,735	225,008	24,329	—
Antonio F. Neri(5)	—	—	—	—
Charles H. Noski	23,735	225,008	24,329	—
Raymond E. Ozzie	23,735	225,008	24,329	—
Gary M. Reiner	33,583	336,654	24,329	314,423
Lip-Bu Tan	31,826	316,651	24,329	—
Mary Agnes Wilderotter	23,735	225,008	24,329	—
1.Represents the grant date fair value of stock awards granted in fiscal 2020 calculated in accordance with applicable accounting standards. For awards of RSUs, that number is calculated by multiplying the closing price of HPE’s stock on the date of grant by the number of units awarded.
2.Includes dividend equivalent units accrued with respect to outstanding awards of RSUs during fiscal 2020.
3.Option awards outstanding were granted to Mr. Reiner between fiscal 2011 and fiscal 2015. The number of shares and option exercise prices (representing the fair market value of Hewlett-Packard Company stock on the grant date) were previously converted in connection with HPE’s separation from Hewlett-Packard Company. In fiscal 2017, the number of shares and option exercise prices were also converted as a result of both the ES/CSC and SW/Micro Focus spin-merge transactions. In each case, ratios were used that preserved the intrinsic value of the award as of the conversion date using a methodology identical to that applicable to all employees.
4.Mr. Angelakis served as a board member during board year 2019 and did not seek reelection for the 2020 board year.
5.As CEO, Mr. Neri did not receive any compensation for his board service. Please see the “CD&A” section for details regarding Mr. Neri’s fiscal 2020 compensation.

HPE 2021 PROXY STATEMENT	33

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1:	Election of Directors

On the recommendation of the NGSR Committee, the Board has nominated the 12 persons named below for election as directors this year, each to serve for a one-year term or until the director’s successor is elected and qualified.
Director Nominee Experience and Qualifications
The Board annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements, and the long-term interests of our stockholders. The Board believes that its members should possess a variety of skills, professional experience, and backgrounds in order to effectively oversee our business. In addition, the Board believes that each director should possess certain attributes, as reflected in the Board membership criteria described below.
Our Corporate Governance Guidelines contain the current Board membership criteria that apply to nominees recommended for a position on the Board. Under those criteria, members of the Board should have the highest professional and personal ethics and values, consistent with our long-standing values and standards. They should have broad experience at the policy-making level in business, government, education, technology, or public service. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. In addition, the NGSR Committee takes into account a potential director’s ability to contribute to the diversity of background and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board. Directors’ service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all of our stockholders. Although the Board uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees.
The Board believes that all the nominees named below are highly qualified and have the skills and experience required for effective service on the Board. The nominees’ individual biographies below contain information about their experience, qualifications, and skills that led the Board to nominate them.
All of the nominees have indicated to us that they will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders, Antonio F. Neri, Tarek Robbiati, and Rishi Varma, will vote for a nominee or nominees designated by the Board or the Board may decrease the size of the Board.
There are no family relationships among our executive officers and directors.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the election to the Board of each of the following nominees.

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PROPOSALS TO BE VOTED ON
Hewlett Packard Enterprise Company 2021 Board of Directors Nominees
Our employees and our Board reflect our goal of bringing together great minds of all backgrounds to provide the best for HPE and the world. The following provides a snapshot of the diversity, skills, and experience of our director nominees, followed by summary information about each individual nominee.

Independent Directors
Name	Age	HPE director since	Noteworthy experience	Other current public company boards
Daniel Ammann	48	2015	Chief Executive Officer, Cruise LLC; former President and Chief Financial Officer, General Motors Company	None
Pamela L. Carter	71	2015	Former President, Cummins Distribution Business; former President, Cummins Filtration	Enbridge Inc. CSX Corporation Broadridge Financial Solutions, Inc.
Jean M. Hobby	60	2019	Former Global Strategy Partner and Chief Financial Officer, PricewaterhouseCoopers, LLP	Integer Holdings Corporation Texas Instruments Incorporated
George R. Kurtz	50	2019	President, Chief Executive Officer, and Co-Founder, Crowdstrike, Inc.	Crowdstrike, Inc.
Raymond J. Lane	74	2015	Partner Emeritus, Kleiner Perkins Caufield & Byers; Managing Partner, GreatPoint Ventures; former President and Chief Operating Officer, Oracle Corporation	Beyond Meat, Inc.
Ann M. Livermore	62	2015	Former Executive Vice President, Hewlett-Packard Company Enterprise Business	United Parcel Service, Inc. QUALCOMM Incorporated
Charles H. Noski	68	2020	Former Chief Financial Officer and Vice Chairman, Bank of America; former Chief Financial Officer, Northrop Grumman Corporation; former Chief Financial Officer and Vice Chairman, AT&T Corporation	Wells Fargo & Company Booking Holdings Inc.
Raymond E. Ozzie	65	2015	Chief Executive Officer, Blues Wireless; former Chief Software Architect and Chief Technical Officer, Microsoft Corporation	None
Gary M. Reiner	66	2015	Operating Partner, General Atlantic LLC; former Senior Vice President and Chief Information Officer, General Electric Company	Citigroup, Inc.
Patricia F. Russo	68	2015	Former Chief Executive Officer, Alcatel-Lucent	General Motors Company KKR Management LLC Merck & Co., Inc.
Mary Agnes Wilderotter	66	2016	Former Executive Chairman and Chief Executive Officer, Frontier Communications Corporation	Costco Wholesale Corporation DocuSign Inc. Lyft, Inc. Sana Biotechnology, Inc.
Employee Director
Antonio F. Neri	53	2018	President and Chief Executive Officer, Hewlett Packard Enterprise Company	Anthem, Inc.

HPE 2021 PROXY STATEMENT	35

PROPOSALS TO BE VOTED ON
Hewlett Packard Enterprise Company Board of Directors Skills and Qualifications
Our Board selected the nominees based on their diverse set of backgrounds, skills, and experiences, which align with our business strategy and contribute to the effective oversight of HPE.

Gender and Ethnic Diversity	Independence

The following includes a skills and qualifications matrix highlighting many of the key experiences and competencies our directors bring to the Company.

Business Development and Strategy: Experience in setting and executing corporate strategy is critical to the successful planning and execution of our long-term vision.

Business Ethics: Experience in, and continued dedication to, the highest levels of ethics and integrity within the enterprise context underpins the holistic commitment of HPE to operate with integrity.

Executive Level Leadership: Experience in executive positions within enterprise businesses is key to the effective oversight of management.

Technology and Innovation: Experience in researching or developing leading-edge technologies, such as software/hardware development, high-tech manufacturing, and cloud computing is core to understanding our R&D, manufacturing, supply chain, and markets.

Extensive Industry Leadership: Experience at the executive level in the technology sector enhances our Board’s ability to oversee management in a constantly changing industry.

36	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

Corporate Governance: Experience on other public company boards provides insight into developing practices consistent with our commitment to excellence in corporate governance.

Cybersecurity: Experience in understanding the impact and increasing importance of the cybersecurity threat landscape in our own business and that of our customers is critical to an effective risk management program.

Global: Experience operating in a global context by managing international enterprises, residence abroad, and studying other cultures enables oversight of how HPE navigates a global marketplace.

Risk and Compliance: Experience identifying, mitigating, and managing risk in enterprise operations helps our directors effectively oversee our Enterprise Risk Management program, which is vital to customer and stockholder protection.

Financial and Audit: Experience in accounting and audit functions and the ability to analyze financial statements and oversee budgets are key to supporting the Board’s oversight of our financial reporting and functions.

Investment: Experience in venture and investment capital underlies our capital allocation decisions and ensures that the investors’ view of our business is incorporated in Board discussions.

Human Resources Management: Experience in human resources management in large organizations assists our Board in overseeing succession planning, effective talent development, and our executive compensation program.

Social: Experience in advocating for gender and racial equality, human rights and effective corporate citizenship ensures that the Company remains at the forefront of ensuring social justice, diversity and inclusivity.

Environmental: Experience in environmental and sustainability topics strengthens the Board’s oversight and assures that strategic business imperatives and long-term value creation for stockholders are achieved within a responsible and sustainable business model.

Legal, Regulatory, and Public Policy: Experience in setting and analyzing public policy supports the Board’s oversight of our business in heavily regulated sectors.

HPE 2021 PROXY STATEMENT	37

PROPOSALS TO BE VOTED ON

DANIEL AMMANN
Recent Career
Mr. Ammann has served as the Chief Executive Officer of Cruise LLC, an autonomous vehicle company, since January 2019. Mr. Ammann served as the President of General Motors Company, an automotive company, from January 2014 to December 2018. From April 2011 to January 2014, Mr. Ammann served as Chief Financial Officer and Executive Vice President of General Motors. Mr. Ammann joined General Motors in April 2010 as Vice President of Finance and Treasurer, a role he served in until April 2011.
Public Directorships	Committee Membership: Finance and Investment (Chair)
None
Impact
Mr. Ammann brings a robust understanding of technology, consumer, manufacturing, and financial industries to HPE’s Board. Mr. Ammann gained valuable insight into customer financial services through his leadership over the rebuilding of the captive finance company of General Motors and accumulated in-depth knowledge of financial instruments and strategy from his roles as Treasurer and CFO at General Motors and an extensive career in investment banking prior to that.

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Cybersecurity
•Executive Level Leadership
•Extensive Industry Leadership
•Financial and Audit
•Investment
•Global
•Risk and Compliance
•Technology and Innovation

38	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

PAMELA L. CARTER
Recent Career
Ms. Carter served as the President of Cummins Distribution Business, a global division of Cummins Inc., a diesel and natural gas engine and related technology design, manufacture and distribution company, from 2008 until her retirement in 2015. Prior to that, Ms. Carter served as Vice President and then President of Cummins Filtration, from 2005 to 2008. From 2000 to 2003, Ms. Carter served as Vice President and General Manager, EMEA at Cummins. Prior to that, Ms. Carter served as Vice President, General Counsel, and Corporate Secretary of Cummins from 1997 to 2000. In 1992, Ms. Carter was elected state attorney general of Indiana, becoming the first African American female to be elected to that office in the United States, serving until 1997.
Public Directorships*
•Enbridge Inc. •CSX Corporation •Broadridge Financial Solutions, Inc.
Committee Membership: Audit; HR and Compensation (Chair)

Impact
Ms. Carter brings a wealth of experiences to the HPE Board following a trailblazing career including becoming the first African American woman ever elected as a state attorney general, and subsequently executive officer of Cummins Inc., a Fortune 500 company. Ms. Carter also benefits the Board with her comprehensive legal experience in both the public and private sectors along with her global, strategic, operational, and transformational leadership capability and expertise.
Former Service**
•Spectra Energy Corp

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Cybersecurity
•Environmental
•Executive Level Leadership
•Extensive Industry Leadership
•Financial and Audit
•Global
•Human Resources Management
•Legal, Regulatory, and Public Policy
•Risk and Compliance
•Social
•Technology and Innovation

*    Enbridge Inc. is a global energy infrastructure company, CSX Corporation is a rail-based freight transportation company, Broadridge Financial Solutions, Inc. is a financial industry servicing company, and Spectra Energy Corp was a natural gas company merged with Enbridge Inc.
**    Within the last 5 years.

HPE 2021 PROXY STATEMENT	39

PROPOSALS TO BE VOTED ON

JEAN M. HOBBY
Recent Career
Ms. Hobby served as a Global Strategy Partner at PricewaterhouseCoopers, LLP (“PwC”) from 2013 until her retirement in June 2015. Prior to that, Ms. Hobby served as PwC’s Technology, Media and Telecom Sector Leader from 2008 to 2013 and its Chief Financial Officer from 2005 to 2008. Ms. Hobby joined PwC in 1983 and became a partner in 1994.

Committee Membership: Audit

Public Directorships*	Impact
•Integer Holdings Corporation •Texas Instruments Incorporated	From her senior leadership roles at PwC, including as Global Strategy Partner and CFO, Ms. Hobby brings deep expertise in finance, strategic planning, and technology to the Board. In addition, with her strong experience in audit- and financial control-related matters, she helps drive the Board’s robust exercise of its oversight responsibilities.

Former Service**
•CA, Inc.
Skills and Qualifications
•Business Development and Strategy •Business Ethics •Corporate Governance •Executive Level Leadership •Financial and Audit •Global •Risk and Compliance •Technology and Innovation

*    Integer Holdings Corporation is a medical device manufacturing company, Texas Instruments Incorporated is a designer of semiconductors, and CA, Inc. is a software company.
**    Within the last 5 years.

40	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

GEORGE R. KURTZ
Recent Career
Mr. Kurtz has served as a director, President, CEO, and Co-Founder of CrowdStrike, Inc., a cybersecurity technology company, since November 2011. Prior to founding CrowdStrike, from October 2004 to October 2011, Mr. Kurtz served in various positions at McAfee, Inc., a computer security software company, including Worldwide Chief Technology Officer and Executive Vice President from October 2009 to October 2011. Before its acquisition by McAfee in October 2004, Mr. Kurtz founded and served as CEO of Foundstone, Inc., a security products and services company, starting in October 1999. Mr. Kurtz began his career at PricewaterhouseCoopers, LLP as a Certified Public Accountant in 1992.
Public Directorships*
•Crowdstrike, Inc.
Committee Membership: Technology

Impact
Mr. Kurtz brings invaluable technical acumen and insight across cloud, AI, big data, and cybersecurity. In addition, the Board benefits from his deep entrepreneurial experience in identifying and commercializing emerging technologies.

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Cybersecurity
•Executive Level Leadership
•Extensive Industry Leadership
•Financial and Audit
•Global
•Legal, Regulatory, and Public Policy
•Risk and Compliance
•Technology and Innovation

*    Crowdstrike, Inc. is a cybersecurity software company.

HPE 2021 PROXY STATEMENT	41

PROPOSALS TO BE VOTED ON

RAYMOND J. LANE
Recent Career
Mr. Lane has served as Managing Partner of GreatPoint Ventures, a venture firm focused on early stage enterprise and digital health technologies, since April 2014. Prior to that, Mr. Lane served as executive Chairman of Hewlett-Packard Company from September 2011 to April 2013 and as non-executive Chairman of Hewlett-Packard Company from November 2010 to September 2011. Since April 2013, Mr. Lane has served as Partner Emeritus of Kleiner Perkins Caufield & Byers, a private equity firm, after having previously served as one of its Managing Partners from 2000 to 2013. Prior to joining Kleiner Perkins, Mr. Lane was President, Chief Operating Officer, and Director of Oracle Corporation, a software company. Before joining Oracle in 1992, Mr. Lane was a senior partner of Booz Allen Hamilton, a consulting company. Prior to Booz Allen Hamilton, Mr. Lane served as a division vice president with Electronic Data Systems Corporation, an IT services company that Hewlett-Packard Company acquired in August 2008. He was with IBM Corporation from 1969 to 1977. Mr. Lane served as Chairman of the Board of Trustees of Carnegie Mellon University from July 2009 to July 2015. He also serves as Vice Chairman of Special Olympics International.
Public Directorships*
•Beyond Meat, Inc.

Former Service**
•Hewlett-Packard Company

Committee Membership: Technology

Impact
As an early stage venture capital investor, principally in the information technology industry, Mr. Lane provides the Board valuable insight into worldwide operations, management, and the development of corporate strategy, drawing on experience from a career leading large technology enterprises spanning several decades.

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Cybersecurity
•Environmental
•Executive Level Leadership
•Extensive Industry Leadership
•Global
•Investment
•Legal, Regulatory, and Public Policy
•Social
•Technology and Innovation

*    Beyond Meat, Inc. is a producer of plant-based meat substitutes.

42	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

ANN M. LIVERMORE
Recent Career
Ms. Livermore served as Executive Vice President of the Hewlett-Packard Company’s Enterprise Business from 2004 until June 2011, and served as an Executive Advisor to our Chief Executive Officer between then and 2016. Prior to that, Ms. Livermore served in various other positions at Hewlett-Packard Company in marketing, sales, research and development, and business management since joining the Company in 1982.

Committee Membership: Finance and Investment; Nominating, Governance and Social Responsibility
Public Directorships*
Impact
•United Parcel Service, Inc. •QUALCOMM Incorporated	Ms. Livermore brings extensive experience in senior leadership positions from nearly 35 years at Hewlett-Packard Company and HPE. Her tenure provides the Board vast in-house knowledge and experience in the areas of technology, marketing, sales, research and development, and business management.

Former Service**
•Hewlett-Packard Company
Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Executive Level Leadership
•Extensive Industry Leadership
•Global
•Human Resources Management
•Risk and Compliance
•Technology and Innovation

*    United Parcel Service, Inc. is a package delivery and logistics company, Qualcomm Incorporated is a semiconductor and telecommunications equipment company, and Hewlett-Packard Company (now HP Inc.) is an information technology company and the former parent of Hewlett Packard Enterprise.

HPE 2021 PROXY STATEMENT	43

PROPOSALS TO BE VOTED ON

ANTONIO F. NERI
Recent Career
Mr. Neri has served as President and Chief Executive Officer of Hewlett Packard Enterprise since June 2017 and February 2018, respectively. Mr. Neri previously served as Executive Vice President and General Manager of our Enterprise Group from November 2015 to June 2017. Prior to that, Mr. Neri served in a similar role for Hewlett-Packard Company’s (“HP”) Enterprise Group from October 2014 to November 2015. Mr. Neri served as Senior Vice President and General Manager of the HP Servers business unit from September 2013 to October 2014 and concurrently as Senior Vice President and General Manager of the HP Networking business unit from May 2014 to October 2014. Prior to that, Mr. Neri served as Senior Vice President and General Manager of the HP Technology Services business unit from August 2011 to September 2013 and as Vice President, Customer Services for the HP Personal Systems Group from 2007 to August 2011, having first joined HP in 1996. From May 2016 to July 2017, Mr. Neri served as a director of H3C Technologies Co., Limited, a technology company. From March 2012 to February 2013, Mr. Neri served as a director of MphasiS Limited, a technology company.
Public Directorships*
•Anthem, Inc.

Committee Membership: None

Impact
Dedicating more than twenty years to HPE, Mr. Neri rose from serving in a call center for HP Customer Support to our President and CEO. A gifted engineer and inspiring leader, Mr. Neri oversaw the development of numerous technological innovations at HPE, including: HPE Apollo, the industry leading high performance compute platform; HPE Superdome X, the world’s most scalable and modular in-memory computing platform; and HPE Synergy, the world’s first composable infrastructure platform. In addition, Mr. Neri oversaw many of HPE’s strategic acquisitions, including Aruba Networks, BlueData, Cloud Cruiser, Cloud Technology Partners, Cray, MapR, Nimble Storage, Silver Peak, SimpliVity, and SGI. Mr. Neri is an HPE veteran with a passion for the Company’s customers, partners, employees, and culture.

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Cybersecurity
•Executive Level Leadership
•Extensive Industry Leadership
•Financial and Audit
•Global
•Human Resources Management
•Investment
•Risk and Compliance
•Social
•Technology and Innovation

*    Anthem, Inc. is a healthcare insurance company.

44	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

CHARLES H. NOSKI
Recent Career
Mr. Noski served as Vice Chairman of Bank of America Corporation from June 2011 until his retirement in September 2012 and as its Chief Financial Officer from May 2010 to June 2011. Prior to that, Mr. Noski served as Chief Financial Officer of Northrop Grumman Corporation from 2003 until 2005, and as Board Director from 2002 to 2005. Mr. Noski previously served as Chief Financial Officer of AT&T Corporation from 1999 to 2002 and also served as Vice Chairman of the Board of Directors in 2002. From 1990 until 1999, Mr. Noski served in various leadership positions with Hughes Electronics Corporation, including President, Chief Operating Officer, and Board Director. Mr. Noski began his career with Deloitte & Touche, ultimately serving as partner until 1990.
Public Directorships*
•Wells Fargo & Company •Booking Holdings Inc.

Committee Membership: Finance and Investment

Former Service**	Impact
•Microsoft Corporation •Avon Products, Inc.	Mr. Noski brings extensive experience in finance, accounting, risk, capital markets, and business operations to our Board, spanning the financial services, aerospace and defense, telecommunications, and technology sectors. With a unique portfolio of business skills, and deep expertise in finance and accounting matters, including capital management, restructuring, and capital markets, he will be an invaluable asset to our Board.

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Executive Level Leadership
•Extensive Industry Leadership
•Financial and Audit
•Global
•Investment
•Risk and Compliance
•Technology and Innovation

*    Wells Fargo & Company is a financial services company, Booking Holdings Inc. is an online travel and related services company, Microsoft Corporation is a software and services company, and Avon Products, Inc. is a beauty products company.
**    Within the last 5 years.

HPE 2021 PROXY STATEMENT	45

PROPOSALS TO BE VOTED ON

RAYMOND E. OZZIE
Recent Career
Mr. Ozzie founded and currently serves as the Chief Executive Officer of Blues Wireless, a provider of integrated hardware, software, and services for cellular IoT communications. Mr. Ozzie served as Chief Software Architect and Chief Technical Officer of Microsoft Corporation from 2005 until December 2010, having created Microsoft Azure and having played a key role in Microsoft’s transformation from PC software to being a services-centric company. Mr. Ozzie joined Microsoft in 2005 after it acquired Groove Networks, Inc., a collaboration software company that he founded in 1997.
Public Directorships*
Committee Membership: Technology (Chair)
None
Impact
Former Service**	As a serial entrepreneur, tech veteran, and the creator of Lotus Notes, Mr. Ozzie is widely recognized as an influential technology expert with a thorough understanding of both business strategy and software development. Combined with his experience as an executive in some of the largest multinational technology companies and as an entrepreneur, Mr. Ozzie has proven an invaluable asset to the Board.
•Hewlett-Packard Company

Skills and Qualifications
•Business Development and Strategy •Business Ethics •Cybersecurity •Executive Level Leadership •Extensive Industry Leadership •Technology and Innovation

*    Hewlett-Packard Company (now HP Inc.) is an information technology company and the former parent of Hewlett Packard Enterprise.
**    Within the last 5 years.

46	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

GARY M. REINER
Recent Career
Mr. Reiner has served as Operating Partner at General Atlantic LLC, a private equity firm, since November 2011. Previously, Mr. Reiner served as Special Advisor to General Atlantic LLC from September 2010 to November 2011. Prior to that, Mr. Reiner served as Senior Vice President and Chief Information Officer at General Electric Company, a technology, media and financial services company, from 1996 until March 2010. Mr. Reiner previously held other executive positions with General Electric since joining the company in 1991. Earlier in his career, Mr. Reiner was a partner at Boston Consulting Group, a consulting company, where he focused on strategic and process issues for technology businesses.
Public Directorships*
•Citigroup Inc.	Committee Membership: Nominating, Governance and Social Responsibility (Chair); Technology

Former Service**	Impact
•Box, Inc. •Hewlett-Packard Company	Mr. Reiner provides decades of experience driving corporate strategy, information technology and best practices across complex organizations. HPE’s Board benefits from Mr. Reiner’s deep insight into how IT can help global companies succeed through his many years of experience as Chief Information Officer at General Electric.

Skills and Qualifications
•Business Development and Strategy •Business Ethics •Corporate Governance •Cybersecurity •Executive Level Leadership •Extensive Industry Leadership •Investment •Technology and Innovation

*    CitiGroup, Inc. is an investment banking and financial services corporation, Box, Inc. is a software company, and Hewlett-Packard Company (now HP Inc.) is an information technology company and the former parent of Hewlett Packard Enterprise.
**    Within the last 5 years.

HPE 2021 PROXY STATEMENT	47

PROPOSALS TO BE VOTED ON

PATRICIA F. RUSSO
Recent Career
Ms. Russo has served as the Chair of our Board of Directors since November 2015. Previously, Ms. Russo served as the Lead Independent Director of Hewlett-Packard Company from July 2014 to November 2015. Ms. Russo served as Chief Executive Officer of Alcatel-Lucent, a communications company, from 2006 to 2008. Previously, Ms. Russo served as Chairman of Lucent Technologies Inc., a communications company, from 2003 to 2006 and Chief Executive Officer and President of Lucent from 2002 to 2006.

Public Directorships*	Committee Membership: Nominating, Governance and Social Responsibility; HR and Compensation
•General Motors Company •KKR Management LLC •Merck & Co., Inc.

Impact
Ms. Russo brings to the Board extensive global business experience along with proven leadership acumen for a wide range of transformative transactions, including mergers and acquisitions and business restructurings, notably having led Lucent Technologies Inc. through a severe industry downturn and later a merger with Alcatel, as well as overseeing the split of Alcoa Corporation and Arconic Inc. In addition, Ms. Russo has gained significant experience on governance issues facing large public companies, including from her service as Chair of the Governance and Corporate Responsibility Committee of General Motors Company, and former service as Lead Director and Chair of the Governance and Nominating Committee of Arconic Inc. A globally recognized thought leader in business and governance, Ms. Russo has led the Board’s oversight of HPE’s transformation journey.
Former Service**
•Alcoa Corporation •Arconic Corporation •Hewlett-Packard Company

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Cybersecurity
•Environmental
•Executive Level Leadership
•Extensive Industry Leadership
•Financial and Audit
•Global
•Human Resources Management
•Risk and Compliance
•Social
•Technology and Innovation

*    General Motors Company is an automotive company, KKR Management LLC is the managing partner of KKR & Co., L.P., an investment firm, Merck & Co., Inc. is a pharmaceuticals company, Alcoa Corporation is a metals and manufacturing company, Arconic is an engineering and manufacturing company, and Hewlett-Packard Company (now HP Inc.) is an information technology company and the former parent of Hewlett Packard Enterprise.
**    Within the last 5 years.

48	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

MARY AGNES WILDEROTTER
Recent Career
Mrs. Wilderotter has served as Chairman and Chief Executive Officer of the Grand Reserve Inn, a luxury hospitality inn located in Plymouth, CA, since December 2016. Prior to that, Mrs. Wilderotter served as Executive Chairman of Frontier Communications Corporation, a telecommunications company, from April 2015 to April 2016. Previously, Mrs. Wilderotter served as Chairman and Chief Executive Officer of Frontier from January 2006 to April 2015. From 2004 to 2006, Mrs. Wilderotter served as President, Chief Executive Officer, and a Director of Frontier. Prior to joining Frontier, Mrs. Wilderotter served in executive and managerial roles at Wink Communications and Microsoft Corporation, both software companies, and AT&T Wireless Services Inc., a telecommunications company. Mrs. Wilderotter also has extensive corporate board director experience and sits on four other public company boards: Sana Biotechnology, Lyft, Costco and is the Chair of DocuSign’s board.
Public Directorships*
•Costco Wholesale Corporation •DocuSign Inc. •Lyft, Inc. •Sana Biotechnology, Inc.

Committee Membership: Audit (Chair); HR and Compensation

Former Service**	Impact
•Cadence Design Systems •Frontier Communications Corporation •Dreamworks Animation SKG, Inc. •Juno Therapeutics, Inc. •The Procter & Gamble Company •Xerox Corporation	Contributing keen insight into the financial, operational, cybersecurity, talent management, and strategic issues, Mrs. Wilderotter is a valuable asset to the Board. Mrs. Wilderotter brings significant expertise leading and managing companies in the telecommunications and technology industries combined with in-depth understanding of financial statements and public company audit from her former roles as CEO of Frontier Communications, Chair of the Audit Committee of Juno Therapeutics, member of the Audit Committee of Procter & Gamble, and Chair of the Finance Committee of Xerox.

Skills and Qualifications

•Business Development and Strategy
•Business Ethics
•Corporate Governance
•Cybersecurity
•Environmental
•Executive Level Leadership
•Extensive Industry Leadership
•Financial and Audit
•Human Resources Management
•Legal, Regulatory, and Public Policy
•Risk and Compliance
•Social
•Technology and Innovation

*    Cadence Design Systems is an electronic design automation company, Costco Wholesale Corporation is a retail company, DocuSign Inc. is an electronic signature and digital transaction management company, Lyft, Inc. is a ride-share company, Frontier Communications Corporation is a telecommunications company, DreamWorks Animation SKG, Inc. was a content and animation company, Juno Therapeutics, Inc. is a biopharmaceuticals company, The Procter & Gamble Company is a consumer goods company, and Xerox Corporation is a technology company.
**    Within the last 5 years.

HPE 2021 PROXY STATEMENT	49

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 2:	Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed, and as a matter of good corporate governance is requesting ratification by the stockholders of, Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated and combined financial statements for the fiscal year ending October 31, 2021. During fiscal 2020, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services. See “Principal Accounting Fees and Services” on page 94 and “Report of the Audit Committee of the Board of Directors” on page 97. Representatives of Ernst & Young LLP are expected to participate in the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.
Vote Required
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year requires the affirmative vote of a majority of the shares of Hewlett Packard Enterprise common stock present in person or represented by proxy and entitled to be voted at the annual meeting. If the appointment is not ratified, the Board will consider whether it should select another independent registered public accounting firm.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2021 fiscal year.

50	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 3:	Vote to Approve the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan

EXECUTIVE SUMMARY OF PROPOSAL AND SELECTED PLAN INFORMATION
Introduction
On February 4, 2021, upon recommendation of the HRC Committee, the Board approved the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan (the “2021 Plan”), subject to stockholder approval at the 2021 Annual Meeting of Stockholders. The 2021 Plan will supersede the Company’s 2015 Stock Incentive Plan (the “2015 Plan”), which is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee directors.
We believe that the adoption of the 2021 Plan is necessary in order to allow the Company to continue to use equity awards, including performance awards. We believe that granting equity-based compensation to eligible officers, employees, and non-employee directors is an effective means to encourage ownership in the Company by key personnel whose contribution is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in our stockholders’ interest and share in the Company’s success.
If the 2021 Plan is approved by our stockholders, the 2021 Plan will become effective on April 14, 2021 (the “Effective Date”), and no further awards will be made under the 2015 Plan; awards that are currently outstanding under the 2015 Plan will remain outstanding in accordance with their terms. If our stockholders do not approve the 2021 Plan, the 2015 Plan will remain in effect in its current form, subject to its expiration date. However, without approval of the 2021 plan by our stockholders, there will be insufficient shares available under the 2015 Plan to make annual awards and to provide grants to new hires in the coming years. In this event, the HRC Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees and non-employee directors.
Proposed Share Reserve
The number of shares that may be issued or transferred to participants under the 2021 Plan shall not exceed the sum of (i) 7,000,000 shares, plus (ii) any shares that are available for grant under the 2015 Plan as of the Effective Date, plus (iii) any shares subject to awards under the 2015 Plan that are cash-settled, forfeited, terminated or lapse after the Effective Date.
If any shares subject to an award under the 2021 Plan are forfeited, terminated, lapse or otherwise do not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), then in each such case the shares subject to such award shall, to the extent of such forfeiture, lapse, non-issuance or cash settlement, be again available for grants under the 2021 Plan.
In the event that withholding tax liabilities arising from a full-value award (i.e., an award other than stock options or stock appreciation rights) under the 2021 Plan or, after the Effective Date, arising from a full-value award under the 2015 Plan, are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.
Impact on Dilution and Fully-Diluted Overhang
Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain, and ensure that our leadership team and key employees are focused on our strategic priorities. If the 2021 Plan is approved, the total fully-diluted overhang as of December 31, 2020, would be approximately 8.3%. In this context, fully-diluted overhang is calculated as the sum of stock-settled grants outstanding under the 2015 Plan plus the proposed share reserve under the 2021 Plan (numerator) divided by the sum of the numerator and

HPE 2021 PROXY STATEMENT	51

PROPOSALS TO BE VOTED ON
basic common shares outstanding, with all data effective as of December 31, 2020. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.
Expected Duration of the Share Reserve
We expect that the share reserve under the 2021 Plan, if this proposal is approved by our stockholders, will be sufficient for awards for one or two years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix; hiring and promotion activity at the executive level; the rate at which shares are returned to the 2021 Plan's reserve under permitted addbacks; the future performance of our stock price; the consequences of acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.
The 2021 Plan incorporates numerous governance best practices, including:
•No “liberal share recycling” of options or stock appreciation rights (SARs).
•Dividends and dividend equivalent rights for full-value awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied; dividend equivalents will not be awarded for options or SARs.
•Minimum 100% fair market value exercise price for options and SARs.
•No repricing of options or SARs and no cash buyout of underwater options and SARs without stockholder approval, except for equitable adjustments in connection with a change in control (CIC).
•No “liberal” CIC definition or automatic “single-trigger” CIC vesting.
•No “evergreen” share increases or automatic “reload” awards.
Plan Term
The 2021 Plan will terminate on April 14, 2031 (i.e., the tenth anniversary of the Effective Date), unless terminated earlier by the Board. If there is subsequent approval by our stockholders of additional shares to be available for grant under the 2021 Plan, the termination date will extend until the tenth anniversary of that subsequent approval. Termination of the 2021 Plan shall not affect the terms or conditions of any award granted under the 2021 Plan prior to termination.
SUMMARY OF KEY STOCK PLAN DATA
Share Usage
The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned, over each of the last three fiscal years under the 2015 Plan:

	2020	2019	2018	3-Year Average
Time-Vested Stock Options / Stock-Settled SARs Granted	0	0	0
Performance-Contingent Stock Options Earned *	0	1,555,377	4,378,236
Stock-Settled Time-Vested Restricted Shares/Units Granted	22,239,686	20,376,821	21,008,130
Stock-Settled Performance-Based Shares/Units Earned **	621,289	554,953	0
Weighted-Average Basic Common Shares Outstanding	1,294,000,000	1,353,000,000	1,529,000,000
Share Usage Rate	1.77%	1.66%	1.66%	1.70%
* No performance-contingent stock options were granted during fiscal 2018, 2019, or 2020.
** With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 7,078,127 shares in fiscal 2020, 923,131 shares in fiscal 2019, and 817,511 shares in fiscal 2018.

52	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
Note that amounts in the table above differ from the amounts reported in the Company’s annual Form 10-K filings for fiscal 2018, 2019, and 2020 for the following reasons: (i) cash-settled awards are excluded, (ii) performance-contingent full-value and stock option awards are included in the year in which the performance criteria were achieved and (iii) awards assumed in connection with acquisitions are excluded.
Overhang as of December 31, 2020
The following table sets forth certain equity award information under the 2015 Plan as of December 31, 2020 (unless otherwise noted):

Stock Options / Stock-Settled SARs Outstanding	17,176,033
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$6.66
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	4.76 years
Total Stock-Settled Full-Value Awards Outstanding	57,075,417
Remaining shares available for grant under the 2015 Plan*	36,165,017
Additional shares being requested under the 2021 Plan	7,000,000
Basic common shares outstanding as of the record date (February 16, 2021)	1,300,895,418
* For reference purposes, the remaining shares available for grant under the 2015 Plan is denoted as of December 31, 2020. The number of shares to be rolled-over into the 2021 Plan will be equal to the actual number of shares which remain available for grant under the 2015 Plan as of the Effective Date of the 2021 Plan. Upon stockholder approval of the 2021 Plan, no further awards will be made under the 2015 Plan.
As of February 16, 2021, the per-share closing price of our common stock as reported on the New York Stock Exchange was $14.30.
Summary of the 2021 Plan
The principal features of the 2021 Plan are summarized below. The following summary does not purport to be a complete description of all of the provisions of the 2021 Plan. It is qualified in its entirety by reference to the complete text of the 2021 Plan, which is attached as Annex A to this proxy statement.
General. The purpose of the 2021 Plan is to encourage ownership in HPE by key personnel whose continued service is considered essential to HPE's continued progress, and thereby align grantees' and stockholders' interests. Stock options, SARs, stock grants (including stock units), and cash awards may be granted under the 2021 Plan. Options granted under the 2021 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-statutory stock options.
Administration. The Plan may be administered by the Board, a committee appointed by the Board or its delegate (as applicable, the "Administrator"). The HRC Committee of the Board currently serves as Administrator.
Shares Available. Subject to the equitable adjustment provisions of the 2021 Plan and the permitted addbacks described below, the maximum number of shares that may be delivered to participants under the 2021 Plan shall not exceed the sum of 7,000,000 shares, plus any shares that are available for grant under the 2015 Plan as of the Effective Date, plus any shares subject to awards under the 2015 Plan that are cash-settled, forfeited, terminated or lapse after the Effective Date.
If any shares subject to an award under the 2021 Plan are forfeited, an award terminates, lapses or otherwise does not result in the issuance of all or a portion of the shares subject to such award, or an award is settled for cash (in whole or in part), the shares subject to such award shall, to the extent of such forfeiture, lapse, non-issuance or cash settlement, be added to the 2021 Plan’s reserve. In the event that withholding tax liabilities arising from a full-value award or, after the Effective Date, arising from a full-value award under the 2015 Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld shall be added to the 2021 Plan’s reserve.
Notwithstanding anything to the contrary, the following shares will not again be available for awards under the 2021 Plan: (a) shares tendered by the participant or withheld by the Company in payment of the purchase price of an option under the 2021 Plan, (b) shares tendered to or withheld by the Company to pay the withholding taxes relating to an outstanding option or SAR under the 2021 Plan, (c) the total number of shares underlying a SAR that is net-settled in shares, or (d) shares repurchased by the Company on the open market with the proceeds of the exercise of an option under the 2021 Plan.

HPE 2021 PROXY STATEMENT	53

PROPOSALS TO BE VOTED ON
The shares available for issuance under the 2021 Plan will not be reduced by awards of Options and SARs issued in connection with our acquisition of another entity if such awards are issued in substitution of similar awards outstanding under the acquired entity’s plan. In addition, shares remaining available for issuance under an acquired entity’s stockholder approved plan shall be available for issuance under the 2021 Plan (subject to any applicable conversion ratio or exchange ratio).
No more than 7,000,000 shares of common stock may be issued in the aggregate in respect of incentive stock options under the 2021 Plan.
Eligibility. Grants may be made under the 2021 Plan to employees of HPE and its affiliates and to non-employee directors. Incentive stock options may be granted only to employees of HPE or its corporate subsidiaries. As of October 31, 2020, there were approximately 59,400 employees and 12 non-employee directors who would currently be eligible to receive grants under the 2021 Plan. The Administrator, in its discretion, selects the grantees to whom awards may be made, the time or times at which the grants are made, and the terms of the grants.
Terms and Conditions of Options and Stock Appreciation Rights. Each option or SAR is evidenced by a grant agreement between HPE and the grantee and is subject to the following additional terms and conditions:
•Exercise Price. The Administrator determines the exercise price of options and SARs at the time the grant is made. The exercise price per share of a stock option or SAR may not be less than 100% of the fair market value of a share of common stock on the date the grant is made, although replacement grants with lower exercise prices may be made to service providers of entities acquired by HPE. The fair market value of the common stock is the closing sales prices for the common stock on the date the grant is made (or if no sales were reported that day, the last preceding day a sale occurred). No option or SAR may be repriced to reduce the exercise price or permit the cash buyout of underwater options or SARs without stockholder approval (except in connection with an equitable adjustment or a change in control of HPE).
•Exercise of Options and Stock Appreciation Rights; Form of Consideration. The Administrator determines when options or SARs become exercisable and in its discretion may accelerate the vesting of any outstanding grant. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Plan permits payment to be made by cash, check, wire transfer, other shares of common stock of HPE (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.
•Term of Option or Stock Appreciation Right. The term of an option or SAR may be no more than ten years from the date of grant or 10 1/2 years where permitted in jurisdictions outside of the United States. No option or SAR may be exercised after the expiration of its term, except that if an option or SAR is “in the money” and a blackout period or other trading restriction is in effect on the date the option or SAR would otherwise expire, then the Administrator may approve for such option or SAR to remain in effect until 30 days following the end of the applicable blackout period or other restriction period.
•Termination of Employment. If a grantee's employment terminates for any reason, then all options and SARs held by the grantee under the 2021 Plan generally will terminate shortly following the grantee's termination unless determined otherwise by the Administrator.
•Other Provisions. The grant agreement may contain other terms, provisions and conditions not inconsistent with the 2021 Plan, as may be determined by the Administrator.
Terms and Conditions of Stock Grant. Each stock grant agreement is evidenced by a grant agreement between HPE and the grantee and is subject to the following additional terms and conditions:
•Termination of Employment. In the case of stock grants, including stock units, unless the Administrator determines otherwise, the restricted stock or restricted stock unit agreement will provide that the unvested stock or stock units will be forfeited upon the grantee's termination of employment for any reason.
•Vesting. The vesting of a stock grant may be subject to performance criteria, continued service of the grantee, or both, as determined by the Administrator. See description of vesting rules for dividend equivalents below.
•Purchase Price; Form of Consideration. The Administrator determines the purchase price, if any, of the shares subject to a stock grant and the acceptable means of payment, which may include cash, check, wire transfer, other shares of common stock of HPE (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.
•Other Provisions. The grant agreement may contain other terms, provisions and conditions not inconsistent with the 2021 Plan, as may be determined by the Administrator.

54	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
Performance Criteria. For purposes of the 2021 Plan, performance criteria means any one or more of the performance criteria listed below, either individually, alternatively or in combination, applied to either HPE as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured over any applicable performance period determined by the Administrator, on an absolute basis, or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Administrator in the grant agreement (which may be in the form of a separate plan or program adopted by HPE or an affiliate): (1) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share; (4) growth in earnings or earnings per share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (5) stock price; (6) return on equity or average stockholder equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue (on an absolute or adjusted basis); (12) net profit or net profit before annual bonus; (13) income or net income; (14) operating income or net operating income; (15) operating profit, net operating profit or controllable operating profit; (16) operating margin, operating expense or operating expense as a percentage of revenue; (17) return on operating revenue; (18) market share or customer indicators; (19) contract awards or backlog; (20) overhead or other expense reduction; (21) growth in stockholder value relative to the moving average of the S&P 500 Index, a peer group index or another index; (22) credit rating; (23) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (24) succession plan development and implementation; (25) improvement in productivity or workforce diversity; (26) attainment of objective operating goals and employee metrics; (27) economic value added; and (28) any other objective or subjective performance criteria determined by the HRC Committee. The HRC Committee may appropriately adjust any evaluation of performance under established performance criteria to reflect one or more events that occur during a performance period, including without limitation: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) acquisitions and divestitures not foreseen in the Company’s financial plan for an applicable performance period, (F) one-time expenses (with or without an individual or aggregate threshold) not foreseen in the Company’s financial plan for the performance period, (G) the impact of foreign currency exchange rates (with or without a threshold), and (H) any other unusual or infrequently occurring or special items.
Dividends; Dividend Equivalents. The Administrator may provide that dividends or dividend equivalents will accrue in respect of unvested stock grants (including stock units) and be paid in connection with the vesting of the grant; provided that in no case will accrued dividends or dividend equivalents be paid in connection with unvested stock grants (including stock units) that fail to become vested. In no event will dividends or dividend equivalents be paid with respect to stock options or SARs.
Non-Employee Director Grants. Non-employee directors are eligible for annual retainer grants under the 2021 Plan. Unless the Board determines otherwise, the non-employee directors will receive their annual equity retainer in the form of restricted stock units that, subject to the Board's discretion to accelerate, vest at the next annual stockholder meeting, or if earlier, one year after the grant. In addition, unless the Board determines otherwise or a director specifically elects otherwise, each non-employee director will have the opportunity to elect to receive his or her annual cash retainer in the form of a fully-vested stock grant. Unless the Board or Administrator determines otherwise, the grants relating to the annual equity retainer are granted automatically shortly after the beginning of the director's year of service while stock grants related to the annual cash retainer are automatically granted on the date the cash retainer would be paid.
For any non-employee director other than the non-executive chairperson of the Board, the value of the combined annual equity retainer (calculated based on the grant date fair value of such annual equity retainer for financial reporting purposes) plus the annual cash retainer, whether paid in the form of cash or a stock award, for any director plan year shall not exceed $750,000. The independent members of the Board may make exceptions to this limit for a non-executive chairperson of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
Cash Awards. Each cash award agreement (which may be in the form of a separate plan or program adopted by HPE or an affiliate and may include annual incentive program awards to our Section 16 officers) will contain provisions regarding (1) the target and maximum amount payable to the grantee as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of the payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) any further terms and conditions, in each case not inconsistent with the 2021 Plan, as may be determined by the Administrator.

HPE 2021 PROXY STATEMENT	55

PROPOSALS TO BE VOTED ON
Nontransferability. Unless otherwise determined by the Administrator, grants made under the 2021 Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the grantee's lifetime only by the grantee. The Administrator will have the sole discretion to permit the transfer of a grant; however, any permitted transfer will be without consideration.
Adjustments Upon Changes in Capitalization, Merger or Sale of Assets. Subject to any required action by HPE's stockholders, (1) the number and kind of shares covered by each outstanding grant, (2) the price per share subject to each outstanding grant, (3) the number of shares available pursuant to the 2021 Plan and (4) performance criteria applicable to outstanding Awards, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of HPE's stock, or any other increase or decrease in the number of issued shares of HPE's stock effected without receipt of consideration by HPE.
In the event of a liquidation or dissolution, any unexercised options, SARs, or stock grants will terminate. The Administrator, in its discretion, may provide that each grantee shall have the right to exercise all of the grantee's options or SARs, including those not otherwise exercisable, until the date that is ten days prior to the consummation of the liquidation or dissolution, and be fully vested in any other stock grants.
In the event of a change in control of HPE, as defined in the 2021 Plan and determined by the Board or the HRC Committee, the Board or a committee thereof, in its discretion, may provide for (a) the assumption, substitution, or adjustment of each outstanding grant, (b) the acceleration of the vesting of options or SARs and termination of any restrictions on stock grants or cash awards, or (c) the cancellation of grants for a cash payment to the grantee. Underwater options or SARs may be cancelled in connection with such change in control without any payment made with respect thereto.
Amendment and Termination of the 2021 Plan. The Administrator may amend, alter, suspend, or terminate the 2021 Plan, or any part thereof, at any time and for any reason. However, HPE will obtain stockholder approval for any amendment to the 2021 Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by HPE stockholders, no amendment shall be made that would: (1) materially increase the maximum number of shares for which grants may be made under the 2021 Plan, other than an increase pursuant to an equitable adjustment; (2) reduce the minimum exercise price for options or SARs granted under the 2021 Plan; (3) reduce the exercise price of outstanding options or SARs; or (4) materially expand the class of persons eligible to receive grants under the 2021 Plan. No action by the Administrator or stockholders may materially impair any grant previously made under the 2021 Plan without the written consent of the grantee. Unless terminated earlier, the 2021 Plan shall terminate ten years from the later of (i) the date of approval by the stockholders of HPE, and (ii) the date that our stockholders approve the issuance of additional shares under the 2021 Plan. Accordingly, absent future action by the stockholders or the Administrator, the 2021 Plan will terminate on April 14, 2031.
New Plan Benefits
Because benefits under the 2021 Plan will depend on the Administrator's actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2021 Plan is approved by the stockholders. The Summary Compensation Table and Grants of Plan-Based awards Table set forth information with respect to equity awards granted to our named executive officers under the 2015 Plan. Additionally, please see the “Director Compensation and Stock Ownership Guidelines” section for a description of our non-employee director compensation program and equity awards granted to our non-employee directors under the 2015 Plan.
U.S. Federal Income Tax Consequences
The following is a summary of the effect of U.S. federal income taxation upon grantees and HPE with respect to awards granted under the 2021 Plan based on the U.S. Federal income tax laws in effect as of the date of this proxy statement. It does not intend to be exhaustive and does not discuss the tax consequences arising in the context of a grantee's death, or the income tax laws of any municipality, state or foreign country in which the grantee's income or gain may be taxable or the gift, estate, excise (including application of Sections 409A, 280G or 4999 of the Code), or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, HPE advises all recipients to consult their own tax advisors concerning the tax implications of grants made under the 2021 Plan.

56	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON
Non-Statutory Stock Options. A grantee does not recognize any taxable income at the time a non-statutory stock option is granted or upon vesting. Upon exercise, the grantee recognizes taxable income generally measured by the excess of the fair market value of the shares at that time over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of HPE is subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income. Upon a sale or other disposition of the shares at arm's length by the grantee, any difference between the sale price and the exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.
Incentive Stock Options. A grantee who is granted an incentive stock option does not recognize taxable income at the time the option is granted, upon vesting, or upon exercise, although the difference between the exercise price and the fair market value on the date of exercise is an adjustment item for alternative minimum tax purposes and may subject the grantee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, the grantee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If the holding periods are not satisfied, then: (1) if the sale price exceeds the exercise price, the grantee will recognize capital gain equal to the excess of the sale price over the fair market value of the shares on the date of exercise and will recognize ordinary income equal to the difference, if any, between the fair market value of the shares on the exercise date and the exercise price; or (2) if the sale price is less than the exercise price, the grantee will recognize a capital loss equal to the difference between the exercise price and the sale price. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income.
Stock Appreciation Rights. SARs will generally be taxed in the same manner as non-statutory stock options. Unless limited by Section 162(m) of the Code, HPE is entitled to a corresponding deduction.
Stock Grants. A restricted stock grant is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code to the extent the grant will be forfeited in the event that the grantee ceases to provide services to HPE. As a result of this substantial risk of forfeiture, the grantee will not recognize ordinary income at the time of grant. Instead, the grantee will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier (the "vesting date"). The grantee's ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the vesting date.
The grantee may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by filing an election pursuant to Section 83(b) of the Code within 30 days of grant. In that case, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of grant, if any.
Any stock grants that are fully vested on the grant date will generally be taxable to the grantee as ordinary income (based on the excess of the fair market value over the purchase price, if any) on the grant date.
The ordinary income recognized by an employee in connection with a stock grant will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in respect of stock grants in the same amount as and at the time the grantee recognizes ordinary income.
Upon a sale or other disposition of shares at arm's length by the grantee, any difference between the sale price and the grantee's tax basis (usually the value of the shares at the time of vesting), is treated as long-term or short-term capital gain or loss, depending on the holding period.
Stock Units and Performance-based Units. A grantee does not recognize any taxable income at the time a stock unit is granted. Generally, restricted stock units, including performance-based units, will be subject to income taxation based upon the fair market value of the shares underlying the units on each date shares are delivered or made available to the grantee. The ordinary income recognized by an employee will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE is entitled to a deduction in the same amount as and at the time the grantee recognizes ordinary income. Upon a sale or other disposition of shares at arm's length by the grantee, any difference between the sale price and the grantee's tax basis (usually the value of the shares at the time of settlement), is treated as long-term or short-term capital gain or loss, depending on the holding period.

HPE 2021 PROXY STATEMENT	57

PROPOSALS TO BE VOTED ON
Cash Awards. The recipient will have taxable ordinary income, in the year of receipt, equal to the amount of cash received. Any cash received by an employee of HPE will be subject to tax withholding by HPE. Unless limited by Section 162(m) of the Code, HPE will be entitled to a tax deduction in the amount and at the time the grantee recognizes compensation income.
Section 162(m) of the of the Internal Revenue Code. Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. As a result of the Tax Cuts and Jobs Act, which became effective January 1, 2018, Code Section 162(m) no longer provides an exception for public companies to exceed the $1 million limit on the deduction for executive compensation paid to certain executive officers when the compensation is qualified as "performance-based compensation." It is possible that compensation attributable to awards under the 2021 Plan, when combined with all other types of compensation received by a covered employee from us, may cause the $1,000,000 deduction limitation to be exceeded in any particular year.
Vote Required
Approval of the 2021 Plan requires the affirmative vote of the majority of the votes cast.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan.

58	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 4:	Advisory Vote to Approve Executive Compensation

Our Board and HRC Committee are committed to excellence in corporate governance and to executive compensation programs that align the interests of our executives with those of our stockholders. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for all decisions regarding compensation. Our compensation programs have been structured to balance near-term results with long-term success, and enable us to attract, retain, focus, and reward our executive team for delivering stockholder value. Below is a summary of key elements of our fiscal compensation programs relative to this philosophy.

Pay-for-Performance
Total direct compensation is primarily performance based and delivered in the form of cash and equity to align the interests of our management with those of our stockholders
Total direct compensation is generally positioned within a competitive range of the market median, with differentiation by executive, as appropriate, based on individual factors such as tenure, criticality of the role, proficiency in the role, sustained performance over time, and importance to our leadership succession plans

Realized total direct compensation fluctuates and is directly linked to annual and long-term performance and stockholder value over time
Incentive awards are heavily dependent upon achievement of critical operating goals and our stock performance and are primarily measured against objective metrics that directly link to the creation of sustainable value for our stockholders

We balance growth objectives, top- and bottom-line objectives, and short- and long-term objectives to reward for overall performance and avoid overemphasizing a singular focus
Long-term incentives are delivered in part in the form of performance-based equity, which vests upon achievement of both absolute and relative performance metrics that drive stockholder value
The HRC Committee annually validates the pay-for-performance relationship of our incentive plans through an analysis conducted by its independent compensation consultant

HPE 2021 PROXY STATEMENT	59

PROPOSALS TO BE VOTED ON
Corporate Governance

What We Do	What We Don’t Do
Design compensation programs that do not encourage excessive risk-taking	Enter into individual executive compensation agreements
Maintain stock ownership guidelines for executive officers, including a rigorous 7x base salary requirement for the CEO	Provide tax gross-ups for executive perquisites
Provide limited executive perquisites	Pay share-dividend equivalents in our long-term incentive program before vesting of the underlying shares occurs
Prohibit hedging or pledging of Company stock by our executive officers and our directors	Provide supplemental defined benefit pension plans (except in the case of international transfers, as required by law)
Maintain a clawback policy that permits the Company to recover annual and long-term incentives	Engage in liberal share recycling of options or stock appreciation rights
Maintain a severance policy that provides for “double-trigger” change in control equity vesting
Engage an independent compensation consultant for the HRC Committee that does no other work for the Company
The Executive Compensation portion of this proxy statement contains a detailed description of our compensation philosophy and programs, the compensation decisions made under those programs with regard to our named executive officers (“NEOs”) for fiscal 2020, and the factors considered by the HRC Committee in making those decisions. We believe that we maintain a compensation program deserving of stockholder support. Accordingly, the Board of Directors recommends stockholder approval of the compensation of our NEOs as disclosed in this proxy statement.
Recommendation of the Board of Directors

Our Board recommends a vote FOR the approval of the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and narrative discussion following such compensation tables, and the other related disclosures in this proxy statement.

As an advisory vote in accordance with Section 14A of the Exchange Act, this proposal is not binding on HPE, the Board, or the HRC Committee. However, the HRC Committee and the Board value the opinions expressed by our stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding our NEOs.

60	HPE 2021 PROXY STATEMENT

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 5:	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The Dodd-Frank Act enables our stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.
After careful consideration of the frequency alternatives, we believe that continuing to conduct advisory vote on executive compensation on an annual basis is appropriate for Hewlett Packard Enterprise and our stockholders at this time.
Recommendation of the Board of Directors

Our Board recommends a vote for 1 YEAR on the frequency of future advisory votes on executive compensation.

HPE 2021 PROXY STATEMENT	61

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion & Analysis or “CD&A” describes the material elements of compensation for the fiscal 2020 Named Executive Officers (“NEOs”), who are listed below:

Antonio F. Neri President and Chief Executive Officer
Tarek Robbiati Executive Vice President and Chief Financial Officer
Peter J. Ungaro Senior Vice President, General Manager, HPC and MCS
John F. Schultz Executive Vice President, Chief Operating and Legal Officer
Keerti Melkote President, Intelligent Edge, and Founder, Aruba Networks
Fiscal 2020 NEOs also include Philip Davis, former President, Hybrid IT. Mr. Davis voluntarily resigned effective May 1, 2020 and did not receive any severance benefits upon his exit.

62	HPE 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION
EXECUTIVE SUMMARY
Hewlett Packard Enterprise is a global technology leader focused on developing intelligent solutions that allow customers to capture, analyze and act upon data seamlessly from edge to cloud. We enable customers to accelerate business outcomes by driving new business models, creating new customer and employee experiences, and increasing operational efficiency today and into the future. Our customers range from small- and medium-sized businesses to large global enterprises and governmental entities. We have a very focused strategy to transform and stabilize our core businesses like Compute and Storage, double down in key growth areas like High Performance Compute and Mission Critical Systems, and Intelligent Edge, and accelerate our pivot to as-a-service.
Our legacy dates back to a partnership founded in 1939 by William R. Hewlett and David Packard, and we strive every day to uphold and enhance that legacy through our dedication to providing innovative technological solutions to our customers.
In fiscal 2020, our operations were organized into seven business segments including Compute, High Performance Compute and Mission Critical Systems (“HPC & MCS”), Storage, Advisory and Professional Services, Intelligent Edge (“Edge”), Financial Services, and Corporate Investments.
Strategic Initiatives
During the third quarter of fiscal 2020, we launched a cost optimization and prioritization plan which focuses on realigning our workforce to areas of growth, including a new hybrid workforce model called Edge-to-Office, real estate strategies, and simplifying and evolving our product portfolio strategy. The execution period for the cost optimization and prioritization plan is through fiscal 2023. During the implementation period, we expect to incur transformation costs predominantly related to labor restructuring, non-labor restructuring, IT investments and design and execution charges.
During the third quarter of fiscal 2017, we launched an initiative called HPE Next to put in place a purpose-built company designed to compete and win in the markets where we participate. Through this program, we are simplifying our operating model, streamlining our offerings, business processes and business systems to improve our execution. The implementation period for HPE Next is now extended to fiscal 2023. During the remaining implementation period we expect to incur transformation charges predominantly related to IT infrastructure costs for streamlining, upgrading and simplifying back-end operations, and real estate initiatives. These costs will be partially offset by gains from real estate sales.
We made one primary strategic acquisition in fiscal 2020 to accelerate our edge-to-cloud strategy. Our acquisition of Silver Peak extends Edge’s leadership in the large and fast-growing software-defined wide-area-networking market. This complementary combination establishes our end-to-end leadership with one of the most comprehensive and secure networking portfolios for campus, data center, branch and remote worker locations.
COVID-19 Business Impacts
The outbreak of COVID-19 in calendar 2020 resulted in a global slowdown of economic activity including worldwide travel restrictions, prohibitions of non-essential work activities, disruption and shutdown of businesses and greater uncertainty in global financial markets, all of which resulted in COVID-19 having an impact on our financial performance in fiscal 2020. However, our critical focus on employee safety and engagement, operational execution, and continued progress against our strategic pivot to as-a-service were key in navigating through the pandemic-related impacts to our business and accelerating our transition to deliver long-term sustainable, profitable growth.
While we underachieved our original goals as set forth at the beginning of the fiscal year due to the COVID-19 pandemic, we made strong operational improvements in the latter portion of fiscal 2020 and we believe the momentum will carry forward into fiscal 2021 and thereafter. Our fiscal 2020 financial and strategic highlights and their impact on executive compensation are summarized below.

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Fiscal 2020 Financial Performance

Fiscal 2020 Financial Summary

$27.0B	$1.35	$2.2B	$585M
Fiscal 2020 Net Revenue	Non-GAAP Diluted Earnings Per Share	Fiscal 2020 Cash Flow From Operations	Annualized Revenue Run-rate

(7)%	(24)%	(44)%	+30%
YoY Change in Net Revenue	YoY Change in Non-GAAP Diluted Earnings Per Share	YoY Change in Cash Flow from Operations	YoY Change in ARR
Note: See the “GAAP to Non-GAAP Reconciliation” attached as Annex B for additional details regarding Non-GAAP diluted earnings per share.

•Certain financial metrics were below fiscal 2019 results, including a 7% decrease in revenue, a 24% decrease in Non-GAAP diluted earnings per share, and a 44% decrease in cash flow from operations, all primarily a reflection of the COVID-19 pandemic and its impact on our financial performance.
•Our fourth quarter revenue returned to pre-pandemic levels, up 6% from the third quarter of fiscal 2020 and flat from the prior-year period. Fourth quarter non-GAAP diluted earnings per share were up 16% from the third quarter, and up 68% since the second quarter of fiscal 2020. Also, we gained momentum with increased new orders across all business segments as we exited fiscal 2020.
•Our pivot to as-a-service continued its strong momentum from the prior year. Our annualized revenue run-rate (“ARR”) of $585 million was up 30% from fiscal 2019. For more information regarding ARR, see the “Fiscal 2020 PfR” table under the “Fiscal 2020 Annual Incentive” section.
Fiscal 2020 Compensation Impact

Fiscal 2020 Executive Compensation Impact

64%	63%	80%	78%
Average Corporate NEO Annual Incentive Payout as Percentage of Target	Average Business Segment NEO Annual Incentive Payout as Percentage of Target	First Segment Achievement of the Fiscal 2019 PARSUs Based on the 2-year Performance Period	Second Segment Achievement of the Fiscal 2018 PARSUs Based on the 3-year Performance Period

•The fiscal 2020 annual incentive program for our NEOs used key financial metrics and a management by objectives (“MBO”) modifier tied to qualitative and quantitative goals. The fiscal 2020 financial achievement against performance goals approved at the beginning of the fiscal year was significantly impacted by the COVID-19 pandemic which resulted in below-threshold performance for most of our NEOs. In the second half of fiscal 2020 and with the assistance of management and the HRC Committee’s independent consultant, the HRC Committee developed a structured framework to assess critical short- and long-term business performance during the pandemic, such as employee safety and engagement, operational execution, financial achievement, and business strategy execution.
Following the completion of the fiscal year, the HRC Committee independently assessed achievement related to the structured framework and approved discretionary financial funding for our NEOs that was capped at the greater of formulaic financial funding or 60% of target, before the application of the MBO modifier, in reflection of the Company’s culture of accountability, pay-for-performance, and the stockholder experience. See additional rationale and details in the “Fiscal 2020 Annual Incentives” narrative.

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•The HRC Committee did not make any discretionary adjustments to outstanding Performance-adjusted Restricted Stock Units (“PARSUs”), notwithstanding the substantial negative impact on our business due to the COVID-19 pandemic. The first segment of the fiscal 2019 PARSUs and the second segment of the fiscal 2018 PARSUs were earned at 80% and 78% of target, respectively, due to strong two-year and three-year Non-GAAP net income growth through fiscal 2020. These results include the impact of an 80% relative Total Stockholder Return (“TSR”) modifier that reduced overall payouts due to below-median performance over the respective performance periods.

EXECUTIVE COMPENSATION PAY-FOR-PERFORMANCE PHILOSOPHY
Our executive compensation programs, practices, and policies reflect the Company’s commitment to reward short- and long-term performance that aligns with, and drives, stockholder value. The tables below summarize the key elements of the compensation programs applicable to our NEOs in fiscal 2020 that support HPE’s pay-for-performance philosophy.

Pay-for-Performance
Total direct compensation is primarily performance based and delivered in the form of cash and equity to align the interests of our management with those of our stockholders
Total direct compensation is generally positioned within a competitive range of the market median, with differentiation by executive, as appropriate, based on individual factors such as tenure, criticality of the role, proficiency in the role, sustained performance over time, and importance to our leadership succession plans

Realized total direct compensation fluctuates and is directly linked to annual and long-term performance and stockholder value over time
Incentive awards are heavily dependent upon achievement of critical operating goals and our stock performance and are primarily measured against objective metrics that directly link to the creation of sustainable value for our stockholders

We balance growth objectives, top- and bottom-line objectives, and short- and long-term objectives to reward for overall performance and avoid overemphasizing a singular focus
Long-term incentives are delivered in part in the form of performance-based equity, which vests upon achievement of both absolute and relative performance metrics that drive stockholder value
The HRC Committee annually validates the pay-for-performance relationship of our incentive plans through an analysis conducted by its independent compensation consultant

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EXECUTIVE COMPENSATION
HPE maintains a number of policies and practices which support its compensation philosophy, align executives’ and stockholders’ interests, and are consistent with market and corporate governance best practices.

What We Do	What We Don’t Do
Design compensation programs that do not encourage excessive risk-taking	Enter into individual executive compensation agreements
Maintain stock ownership guidelines for executive officers, including a rigorous 7x base salary requirement for the CEO	Provide tax gross-ups for executive perquisites
Provide limited executive perquisites	Pay share-dividend equivalents in our long-term incentive program before vesting of the underlying shares occurs
Prohibit hedging or pledging of Company stock by our executive officers and our directors	Provide supplemental defined benefit pension plans (except in the case of international transfers, as required by law)
Maintain a clawback policy that permits the Company to recover annual and long-term incentives	Engage in liberal share recycling of options or stock appreciation rights
Maintain a severance policy that provides for “double-trigger” change in control equity vesting
Engage an independent compensation consultant for the HRC Committee that does no other work for the Company
OVERSIGHT AND AUTHORITY OVER EXECUTIVE COMPENSATION
Role of the HRC Committee and its Advisors
The HRC Committee oversees and provides strategic direction to management regarding all aspects of HPE’s pay program for senior executives. It makes recommendations regarding the compensation of the CEO to the independent members of the Board for approval, and it reviews and approves the compensation of the remaining Section 16 Officers. All HRC Committee members are independent non-employee directors with significant experience in executive compensation matters. The HRC Committee engages its own independent compensation consultant as well as its own independent legal counsel.
The HRC Committee continued to retain both Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant and Vedder Price, P.C. (“Vedder Price”) as its independent legal counsel in fiscal 2020.
FW Cook provided analyses, market comparator benchmarking, and recommendations that informed the HRC Committee’s decisions. All modifications to the compensation programs for our NEOs and other Section 16 Officers were assessed by FW Cook on behalf of the HRC Committee, and were discussed and approved by the HRC Committee. Pursuant to SEC rules, the HRC Committee assessed the independence of its advisors, and concluded each is independent and that no conflict of interest exists that would prevent FW Cook or Vedder Price from independently providing service to the HRC Committee.
Neither FW Cook nor Vedder Price perform other services for the Company, and neither will do so without the prior consent of the HRC Committee Chair. FW Cook regularly attends HRC Committee meetings and engages with the HRC Committee Chair and the HRC Committee members outside the presence of management.
The HRC Committee met ten times in fiscal 2020. FW Cook participated in most of those meetings, as well as preparatory meetings and executive sessions.
Role of Management and the CEO in Setting Executive Compensation
Management leads the development of our compensation programs and considers market competitiveness, business results, business strategy, experience, and individual performance in evaluating NEO and other Section 16 Officer

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compensation. The Executive Vice President and Chief People Officer and other members of our human resources organization, together with members of our finance and legal organizations, work with the CEO to design and develop compensation programs for the HRC Committee’s review. Management also recommends changes to existing plans and programs applicable to NEOs and other Section 16 Officers, as well as financial and other performance targets to be achieved under those programs, and prepares analyses of financial data, peer comparisons, and other briefing materials to assist the HRC Committee in making its decisions. During fiscal 2020, management continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its compensation consultant. Because Meridian is engaged by management, the HRC Committee has determined that it is not independent. This was taken into consideration when any information or analyses were provided by Meridian, all of which were also reviewed by FW Cook on behalf of the HRC Committee.
For fiscal 2020, Mr. Neri provided input to the HRC Committee regarding performance metrics and the setting of appropriate company-wide and business-specific performance targets. Mr. Neri also recommended target individual MBO goals for the NEOs, and the other senior executives who reported directly to him. Mr. Neri was not involved in deliberations regarding his own compensation. Mr. Neri was subject to the same financial performance goals as the executives who led our Corporate functions, and his MBOs and compensation were approved by the independent members of the Board upon the recommendation of the HRC Committee.

DETAILED COMPENSATION DISCUSSION AND ANALYSIS

Components and Mix of Compensation
Our primary focus in compensating executives is on long-term and performance-based elements of target total direct compensation. Over 90% of Mr. Neri’s fiscal 2020 target total direct compensation as CEO was variable, and on average, 84% was variable for our other NEOs, as illustrated in the charts below.

The table below describes HPE’s pay components, along with the role and factors for determining each pay component applicable to our NEOs in fiscal 2020.

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EXECUTIVE COMPENSATION

Pay Component	Role	Determination Factors
Base Salary	•Provides fixed portion of annual cash income	•Value of role in competitive marketplace •Criticality of the role to the Company •Skills, experience, and performance of individuals compared to the market as well as internal equity
Annual Incentive (i.e., Pay-for-Results or “PfR” Program)	•Provides variable portion of annual cash income •Focuses executives on annual objectives that support long-term strategy and value creation
•Target opportunities based on competitive marketplace, internal equity, and level of experience
•Actual payouts based on performance against annual goals at the corporate, business segment (where applicable), and individual levels. Payouts were also based on an additional structured framework defined as a result of the pandemic.

Long-term Incentives: •Performance-based Restricted Stock Units (“PARSUs”) •Restricted Stock Units (“RSUs”)	•Incentivizes long-term sustained financial and stock price performance •Aligns interests of executives with stockholders •Encourages equity ownership •Encourages retention
•Target awards based on competitive marketplace, internal equity, and skills and performance of executive
•Realized value based on actual performance against corporate goals, and absolute and relative stock price performance

All Other: •Benefits •Perquisites •Severance Protection	•Supports the health and security of our executives, and their ability to save on a tax-deferred basis •Enhances executive productivity	•Competitive marketplace •Level of executive •Standards of good governance

Process For Setting And Awarding Fiscal 2020 Executive Compensation
The Board and the HRC Committee regularly discuss ways to further align our executive compensation program with our business strategy and stockholders. Fiscal 2020 target total direct compensation levels for HPE executives (other than the CEO) were determined by the HRC Committee based on recommendations from our CEO. In making changes for fiscal 2020, the HRC Committee considered the evolution of HPE’s business and business needs, as well as appropriate levels of compensation in comparison to HPE’s peer companies. The objectives were to encourage strong performance, pay commensurately with performance, and align the interests of HPE’s executives with those of HPE’s stockholders.
The HRC Committee and the Board considered a broad range of facts and circumstances in setting our overall executive compensation levels. Among the factors considered for our executives generally, and for the NEOs in particular, were market competitiveness, our CEO’s recommendations for all NEOs excluding himself, internal equity, and individual performance. The weight given to each factor may differ from year to year, is not formulaic, and may differ among individual NEOs in any given year. For example, when we recruit externally, market competitiveness, experience, and the circumstances unique to a particular candidate may weigh more heavily when determining compensation levels. In contrast, when determining year-over-year compensation for current NEOs, internal equity and individual performance may weigh more heavily in the analysis.
Because such a large percentage of NEO pay is performance based, the HRC Committee spent significant time discussing and determining the appropriate metrics and goals for HPE’s annual and long-term incentive programs. For fiscal 2020, management made an initial recommendation of goals, which were assessed by FW Cook, and then were discussed and approved by the HRC Committee. Major factors considered in setting goals for each fiscal year include business results from the most recently completed fiscal year, business-specific strategic plans, macroeconomic factors, competitive performance results and goals, conditions or goals specific to a particular business, and strategic initiatives.
In addition, the HRC Committee considered feedback from our stockholders and the results of our fiscal 2018 Say on Pay vote (which was the most current vote at the time fiscal 2020 compensation was set). Our fiscal 2019 Say on Pay vote

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reflected 92.7% support from our stockholders, based on the percentage of shares voted. The HRC Committee believes this indicates that our stockholders support the philosophy, strategy, objectives, and administration of our executive compensation programs.
In setting target incentive-based compensation for the NEOs, the HRC Committee generally did not consider the effect of past changes in stock price, expected payouts, or earnings under other programs. Additionally, incentive compensation decisions were made without regard to length of service or awards in prior years.
Following the close of fiscal 2020, the HRC Committee reviewed actual financial results and MBO performance against preset objective goals under our incentive compensation programs for the year. Actual payouts were determined by reference to performance against the established goals and the additional structured framework to guide any discretionary decisions with regard to the annual incentive program (see additional details in the “Fiscal 2020 Annual Incentives” narrative). In addition, the HRC Committee met in executive session without members of management present, to review the MBO results for Mr. Neri, which were then approved by the independent members of the Board.
Compensation Program Revisions For Fiscal 2020
The fiscal 2020 annual and long-term incentive programs remained largely consistent with those from the prior year, but two changes were made to the fiscal 2020 annual incentive PfR program to reflect our business strategy and focus on certain areas of our business. First, to further reinforce the importance of the Edge business, a new Edge-specific revenue weighting was added to the program metrics for Corporate Section 16 Officers. Next, to reinforce our as-a-service transition, Corporate annualized revenue run-rate was measured for most Section 16 Officers. This growing element of our strategic plan was weighted 10% of the annual incentive program, while other revenue components and operating profit were weighted 40% and 50% respectively.
DETERMINATION OF FISCAL 2020 EXECUTIVE COMPENSATION
Fiscal 2020 Base Salary
Our executives receive a small percentage of their target total direct compensation in the form of base salary which reinforces our philosophy of linking pay to performance. The HRC Committee positioned executive base salaries to be within a competitive range of the market median for comparable positions at our peer companies, and to generally comprise approximately 10% to 15% of the NEOs’ overall target total direct compensation, which is consistent with the practice of our peer group companies. The NEOs are paid an amount of base salary sufficient to attract qualified executive talent and maintain a stable management team.
The HRC Committee recommended, and the independent members of our Board approved, an increase to Mr. Neri’s salary to $1.175 million to reduce the gap in compensation compared to the median of our peer companies. This change was effective at the beginning of fiscal 2020. No changes were made to base salaries of other NEOs at the beginning of fiscal 2020.

Annual Base Salary
Named Executive Officer	Fiscal 2019 ($)	Fiscal 2020 ($)	Increase %(1)
Antonio F. Neri	1,100,000	1,175,000	7%
Tarek Robbiati	800,000	800,000	0%
Peter J. Ungaro(2)		600,000
John F. Schultz	775,000	775,000	0%
Keerti Melkote(2)		700,000
Philip Davis	750,000	750,000	0%
1.Increase percentages may be rounded.
2.Messrs. Ungaro and Melkote were not NEOs in fiscal 2019.
In response to the impact and uncertainty caused by the COVID-19 pandemic, and as reported in our May 19, 2020 Form 8-K, the Board approved certain cost containment measures including base salary adjustments for the period beginning on July 1, 2020 through the remainder of fiscal 2020. The base salaries for Messrs. Neri, Robbiati, Schultz, and Melkote were

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EXECUTIVE COMPENSATION
reduced by 25%, while the salary for Mr. Ungaro was reduced by 20% in alignment with salary adjustments for others at his level. In all cases, the pre-reduced salaries were restored as of the beginning of fiscal 2021.

Fiscal 2020 Annual Incentives
Pay-for-Results (“PfR”) Program Design
Our NEOs were eligible to earn an annual incentive bonus under the Hewlett Packard Enterprise Company 2015 Stock Incentive Plan, as amended and restated January 25, 2017 (the “HPE 2015 Stock Incentive Plan”) for fiscal 2020. The target annual incentive awards for fiscal 2020 were set at 180% of base salary for Mr. Neri, and similar to fiscal 2019, 125% of base salary for the other NEOs. Base salaries used for purposes of calculating the annual incentive PfR amounts excluded the impact of the temporary salary reductions in fiscal 2020.

•The financial metrics have a potential to earn up to 200% of target

•To drive profitable growth and strong margins, the Corporate revenue payout cannot exceed the payout for operating profit

•The MBO modifier is based on individual quantitative and qualitative goals, and is applied to final financial funding while preserving the capped payout of 200% of target

Company revenue, incremental Edge revenue, annualized revenue run-rate, and operating profit metrics were used for the 2020 annual incentives for all Corporate NEOs. The annual incentive programs for Mr. Ungaro and Mr. Melkote were based on business segment revenue and operating profit, and annualized revenue run-rate or services orders, where applicable. These metrics were important annual measures to drive stockholder value through company strategy and business results. The achievement of certain individual performance-based MBO goals resulted in a range between 20% increase and 20% decrease to financial funding to determine the final annual incentive payout for each NEO. The MBO goals were established at the beginning of the performance period and were measured objectively following the end of the fiscal year.
The specific metrics, their linkage to corporate or business segment results, as applicable, and the weighting that was placed on each, were chosen because the HRC Committee believed:
•performance against these metrics enhances value for stockholders, capturing both the top and bottom line;
•a balanced weighting and various caps limit the likelihood of rewarding executives for taking excessive risk; and
•using different measures avoids paying for the same performance twice.

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These financial performance metrics are defined and explained in greater detail below:

Fiscal 2020 PfR
Financial Performance Metrics	Definition(1)	Rationale for Metric
Corporate Revenue	Net revenue as defined and reported in HPE’s Annual Report on Form 10-K for fiscal 2020	Reflects top line financial performance, which is a strong indicator of our long-term ability to drive stockholder value
Business Segment Revenue	Business-segment net revenue, including intersegment net revenue, as reported in HPE’s Annual Report on Form 10-K for fiscal 2020
Corporate Operating Profit	Non-GAAP earnings from operations, as defined and reported in HPE’s fourth quarter fiscal 2020 earnings press release(2)	Reflects operational financial performance which is directly tied to stockholder value on a short-term basis
Business Segment Operating Profit	Segment earnings from operations, as defined and reported in HPE’s fourth quarter fiscal 2020 earnings press release
Corporate Annualized Revenue Run-Rate(3)	Annualized revenue run-rate as reported in HPE’s fourth quarter fiscal 2020 earnings press release	Reinforces the importance of our as-a-service transition
Business Services Orders	Business services attach orders as defined and reported in HPE’s internal orders results	Reflects both long-term top line and short-term operational financial performance tied to stockholder value
1.For purposes of establishing financial performance targets and results under incentive plans, HPE’s financial results, whether reported in accordance with generally accepted accounting principles (“GAAP”) or non-GAAP, may be further adjusted as permitted by the relevant plans and approved by the HRC Committee. The HRC Committee reviewed GAAP to non-GAAP adjustments and any other adjustments to ensure performance took into account the way the goals were set and executive accountability for performance. These metrics and the related performance targets are relevant only to HPE’s executive compensation program and should not be used or applied in other contexts.
2.Fiscal 2020 non-GAAP earnings from operations exclude after-tax costs related to the amortization of initial direct costs, amortization of intangible assets, impairment of goodwill, transformation costs, disaster charges, and acquisition, disposition and other related charges. HPE’s management used non-GAAP earnings from operations to evaluate and forecast HPE’s performance before gains, losses, or other charges that were considered by HPE’s management to be outside of HPE’s core business segment operating results. We believe that presenting non-GAAP earnings from operations provides investors with greater visibility to the information used by HPE’s management in its financial and operational decision making. We further believe that providing this additional non-GAAP information helps management to evaluate and measure performance. This additional non-GAAP information is not intended to be considered in isolation or as a substitute for GAAP net earnings.
3.Annualized revenue run-rate represents the annualized value of all GreenLake services revenue, related financial services revenue (which includes rental income for operating leases and interest income for capital leases), and Software-as-a-Service, subscription, and other as-a-Service offerings recognized during a quarter and multiplied by four. ARR should be viewed independently of net revenue and deferred revenue and is not intended to be combined with any of these items.
In consideration of HPE’s continued business transformation and the considerable impact of foreign exchange rates, the HRC Committee approved plan mechanics in the beginning of the performance period to automatically adjust for foreign exchange impact on actual performance results to no more than +/- 5%, M&A impact, one-time expenses above certain levels not foreseen in the financial plan and where related benefits are outside the current plan period, extraordinary events largely out of management’s control to the extent actual impact differs from original plan assumptions, and changes to tax law and accounting rules. The HRC Committee continues to have the ability to reverse such adjustments, and may review and approve adjustments below the initially set guidelines in special cases.

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Fiscal 2020 Financial Results
Shortly after the completion of the fiscal year, the HRC Committee reviewed and determined formulaic performance against the corporate financial metrics as follows:

Fiscal 2020 PfR Program — Corporate Performance Against Financial Metrics
Metric	Weight	Target(1) ($ in billions)	Result(2) ($ in billions)	Percentage of Target Financial Funding
Corporate Revenue	35%	29.8	27.0	0%
Operating Profit	50%	2.9	2.0	0%
Annualized Revenue Run-rate	10%	0.62	0.59	0%
Edge Revenue	5%	3.1	2.8	0%
Total	100%	—	—	0%
1    Corporate targets are only disclosed after the end of the performance period, and were set at challenging levels. Other than business segment metrics measured in the Corporate PfR program, the Company does not disclose the targets pertaining to its business segments because this information is not otherwise publicly disclosed by the Company, and the Company believes it would cause competitive harm to do so in this proxy statement. Consistent with financial targets that are communicated to stockholders, business-segment targets were set at levels necessary to drive stockholder value such that they would be challenging for each business segment to achieve its applicable targets.
2    Based on the plan mechanics approved in the beginning of the performance period, certain adjustments to corporate and business segment revenue and operating profit results were automatically made with the HRC Committee’s ability to reverse such adjustments. These automatic adjustments had no impact on Corporate financial funding, and included impacts associated with the close of the Silver Peak acquisition and costs associated with a litigation settlement related to the CMS business.
Fiscal 2020 Additional Structured Framework
HPE’s fiscal year ended on October 31, 2020 which reflected the realities of operating through the COVID-19 pandemic for more than half of fiscal 2020. The global scale of the pandemic caused a significant decline in performance, resulting in financial funding achievement of 0% of target for most fiscal 2020 PfR programs.
In recognition of critical financial, operational, and strategic priorities that surfaced during the year in connection with the COVID-19 pandemic, and, in order to provide a continuing incentive for performance, the HRC Committee adopted an additional structured framework to guide potential discretionary decisions.
Under this framework, the HRC Committee could exercise discretion to adjust fiscal 2020 financial funding under the PfR program based on quantifiable achievements in (a) employee safety and engagement, (b) operational execution and financial metrics including revenue improvement, liquidity, and progress against our previously announced cost savings and optimization plan, and (c) progress against our strategic pivot to as-a-service. The HRC Committee, with the assistance of management and the HRC Committee’s independent consultant, developed these performance categories as a framework to measure financial, operational, and strategic achievements that were deemed key drivers of stockholder value for fiscal 2020 and beyond given the business disruption from the COVID-19 pandemic.
Following the assessment of the final fiscal 2020 financial results in early fiscal 2021 and the achievement against the previously described structured framework, the HRC Committee determined it was appropriate to fund a portion of the fiscal 2020 annual incentive program. In its deliberations, the HRC Committee acknowledged:
•The extraordinary efforts of the management team in leading the Company and its employees through an uncertain time with critical focus on employee safety and engagement, resulting in an overall Employee Engagement Index of 83%, an increase from fiscal 2019.
•Improved operational execution such as critical reduction of our backlog to normalized levels reflecting a 44% reduction from the second quarter of fiscal 2020, improved liquidity by raising sufficient mid- to long-term bonds to support repayment of bond maturities in an uncertain time, and revenue growth in the second half resulting in an 8% increase from the first half of fiscal 2020 and Non-GAAP earnings-per-share for the full year above the revised guidance provided at our Q3 earnings call.
•Notable progress against our strategic transition to as-a-service quantified by 30% year-over-year growth in Corporate ARR, which is critical to our long-term success.
The following table summarizes the determination of financial funding for our NEOs capped at the greater of formulaic financial funding or 60% of target in reflection of the Company’s culture of accountability, pay-for-performance, and the stockholder experience:

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Fiscal 2020 PfR Program — Formulaic and Discretionary Financial Funding
Distinct Annual Incentive Programs for our NEOs	Formulaic Percentage of Target Financial Funding	Total Percentage of Target Financial Funding with Discretion
Corporate(1)	0%	60%
HPC & MCS(2)	0%	60%
Edge(3)	37%	60%
1.Messrs. Neri, Robbiati, and Schultz, participated in the Corporate annual incentive PfR program
2.Mr. Ungaro participated in the HPC & MCS annual incentive PfR program
3.Mr. Melkote participated in the Edge annual incentive PfR program
Discussion of Fiscal 2020 MBOs
With respect to performance against the MBOs, the independent members of the Board evaluated Mr. Neri’s performance during an executive session held shortly following the end of the fiscal year. The evaluation included an analysis of Mr. Neri’s performance against his MBOs, which included a set of leadership metrics focused on employee engagement, retention of top talent, and key diversity areas, as well as Corporate free cash flow measured by cash flow from operations less net capital expenditures, and certain milestones associated with our as-a-service transition.
After conducting a thorough review of Mr. Neri’s performance and considering the HRC Committee’s recommendation, the independent members of the HPE Board determined that Mr. Neri’s MBO performance was above target. Mr. Neri’s accomplishments included:
•Achievement of record levels in employee engagement driven in large part by Mr. Neri’s personal leadership and authenticity throughout the COVID-19 pandemic, characterized by frequent, transparent communications with all team members worldwide.
•Improvement in all metrics measuring the retention of top talent and key diversity areas.
•Achievement of all major as-a-service transformation milestones, from the launch of the initial team through the delivery of four critical as-a-service offerings announced at HPE Discover Virtual Experience.
As the CEO, Mr. Neri evaluated the performance of other Section 16 Officers and presented his recommendations based on those evaluations to the HRC Committee shortly following the end of the fiscal year. The evaluations included an analysis of each officer’s performance against their individual MBOs, which included a set of leadership metrics focused on employee engagement, retention of top talent, and key diversity areas for each group, and other differentiated performance metrics. After discussion, the HRC Committee determined the degree of attainment of the MBOs. The results of these evaluations and select MBOs for the other NEOs are summarized below:
Mr. Robbiati. The HRC Committee determined that Mr. Robbiati’s MBO performance was above target. Mr. Robbiati successfully improved liquidity by raising sufficient mid- to long-term bonds to support repayment of bond maturities in an uncertain time and architected a series of potential financial outcomes in response to the COVID-19 pandemic leading to the announcement of a cost optimization and prioritization plan. Additionally, Mr. Robbiati drove an increase in employee engagement and the retention of top talent.

Mr. Ungaro. The HRC Committee determined that Mr. Ungaro’s MBO performance was above target. Mr. Ungaro helped successfully complete the integration of the Cray Inc. (“Cray”) business into the HPC & MCS business segment. Additionally, Mr. Ungaro drove an increase in the retention of top talent and key diversity areas.
Mr. Schultz. The HRC Committee determined that Mr. Schultz’s MBO performance was above target. Mr. Schultz successfully initiated and led the Transformation Office, meeting all major as-a-service transformation roadmap milestones defined for fiscal 2020. Additionally, Mr. Schultz drove an increase in the retention of top talent and key diversity areas.
Mr. Melkote. The HRC Committee determined that Mr. Melkote’s MBO performance was at target. Mr. Melkote successfully closed the Silver Peak acquisition and formulated the integration of Silver Peak into the Edge business segment. Additionally, Mr. Melkote drove an increase in employee engagement and key diversity areas.

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Based on the findings of these performance assessments, the HRC Committee (and, in the case of Mr. Neri, the independent members of the Board) determined the overall level of achievement and resulting MBO modifier in the table below. HPE does not disclose detailed MBO goals for each NEO out of concern for competitive harm.

Fiscal 2020 PfR Program Performance Against Non-Financial Metrics (MBOs)
Named Executive Officer	MBO Modifier (%)
Antonio F. Neri	105
Tarek Robbiati	110
Peter J. Ungaro	110
John F. Schultz	110
Keerti Melkote	100
Philip Davis	0

Based on the fiscal 2020 financial performance, assessment of the structured framework and associated discretionary financial funding, and MBO achievement described above, the annual incentive payouts for the NEOs under the PfR program were as follows:

Fiscal 2020 PfR Program Annual Incentive Payout
			% of Target Annual Incentive Funded
Named Executive Officer	Annual Salary ($)(1)	Annual Incentive Target (% of Salary)	Financial Metrics with Discretion (% of Target)	MBO Modifier (% of Target)	Actual Payout (% of Target)	Actual Payout ($)
Antonio F. Neri	1,175,000	180	60	105	63	1,332,450
Tarek Robbiati	800,000	125	60	110	66	660,000
Peter J. Ungaro	500,000	125	60	110	66	412,500
John F. Schultz	775,000	125	60	110	66	639,375
Keerti Melkote	700,000	125	60	100	60	525,000
Philip Davis(2)	750,000	125	0	0	0	—
1.Amounts represent base salaries used for purposes of calculating the annual incentive PfR amounts, which excluded the impact of the temporary salary reductions in fiscal 2020 (see “Fiscal 2020 Base Salary” for details). Additionally, Mr. Ungaro’s salary was prorated based on his January 1, 2020 start date.
2.Mr. Davis voluntarily resigned effective May 1, 2020 and was not eligible to receive a payout under the PfR Program.

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Long-term Incentives
Fiscal 2020 Award Mix
The HRC Committee maintained a fiscal 2020 LTI design for our NEOs that consisted of a value-based mix of two equity vehicles illustrated in the following chart:

•PARSUs support the objectives of linking realized value to the achievement of critical financial and operational objectives, and stockholder alignment. The earned award is based on two- and three-year results against predetermined corporate performance goals and relative long-term stockholder returns.
•RSUs support retention and are linked to stockholder value and ownership, which are also important goals of HPE’s executive compensation program. Annual RSUs vest ratably over three years from the date of grant.
Fiscal 2020 Annual LTI Grant Values
The HRC Committee, and in the case of Mr. Neri, the independent members of the Board, approved the value of fiscal 2020 annual LTI awards for the NEOs based on factors such as competitive market data, internal equity, individual performance, and the executives’ potential future contributions.

Fiscal 2020 Annual LTI Target Award Values ($)
Named Executive Officer	PARSUs (50%)	RSUs (50%)	Total LTI Value (100%)
Antonio F. Neri	5,375,000	5,375,000	10,750,000
Tarek Robbiati	2,000,000	2,000,000	4,000,000
Peter J. Ungaro(1)	—	—	—
John F. Schultz	1,750,000	1,750,000	3,500,000
Keerti Melkote	1,625,000	1,625,000	3,250,000
Philip Davis(2)	2,000,000	2,000,000	4,000,000
1.Mr. Ungaro joined HPE as a result of the Cray acquisition on January 1, 2020, after the annual LTI awards were granted (see “Other Fiscal 2020 Actions” section for additional details).
2.Mr. Davis voluntarily resigned effective May 1, 2020 and the LTI awards reflected above were forfeited upon his exit.
These values represent the target dollar value of awards granted. The actual grant date fair value used for accounting and disclosure purposes may vary. For more information on NEO grants of PARSUs and RSUs during fiscal 2020, see the “Fiscal 2020 Grants of Plan-Based Awards” table.

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EXECUTIVE COMPENSATION
Fiscal 2020 PARSUs
The PARSUs were structured to have two- and three-year performance periods that began at the start of fiscal 2020 and continue through the end of fiscal 2021 and 2022, respectively. Under this program, fifty percent of the PARSUs are eligible for vesting based on performance over two years with continued service, and fifty percent are eligible for vesting based on performance over three years with continued service. The two- and three-year performance measures are each based on HPE’s non-GAAP net income results and a modifier dependent upon relative Total Stockholder Return performance against the S&P 500 constituents.
The PARSUs granted to our NEOs measure net income to drive accountability for all aspects of revenue, costs, expenses, depreciation on past capital expenditures, and taxes, which we believe are all key drivers of stockholder value. Internal net income goals were set after consideration of historical performance, internal budgets, and external expectations.
Additional details regarding the fiscal 2020 PARSU design are illustrated and further described below.

Fiscal 2020 PARSUs
Segment	Vesting(1)	Non-GAAP Net Income Growth vs. Internal Goals(2)(3)(4)		Relative TSR vs. S&P 500 +/- 20% Modifier(4)		Overall Payout
Segment One	50% after two-year Performance Period	Max Target Threshold < Threshold	200% 100% 50% 0%	≥ 90th percentile 50th percentile ≤ 25th percentile	1.2x 1.0x 0.8x	0 - 200% of Target
Segment Two	50% after three-year Performance Period	Max Target Threshold < Threshold	200% 100% 50% 0%	≥ 90th percentile 50th percentile ≤ 25th percentile	1.2x 1.0x 0.8x	0 - 200% of Target
1.Performance measurement and vesting occur fifty percent each at the end of the two- and three-year periods, subject to continued service.
2.Net income goals are determined based on the most recent preceding fiscal-year results adjusted by the predetermined year-over-year net income growth rates approved by the HRC Committee at the beginning of the performance period.
3.Targets to be disclosed only following the end of the performance periods out of concern for competitive harm.
4.Interpolated for performance between threshold/target and target/maximum achievement levels for net income and relative TSR.
Vesting Achievement Under the Fiscal 2019-2020 PARSU Award Cycle
The HRC Committee did not make any discretionary adjustments to outstanding PARSUs, notwithstanding the substantial negative impact on our business due to the COVID-19 pandemic. The number of Segment One Fiscal 2019 PARSUs earned was based on our performance against two-year net income growth rates approved by the HRC Committee at the beginning of the performance period and a modifier dependent upon relative TSR performance against the S&P 500 constituents. The actual performance achievement as a percent of target for the completed two-year performance period as of October 31, 2020 is summarized in the table below:

		Non-GAAP Net Income Growth (% of target earned)				Relative TSR vs. S&P 500(1) (modifier of achievement %)		Total Payout (% of Target Vesting)
	Performance Period	YoY Target	YoY Result	Achievement %	2-year Average Achievement %
Segment						Percentile	Modifier %
Segment One(2)	FY19(3)	97%	105%	200.0%	100.0%	12th percentile	80.0%	80.0%
	FY20	107%	73%	0.0%
1.Relative TSR as reported by Bloomberg and calculated using the average closing price of HPE and the S&P 500 companies’ common stock for the beginning and end of the performance period, assuming reinvestment of dividends.
2.The first fiscal 2019 PARSU performance period began on November 1, 2018 and completed on October 31, 2020.
3.The fiscal 2019 YoY net income target was set below fiscal 2018 actual net income due to expected tax rate increases in fiscal 2019 and a foreign currency-related benefit in fiscal 2018 that was not expected in future years.

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Vesting Achievement Under the Fiscal 2018-2020 PARSU Award Cycle
The HRC Committee did not make any discretionary adjustments to outstanding PARSUs, notwithstanding the substantial negative impact on our business due to the COVID-19 pandemic. The number of Segment Two Fiscal 2018 PARSUs earned was based on our performance against three-year net income growth rates approved by the HRC Committee at the beginning of the performance period and a modifier dependent upon relative TSR performance against the S&P 500 constituents. The actual performance achievement as a percent of target for the completed three-year performance period as of October 31, 2020 is summarized in the table below:

		Non-GAAP Net Income Growth (% of target earned)				Relative TSR vs. S&P 500(1) (modifier of achievement %)		Total Payout (% of Target Vesting)
	Performance Period	YoY Target	YoY Result	Achievement %	3-year Average Achievement %
Segment						Percentile	Modifier %
Segment Two(2)	FY18	116%	145%	200.0%	97.6%	19th percentile	80.0%	78.0%
	FY19	106%	105%	92.6%
	FY20	106%	73%	0.0%
1.Relative TSR as reported by Bloomberg and calculated using the average closing price of HPE and the S&P 500 companies’ common stock for the beginning and end of the performance period, assuming reinvestment of dividends.
2.The second fiscal 2018 PARSU performance period began on November 1, 2017 and completed on October 31, 2020.

Other Fiscal 2020 Actions
Satisfying the terms of the agreement to acquire Cray (the “Cray Merger Agreement”), on January 1, 2020, Mr. Ungaro, the former President and CEO of Cray became an HPE employee leading HPE’s HPC & MCS business group. Mr. Ungaro received an annual base salary of $600,000 and an annual target bonus of 125% of eligible earnings, which was pro-rated for Mr. Ungaro’s initial year of service.
Mr. Ungaro received the following additional actions as reported in Cray’s “Definitive Proxy Statement Relating to Merger or Acquisition” filed on August 25, 2019.
Outstanding Cray Equity - Mr. Ungaro forfeited all of his unvested Cray equity awards (stock options, RSUs, and performance-vesting RSUs) as of the September 25, 2019 closing of the Cray acquisition (the “Closing Date”) in exchange for (i) a lump-sum cash payment equal to 50% of the aggregate value of Mr. Ungaro’s unvested Cray equity awards, which included performance-vesting RSUs at a 50% vesting rate, paid immediately following the Closing Date, and (ii) a cash-based award in an amount equal to the remaining 50% of the aggregate value of Mr. Ungaro’s unvested Cray equity awards, which vested and was paid upon the earlier of (A) the first anniversary of the Closing Date, subject to Mr. Ungaro’s continued employment on such date and (B) Mr. Ungaro’s termination of employment by HPE without “cause,” Mr. Ungaro’s resignation for “good reason” or his termination due to his death, or “disability” (as such terms are defined in the HPE Employment Agreement, an “HPE covered termination”). Because he remained employed on September 25, 2020, Mr. Ungaro received the cash-based award at that time.
2019 Bonus Plan - During calendar year 2019, Mr. Ungaro participated in the Cray 2019 Executive Bonus Plan along with similarly-situated former Cray executives. As determined by the Cray board of directors at the beginning of the performance year, Mr. Ungaro was assigned a target bonus opportunity equal to 150% of his then-$540,000 annual base salary, with the ultimate bonus payout to range from 0-200% of target subject to the level of achievement versus pre-specified goals in bookings and revenue recognition on certain strategic product categories. Based on Cray’s achievement versus these goals in 2019, it was determined in February 2020 that the payout percentage for all in the Cray 2019 Executive Bonus Plan was 171.5% and Mr. Ungaro received a corresponding payment of $1,389,150.
HPE Retention Award - Mr. Ungaro received a cash-based retention award in the aggregate amount of $2.0 million which will vest and become payable 50% on each of the first and second anniversaries of the Closing Date, in each case, subject to Mr. Ungaro’s continued employment through such date, or upon Mr. Ungaro’s earlier HPE covered termination. Because he remained employed on September 25, 2020, Mr. Ungaro received the first half of the cash retention award at that time.
HPE Performance-based Equity - Mr. Ungaro received a number of performance-based restricted stock units (“HPE PSUs”) equal to the quotient of $1.0 million, divided by the closing price of the HPE common stock on the day immediately prior to the Closing Date. The HPE PSUs will vest on the third anniversary of the Closing Date, subject to the HPC & MCS unit’s achievement of certain financial performance milestones and Mr. Ungaro’s continued employment through such date. In the

HPE 2021 PROXY STATEMENT	77

EXECUTIVE COMPENSATION
event of over-achievement of the performance milestones, and subject to certain approvals by the HRC Committee, Mr. Ungaro will be eligible to earn up to 300% of the shares underlying the HPE PSUs. The HPE PSUs may be eligible for accelerated vesting upon a qualifying termination of employment pursuant to the terms of the HPE Company Severance and Long-term Incentive Change in Control Plan for Executive Officers (“SPEO”).
In addition, Mr. Ungaro will receive three successive annual grants of restricted stock units to acquire shares of HPE common stock, each valued at $3.0 million as of the date of grant (“HPE Annual Equity Grant”) starting in December 2020, subject to HRC Committee approval. Each HPE Annual Equity Grant will vest with respect to one-third of the total underlying shares of HPE common stock on each anniversary of the grant date, subject to Mr. Ungaro’s continued service to HPE through the applicable vesting date. The HPE Annual Equity Grants may be eligible for accelerated vesting upon a qualifying termination of employment pursuant to the terms of the SPEO.
No further adjustments were made to Mr. Ungaro’s compensation upon his subsequent May 12, 2020 appointment as a Section 16 officer other than the 20% salary reduction for the period from July through October 2020 as a result of cost containment measures put in place by the company in response to the COVID-19 pandemic.
Benefits
Our NEOs receive health and welfare benefits (including retiree medical benefits if eligibility conditions are met) under the same programs and subject to the same eligibility requirements that apply to our U.S. employees generally. We do not provide our executives, including the NEOs, with special or supplemental U.S. defined benefit pension or health benefits.
The NEOs, along with other executives who earn base salary or annual incentives in excess of certain limits under the Internal Revenue Code of 1986, as amended (the “Code”), were eligible in fiscal 2020 to participate in the HPE Executive Deferred Compensation Plan (the “EDCP”). This plan is maintained to permit executives to defer a portion of their compensation and related taxation on such amounts. This is a standard benefit plan also offered by the majority of our peers, and is more fully described in the “Narrative to the Fiscal 2020 Nonqualified Deferred Compensation Table” section. Amounts deferred or matched under the EDCP are credited with notional investment earnings based on investment options selected by the participant from among mutual and proprietary funds available to employees under the HPE 401(k) Plan. No amounts in the EDCP earn above-market returns.
Perquisites
Consistent with the practices of our peer group companies, we provide limited perquisites to our senior executives, including the NEOs, as discussed below.
We provide our NEOs with financial counseling services to assist them in obtaining professional financial advice, which is a common benefit among our peers. This helps increase the understanding and effectiveness of our executive compensation program, and also increases productivity by limiting distractions from Company responsibilities to attend to personal financial matters. The value of these services is taxable to our executives.
Our CEO may use Company aircraft for personal purposes in the CEO’s own discretion and, at times, is advised to use Company aircraft for personal travel for security reasons. The other NEOs may use Company aircraft for personal purposes under certain limited circumstances, if available and approved in advance by the CEO. The NEOs, including the CEO, are taxed on the value of this personal usage according to applicable tax rules. There is no tax gross-up paid on the income attributable to this value.
For details on perquisites received during fiscal 2020, see the “Summary Compensation Table” below.

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EXECUTIVE COMPENSATION
OTHER COMPENSATION-RELATED MATTERS
Use of Comparative Compensation Data and Compensation Philosophy
The HRC Committee reviewed Section 16 Officer compensation and compared it to that of executives in similar positions with HPE’s peers for purposes of benchmarking target pay levels. The HRC Committee’s annual review of our peer group resulted in no changes.
The HRC Committee reviewed and approved the following 18-company peer group, which informed decision making for fiscal 2020 target pay levels:

Fiscal 2020 Peer Companies
Accenture	Honeywell	Micron Technology
ADP	HP Inc.	NetApp
Cisco Systems, Inc.	IBM	Qualcomm
Cognizant	Intel Corporation	Seagate Technology
DXC Technology	Jabil	Western Digital
Flex Ltd.	Juniper Networks	Xerox

For fiscal 2020, FW Cook used the following screening criteria to develop a pool of potential peers:
•Industry — companies operating in similar or comparable industry space
•Size — companies that would position HPE in a range around the peer median on size characteristics mainly focused on revenue and market cap
HPE is positioned within a reasonable range around peer median on several size characteristics (e.g., revenue, operating income, and total assets). At the time the fiscal 2020 peer group was approved, the Company was between the median and 75th percentile for revenue and between the 25th percentile and median for market capitalization.
In reviewing comparative pay data from these companies against pay for our Section 16 Officers (including our NEOs), the HRC Committee evaluated data, using regression analysis where necessary to adjust for size differences between HPE and the peer group companies. Exclusions were made for particular data points of certain companies if they were anomalous and not representative of market practices. The HRC Committee continued to set target total direct compensation levels for fiscal 2020 that were generally within a competitive range of the market median, although in some cases higher for attraction and retention purposes.
The HRC Committee will continue to review HPE’s peer group annually to assess the appropriateness for competitive benchmarking of executive pay and compensation design.
Executive Stock Ownership Guidelines
HPE has stock ownership guidelines designed to align executives’ interests more closely with those of our stockholders, and to mitigate the potential for taking excessive risk that could affect the value of HPE stock. The CEO is expected to attain and hold an investment position in our stock equal to seven times base salary, and all other NEOs are expected to attain and hold an investment position equal to five times base salary within five years of assuming the designated position. Shares counted toward the guidelines include those held by the executive directly or through a broker, shares held in the HPE 401(k) Plan, shares held as unvested restricted stock, shares underlying time-vested RSUs, and shares underlying vested but unexercised stock options (fifty percent of the “in-the-money” value of such options is used for this calculation). All NEOs held the expected investment position in HPE’s stock as of the end of fiscal 2020 or were on target to reach the expected position within the five-year timeline.

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EXECUTIVE COMPENSATION
Anti-hedging/Pledging Policy
We have a policy prohibiting HPE’s executive officers and directors from engaging in any form of hedging transaction (derivatives, equity swaps, forwards, etc.) in HPE stock, including, among other things, short sales and transactions involving publicly-traded options. In addition, with limited exceptions, HPE’s executive officers are prohibited from holding HPE stock in margin accounts and from pledging HPE stock as collateral for loans. Our Insider Trading Policy, which is applicable to all levels of HPE employees and to our directors, also prohibits all hedging transactions in HPE equity securities, regardless of whether or not such securities were granted as HPE compensation. These policies further align executives’ interests with those of our stockholders.
Policy on Recovery in Event of Financial Restatement
HPE maintains a “clawback” policy that permits the Company to recover certain annual incentives (and long-term cash incentives, if any) from senior executives in the event that fraud or personal misconduct results in a significant restatement of financial results. The policy permits the recovery of incentives paid from those senior executives whose fraud or misconduct resulted in the restatement to the extent the amounts paid would have been lower absent the fraud or misconduct, as determined by the Board. In addition, HPE’s equity grant agreements and employee agreements regarding confidential information and proprietary developments provide that incentive and equity awards are subject to clawback, cancellation, or other appropriate treatment if the recipient engages in misconduct that is prohibited by applicable law or HPE policy, or if clawback is otherwise required by applicable law or HPE policy.
Fiscal 2021 Compensation Program
The HRC Committee approved a fiscal 2021 compensation structure that continues to align our executives’ and stockholders’ interests and reinforce our business strategy. With the exception of the annual incentive PfR program for the CEO, no changes were made to the fiscal 2021 annual incentive PfR or long-term incentive programs. To emphasize alignment with the financial results of the Company, Mr. Neri’s annual incentive program for fiscal 2021 will be based on the various revenue and operating profit performance metrics only, with no MBO modifier.
In fiscal 2021, the HRC Committee will continue its ongoing evaluation of the overall compensation system to ensure that it best supports the Company’s talent needs, rewards management for the successful execution of short- and long-term operating goals and business strategy, and aligns pay with stockholder interests and strong governance standards.
Accounting and Tax Effects
The HRC Committee’s principal consideration in authorizing compensation for our executives is whether we believe such compensation facilitates the achievement of our pay for performance philosophy. Accordingly, we believe it is important to retain the flexibility to compensate executives in a manner designed to meet our compensation objectives, even if such compensation is potentially not deductible for tax purposes.

80	HPE 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION
HRC COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The undersigned members of the HR and Compensation Committee of the Board of Directors of Hewlett Packard Enterprise Company have reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Hewlett Packard Enterprise Company filed for the fiscal year ended October 31, 2020.

HRC COMMITTEE
Pamela L. Carter, chair Patricia F. Russo Mary Agnes Wilderotter

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EXECUTIVE COMPENSATION
FISCAL 2020 SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our CEO, CFO, our three other most highly compensated executive officers who remained employed at the end of fiscal 2020, and one former officer of HPE who did not remain employed as of the end of fiscal 2020.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Antonio F. Neri
President and Chief Executive Officer
	2020	1,077,083	—	10,811,086	—	1,332,450	38,370	230,407	13,489,396
	2019	1,100,000	—	10,254,482	—	2,089,343	49,115	221,557	13,714,497
	2018	950,000	—	9,202,540	—	2,417,250	1,717	51,498	12,623,005
Tarek Robbiati
Executive Vice President, Chief Financial Officer
	2020	733,333	—	4,022,739	—	660,000	—	13,032	5,429,104
	2019	800,000	500,000	3,536,038	—	1,187,127	—	241,250	6,264,414
	2018	100,000	500,000	3,500,008	—	146,500	—	77,212	4,323,720
Peter J. Ungaro(6)
Senior Vice President, General Manager, HPC and MCS
	2020	460,000	7,689,111	1,011,924	—	412,500	—	11,233	9,584,768

John F. Schultz
Executive Vice President, Chief Operating and Legal Officer
	2020	710,417	—	3,519,893	—	639,375	—	84,148	4,953,833
	2019	750,000	—	5,283,473	—	1,163,519	—	82,909	7,279,901
	2018	725,000	—	4,090,015	—	1,593,188	—	50,557	6,458,760
Keerti Melkote
President, Intelligent Edge, and Founder, Aruba Networks
	2020	641,667	—	3,268,454	—	525,000	—	11,367	4,446,488

Philip Davis
Former President, Hybrid IT
	2020	453,581	—	4,022,739	—	—	—	77,943	4,554,263
	2019	750,000	1,000,000	3,536,038	—	1,086,900	—	76,385	6,449,323
	2018	875,075	1,202,151	2,999,993	—	619,834	—	344,854	6,041,907
1.Amounts shown represent base salary earned during the fiscal year, as described in the “Fiscal 2020 Base Salary” section. These amounts reflect the salary reductions for the period beginning July 2020 through October 2020.
2.The grant date fair value of all stock awards has been calculated in accordance with applicable accounting standards. For information on the assumptions used to calculate the fair value of the awards, refer to Note 5, “Stock Based Compensation” to our “Consolidated Financial Statements” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2020, as filed with the SEC on December 10, 2020. In the case of RSUs, the value is determined by multiplying the number of units granted by the closing price of HPE’s stock on the grant date. For PARSUs awarded in fiscal 2020, amounts shown reflect the grant date fair value of the PARSUs for the two- and three-year performance periods beginning with fiscal 2020, based on the probable outcome of performance conditions related to these PARSUs on the grant date. The 2020 PARSUs include both market-related (relative TSR) and internal (non-GAAP net income) performance goals as described under “Determination of Fiscal 2020 Executive Compensation—Long-term Incentives.” Consistent with the applicable accounting standards, the grant date fair value of the relative TSR component has been determined using a Monte Carlo simulation model. As a result of the Cray acquisition, Mr. Ungaro received a performance-based RSU (“PSU”) in-hire grant in January 2020. The amount shown reflects the grant date fair value for the three-year performance period beginning in fiscal 2020, based on the probable outcome of HPE’s achievement of certain performance milestones. The table below sets forth the grant date fair value for Mr. Ungaro’s PSUs and the PARSUs granted to our other NEOs in fiscal 2020:

82	HPE 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION

Name	Probable Outcome of Performance Conditions Grant Date Fair Value ($)*	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)*
Antonio F. Neri	5,436,083	10,872,165
Tarek Robbiati	2,022,733	4,045,467
Peter J. Ungaro	1,011,924	3,035,771
John F. Schultz	1,769,890	3,539,779
Keerti Melkote	1,643,460	3,286,920
Philip Davis	2,022,733	4,045,467
*    With the exception of Mr. Ungaro’s award, all amounts shown represent the grant date fair value of the PARSUs subject to the internal non-GAAP net income performance goals and relative TSR modifier (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance (i.e., 200% of target) for the two- and three-year performance periods beginning in fiscal 2020. The grant date fair value of the PARSUs awarded on December 10, 2019 was $16.02 per unit, which was determined using a Monte Carlo simulation model. For Mr. Ungaro, these amounts represent the grant date fair value of the PSUs subject to HPE’s achievement of certain performance milestones (i) based on the probable or target outcome as of the date the goals were set and (ii) based on achieving the maximum level of performance (i.e., 300% of target). The grant date fair value of Mr. Ungaro’s PSUs was $14.42 per unit.

3.All amounts shown represent payouts under the PfR program. Such amounts were earned during the applicable fiscal year but paid after the end of that fiscal year.
4.Amounts shown represent the increase in actuarial present value of NEO pension benefits during the applicable fiscal year, as described in more detail under “Narrative to the Fiscal 2020 Pension Benefits Table” below. The amounts reported do not reflect additional accruals, but reflect the passage of one additional year from the prior present value calculation and changes in other actuarial assumptions. The assumptions used in calculating the changes in pension benefits are described in footnote 3 linked to the “Fiscal 2020 Pension Benefits Table” below.
5.The amounts shown are detailed in the “Fiscal 2020 All Other Compensation Table” below.
6.In connection with the Cray Merger Agreement, Mr. Ungaro received: (i) two harmonization payments for a total amount of $3,303 paid in January and July 2020, (ii) payment in the amount of $1,389,150 for the Cray annual incentive program earned during calendar year 2019 (prior to onboarding as an HPE employee) and paid in February 2020, (iii) the first installment of the retention bonus in the amount of $1,000,000 paid in the fourth quarter of fiscal 2020, and (iv) the second installment of cash in lieu of the unvested Cray equity in the amount of $5,296,658 paid in September 2020 (please refer to “Other Fiscal 2020 Actions” for additional information).

Fiscal 2020 All Other Compensation Table
The following table provides additional information regarding amounts that appear in the All Other Compensation column in the Summary Compensation Table above:

Name	401(k) Company Match(1) ($)	Mobility Program(2) ($)	Personal Aircraft Usage(3) ($)	Tax Benefit(4) ($)	Miscellaneous(5) ($)	Total AOC ($)
Antonio F. Neri	8,550	—	220,057	—	1,800	230,407
Tarek Robbiati	10,922	2,110	—	—	—	13,032
Peter J. Ungaro	11,233	—	—	—	—	11,233
John F. Schultz	11,374	—	29,474	—	43,300	84,148
Keerti Melkote	11,367	—	—	—	—	11,367
Philip Davis	11,000	9,112	14,087	4,109	39,635	77,943
1.Represents matching contributions made under the HPE 401(k) Plan based on each NEO’s fiscal 2020 contributions.
2.Represents benefits provided under our standard company relocation program.
3.For purposes of reporting the value of such personal usage in this table, we use data provided by an outside firm to calculate the hourly cost of operating each type of aircraft. These costs include the cost of fuel, maintenance, landing and parking fees, crew, catering, and supplies. For trips by NEOs that involve mixed personal and business usage, we include the incremental cost of such personal usage (i.e., the excess of the cost of the actual trip over the cost of a hypothetical trip without the personal usage). Personal usage is imputed as income to the executives under the applicable tax rules and no tax gross-ups are provided for this imputed income.
4.Represents tax benefits provided under the standard company relocation program. This benefit facilitates the assignment of employees to positions in other locations by minimizing any financial detriment or gain to the employee.
5.Includes amounts paid either directly to the executives or on their behalf for the following items. Employer charitable donation match in the amount of $25,300 for Mr. Schultz, and $30,500 for Mr. Davis. Financial counseling in the amount of $18,000 for Mr. Schultz and $9,135 for Mr. Davis. Also includes $1,800 for Mr. Neri of imputed income with respect to attendance at HPE events by personal guests.

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EXECUTIVE COMPENSATION
Narrative to the Summary Compensation Table
The amounts reported in the Summary Compensation Table, including base salary, annual incentive and LTI award amounts, and benefits and perquisites are described more fully under the “Detailed Compensation Discussion and Analysis” section.
The amounts reported in the Non-Equity Incentive Plan Compensation column include amounts earned in fiscal 2020 by each of the NEOs under the PfR program. The narrative description of the remaining information in the Summary Compensation Table is provided in the narrative to the other compensation tables.
FISCAL 2020 GRANTS OF PLAN-BASED AWARDS
The following table provides information on awards granted under the PfR program for fiscal 2020, and awards of RSUs and PARSUs granted as part of the fiscal 2020 long-term incentive compensation, all of which are provided under the HPE 2015 Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant-Date Fair Value of Stock and Option Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Antonio F. Neri
PfR		634,500	2,115,000	4,230,000
Annual RSU	12/10/2019							339,331	5,375,003
Annual PARSU	12/10/2019				135,732	339,331	678,662		5,436,083
Tarek Robbiati
PfR		300,000	1,000,000	2,000,000
Annual RSU	12/10/2019							126,263	2,000,006
Annual PARSU	12/10/2019				50,505	126,263	252,526		2,022,733
Peter J. Ungaro
PfR		168,750	625,000	1,562,500
In-Hire PSU	1/29/2020				—	70,175	210,525		1,011,924
John F. Schultz
PfR		290,625	968,750	1,937,500
Annual RSU	12/10/2019							110,480	1,750,003
Annual PARSU	12/10/2019				44,192	110,480	220,960		1,769,890
Keerti Melkote
PfR		245,000	875,000	1,750,000
Annual RSU	12/10/2019							102,588	1,624,994
Annual PARSU	12/10/2019				41,035	102,588	205,176		1,643,460
Philip Davis
PfR		281,250	937,500	1,875,000
Annual RSU	12/10/2019							126,263	2,000,006
Annual PARSU	12/10/2019				50,505	126,263	252,526		2,022,733
1.Amounts represent the range of possible cash payouts for fiscal 2020 awards under the PfR Program.
2.Fiscal 2020 PARSU amounts represent the range of shares that may vest at the end of the two- and three-year performance periods applicable to the award, assuming achievement of threshold, target, and maximum performance. Under this program, fifty percent of the PARSUs are eligible for vesting based on performance over two years with continued service, and fifty percent are eligible for vesting based on performance over three years with continued service. The two- and three-year performance measures are each based on HPE’s non-GAAP net income results and a modifier dependent upon relative TSR performance against the S&P 500 constituents. To the extent that our non-GAAP net income performance is below threshold for the performance period, no shares will vest for the applicable tranche. For additional details, see the discussion of PARSU awards under “Determination of Fiscal 2020 Executive Compensation—Long-term Incentives—Fiscal 2020 PARSUs.” Mr. Ungaro’s PSUs are expected to vest on September 25, 2022, subject to HPE’s achievement of certain performance milestones and Mr. Ungaro’s continued employment through such date. The amounts represent the range of shares that may vest at the end of the performance period.
3.RSUs vest as to one third of the units on each of the first three anniversaries of the grant date, subject to continued service.
4.See footnote 2 to the “Summary Compensation Table” for a description of the method used to determine the grant date fair value of stock awards. This value may differ from the value represented in the “Summary Compensation Table” due to rounding.

84	HPE 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION
FISCAL 2020 YEAR-END OUTSTANDING EQUITY AWARDS
The following table provides information on stock and option awards held by the NEOs as of October 31, 2020.

						Stock Awards(1)
		Option Awards(1)						Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(7) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(7) ($)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable(2) (#)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options(3) (#)	Option Exercise Price ($)	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)
Antonio F. Neri(8)
	12/6/2012	162,142	—	4.58	12/6/2020	—	—	—	—
	12/11/2013	88,136	—	8.92	12/11/2021	—	—	—	—
	12/10/2014	324,092	—	12.36	12/10/2022	—	—	—	—
	12/9/2015	434,884	—	8.83	12/9/2023	—	—	—	—
	12/7/2016	365,945	182,973	14.67	12/7/2024	—		—
	12/7/2017	—	—	—	—	115,966	1,001,942	—	—
	12/10/2018	—	—	—	—	249,760	2,157,929	187,321	1,618,451
	12/10/2019	—	—	—	—	354,590	3,063,660	354,590	3,063,660
Tarek Robbiati
	9/19/2018	—	—	—	—	135,739	1,172,786	—	—
	12/10/2018	—	—	—	—	86,125	744,118	64,594	558,088
	12/10/2019	—	—	—	—	131,941	1,139,969	131,941	1,139,969
Peter J. Ungaro
	1/29/2020	—	—	—	—	—	—	72,810	629,077
John F. Schultz
	12/7/2016	—	111,816	14.67	12/7/2024	—	—	—	—
	12/7/2017	—	—	—	—	51,540	445,308	—	—
	12/10/2018	—	—	—	—	79,973	690,963	59,980	518,231
	4/3/2019	—	—	—	—	133,769	1,155,762	—	—
	12/10/2019	—	—	—	—	115,448	997,472	115,448	997,472
Keerti Melkote
	12/7/2017	—	—	—	—	77,310	667,962	—	—
	12/10/2018	—	—	—	—	79,973	690,963	59,980	518,231
	12/10/2019	—	—	—	—	107,201	926,219	107,201	926,219
Philip Davis
	—	—	—	—	—	—	—	—	—
1.For awards granted prior to November 1, 2015, the number of shares and option exercise prices (representing the fair market value of HP Inc. stock on the grant date) were previously converted in connection with HPE’s separation from HP Inc. In fiscal 2017, the number of shares and option exercise prices were also converted as a result of both the ES/CSC and SW/Micro Focus spin-merge transactions. In each case, ratios were used that preserved the intrinsic value of the award as of the conversion date.
2.Options awards in this column are fully vested.
3.Option awards in this column vest upon satisfaction of certain stock price performance conditions and subject to continued service as to one third of the shares on each of the first, second, and third anniversaries of the date of grant, or upon later satisfaction of certain stock price performance conditions. As of October 31, 2020, the fiscal 2017 PCSOs granted on December 7, 2016, achieved two of three stock price performance goals, $16.87 and $18.33 respectively. The remaining stock price performance goal of $19.80 must be met by December 7, 2021 to avoid forfeiture.
4.Reflects the date in which the options may no longer be exercised as a result of expiration. All options have an eight-year term.
5.Stock awards in this column include RSUs and rounded underlying dividend equivalent units accrued through October 31, 2020. With the exception of certain grants to Mr. Schultz and Mr. Robbiati, the RSUs vest as to one third of the units on each of the first three anniversaries of the grant date, subject to continued service. Mr. Schultz’s retention award granted in April 2019 vests as to 100% of the units on the third anniversary of the grant date. Mr. Robbiati’s in-hire award granted in September 2018, vests as to one fifth of the units on each of the first five anniversaries of the grant date.

HPE 2021 PROXY STATEMENT	85

EXECUTIVE COMPENSATION
6.Value calculated based on the $8.64 closing price of HPE stock on October 30, 2020.
7.With the exception of Mr. Ungaro, the amounts in this column include the second segment of the target fiscal 2019 PARSUs, the first and second segment of the target fiscal 2020 PARSUs, and rounded underlying dividend equivalent units accrued through October 31, 2020. Final vested shares are subject to actual performance of HPE’s non-GAAP net income and relative TSR within two- and three-year performance periods, subject to continued service. The amounts for Mr. Ungaro include the PSUs expected to vest on September 25, 2022, subject to HPE’s achievement of certain performance milestones and Mr. Ungaro’s continued employment through such date.
8.To avoid the impending expiration, on December 4, 2020 Mr. Neri exercised all options granted on December 6, 2012

FISCAL 2020 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding options exercised and stock awards vested for the NEOs during fiscal 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Antonio F. Neri	—	—	571,163	7,002,457
Tarek Robbiati	—	—	137,669	1,525,015
Peter J. Ungaro	—	—	—	—
John F. Schultz	—	—	229,478	2,860,834
Keerti Melkote	—	—	160,448	2,201,202
Philip Davis	5,668	4,364	153,205	2,404,343
1.Reflects the amounts realized based on the number of shares purchased multiplied by the difference between the market price and the exercise price of shares of HPE stock on the date of exercise.
2.Reflects RSUs, the first segment of the fiscal 2019 PARSUs, the second segment of the fiscal 2018 PARSUs, and accrued dividend equivalent shares.
3.Reflects the fair market value of HPE stock on the vesting date for PARSUs, RSUs, and accrued dividend equivalent shares. Fair market value is determined based on the closing price of HPE stock on the applicable vesting date.

FISCAL 2020 PENSION BENEFITS TABLE
The following table provides information about the present value of accumulated pension benefits payable to each NEO:

Name(1)	Plan Name(2)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(3) ($)	Payments During Last Fiscal Year ($)
Antonio F. Neri	Nederland Plan	3.2	109,815	—
	IRG	24.5	140,165	—
Tarek Robbiati		—	—	—
Peter J. Ungaro		—	—	—
John F. Schultz		—	—	—
Keerti Melkote		—	—	—
Philip Davis		—	—	—
1.Only Mr. Neri is eligible to receive benefits under any HPE defined benefit pension plan.
2.The “Nederland Plan” refers to the Stichting Pensioenfonds Hewlett Packard Nederland, a multiple employer pension under which HPE currently participates. The “IRG” refers to the International Retirement Guarantee.
3.Because the change in the pension table amounts from those in the prior fiscal year determine the increase in pension value, both the current assumptions as of October 31, 2020, and for the prior fiscal year as of October 31, 2019, have been included in the following description. Mr. Neri participated in an HP Inc. pension plan while employed in the Netherlands. As of October 31, 2020, the present value for this plan is based on a discount rate of 0.73% and mortality in accordance with the AG forecast table 2020. As of October 31, 2019, the assumptions included a discount rate of 0.98% and mortality in accordance with the AG forecast table 2018. The earliest unreduced retirement age in the Nederland Plan is age 67. Due to his transfer from the Netherlands to the U.S. at the request of the Company, Mr. Neri is also covered under the IRG. As of October 31, 2020, the present value of IRG benefits is based on a discount rate of 1.33%, lump sum interest rates of 0.51% for the first five years, 2.31% for the next 15 years and 3.15% thereafter, and applicable mortality. As of October 31, 2019, the assumptions included a discount rate of 2.64%, lump sum interest rates of 2.13% for the first five years, 3.07% for the next 15 years, and 3.65% thereafter, and applicable mortality. The earliest unreduced retirement age for the IRG based on Mr. Neri’s employment history is age 65.

86	HPE 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION
Narrative to the Fiscal 2020 Pension Benefits Table
HPE does not sponsor any qualified U.S. defined benefit pension plans and only participates in one nonqualified U.S. defined benefit retirement plan for selected international transfers. As a result, no NEO currently accrues a benefit under any U.S. qualified defined benefit pension plan. Benefits previously accrued by an NEO under non-U.S. HPE pension plans are payable to them following termination of employment, subject to the terms of the applicable plan. Mr. Neri, who is a participant in the nonqualified U.S. plan for international transfers, has the potential to accrue an additional benefit under the International Retirement Guarantee (“IRG”), but only in the event that HPE requires him to change the country of his employment.
Terms of the Netherlands Pension Program
Mr. Neri earned a pension benefit under a Netherlands pension program based on his final pay and years of service while employed by HP Inc. in the Netherlands. That pension plan considers a pensionable base which is salary less an offset; the offset reflects the Dutch social security benefits which do not vary with pay levels. The annual accrual that was provided when Mr. Neri participated was 1.75% of his final pensionable base. There is also a 70% spousal benefit provided upon his death while receiving retirement payments. The benefit under the Dutch pension plan is subject to an annual conditional indexation (there was no indexation in fiscal 2020). In 2014, with Dutch law changes to extend unreduced retirement ages, all previously accrued benefits were converted to a pension commencing at age 67.
Terms of the International Retirement Guarantee
Employees who transferred internationally at HP Inc.’s request prior to 2000 were put into an international umbrella plan. This plan determines the country of guarantee which is generally the country in which an employee has spent the longest portion of his HP Inc. or HPE career. For Mr. Neri, the country of guarantee is currently the U.S. The IRG determines the present value of a full career benefit for Mr. Neri under the HP Inc. sponsored retirement benefit plans that applied to employees working in the U.S. prior to the separation of HPE from HP Inc., and to the HPE 401(k) Plan after the separation, and U.S. Social Security (since the U.S. is his country of guarantee) then offsets the present value of the retirement benefits from plans and social insurance systems in the countries in which he earned retirement benefits for his total period of HP Inc. and HPE employment. The net benefit value is payable as a single sum as soon as practicable after termination or retirement. This is a nonqualified retirement plan.
HPE does not sponsor any other supplemental defined benefit pension plans or special retiree medical benefit plans for executive officers.

FISCAL 2020 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information about contributions, earnings, withdrawals, distributions, and balances under the EDCP:

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1)(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FY End ($)
Antonio F. Neri	—	—	—	—	—
Tarek Robbiati	—	—	—	—	—
Peter J. Ungaro	—	—	—	—	—
John F. Schultz	581,760	—	80,016	192,269	2,450,036
Keerti Melkote	—	—	—	—	—
Philip Davis	—	—	—	—	—
1.The amounts reported here as “Executive Contributions” and “Registrant Contributions” are reported as compensation to such NEO in the “Summary Compensation Table” above.
2.The contributions reported here as “Registrant Contributions” were made in fiscal 2020 with respect to participant base salary deferrals during fiscal 2020.

HPE 2021 PROXY STATEMENT	87

EXECUTIVE COMPENSATION
Narrative to the Fiscal 2020 Nonqualified Deferred Compensation Table
The amounts reported in the Nonqualified Deferred Compensation Table were provided under the EDCP, a nonqualified deferred compensation plan that permits eligible U.S. employees to defer base salary in excess of the amount taken into account under the qualified HPE 401(k) Plan and bonus amounts of up to 95% of the annual incentive bonus payable under the PfR program. In addition, a matching contribution is available under the plan to eligible employees. The matching contribution applies to base salary deferrals on compensation above the Code limits that apply to the qualified HPE 401(k) Plan under the Code, up to a maximum of two times the Code’s compensation limit. In calendar year 2019, the NEOs were eligible for a matching contribution up to 4% on base salary contributions in excess of the Code limit up to a maximum of two times that limit (matching contributions were available on calendar year 2019 base salary from $280,000 to $560,000). In calendar year 2020, the NEOs were eligible for a matching contribution up to 2% on base salary contributions in excess of the Code limit up to a maximum of two times that limit (matching contributions were available on calendar year 2020 base salary from $285,000 to $570,000). In effect, the EDCP permits these executives and all eligible employees to receive a 401(k)-type matching contribution on a portion of base salary deferrals in excess of Code limits.
Upon becoming eligible for participation, employees must specify the amount of base salary and/or the percentage of annual incentives to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined under the EDCP as at least age 55 with 15 years of service), distribution is made in the form of a lump sum in January of the year following the year of termination, subject to any delay required under Code Section 409A. At retirement (or earlier, if properly elected), benefits are paid according to the distribution election made by the participant subject to any delay required under Code Section 409A. No withdrawals are permitted prior to the previously elected distribution date, other than hardship withdrawals as permitted by applicable law.
Amounts deferred or credited under the EDCP are credited with notional investment earnings based on participant investment elections made from among the investment options available under the HPE 401(k) Plan. Accounts maintained for participants under the EDCP are not held in trust, and all such accounts are subject to the claims of general creditors of HPE. No amounts are credited with above-market earnings.

88	HPE 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The amounts in the following table generally estimate potential payments that would have been due if an NEO had terminated employment with HPE effective October 31, 2020, under each of the circumstances specified below. These amounts are in addition to benefits generally available to U.S. employees upon termination of employment, such as distributions from the HPE 401(k) Plan and payment of accrued vacation where required.

				Long-Term Incentive Programs
Name	Termination Scenario	Total(1) ($)	Severance(2) ($)	Stock Options(3) ($)	RSUs(3) ($)	PARSUs(3) ($)
Antonio F. Neri
	Voluntary/For Cause	—	—	—	—	—
	Disability	10,905,642	—	—	6,223,531	4,682,111
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	10,905,642	—	—	6,223,531	4,682,111
	Not for Cause	11,487,732	6,269,250	—	2,862,976	2,355,506
	Change in Control	17,174,892	6,269,250	—	6,223,531	4,682,111
Tarek Robbiati
	Voluntary/For Cause	—	—	—	—	—
	Disability	4,754,930	—	—	3,056,873	1,698,057
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	4,754,930	—	—	3,056,873	1,698,057
	Not for Cause	3,835,600	2,214,969	—	773,565	847,066
	Change in Control	6,969,899	2,214,969	—	3,056,873	1,698,057
Peter J. Ungaro
	Voluntary/For Cause	—	—	—	—	—
	Disability	629,077	—	—	—	629,077
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	629,077	—	—	—	629,077
	Not for Cause	1,791,780	1,547,138	—	—	244,642
	Change in Control	2,176,215	1,547,138	—	—	629,077
John F. Schultz
	Voluntary/For Cause	—	—	—	—	—
	Disability	4,805,207	—	—	3,289,505	1,515,702
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	4,805,207	—	—	3,289,505	1,515,702
	Not for Cause	5,294,923	2,887,542	—	1,646,266	761,115
	Change in Control	7,692,749	2,887,542	—	3,289,505	1,515,702
Keerti Melkote
	Voluntary/For Cause	—	—	—	—	—
	Disability	3,729,593	—	—	2,285,144	1,444,449
	Retirement	N/A	N/A	N/A	N/A	N/A
	Death	3,729,593	—	—	2,285,144	1,444,449
	Not for Cause	3,701,276	1,750,589	—	1,219,268	731,419
	Change in Control	5,480,182	1,750,589	—	2,285,144	1,444,449
Philip Davis(4)
	Voluntary Exit	—	—	—	—	—

HPE 2021 PROXY STATEMENT	89

EXECUTIVE COMPENSATION
1.The total excludes amounts earned, or benefits accumulated, due to continued service by each NEO through October 31, 2020, including vested stock options, PCSOs, RSUs, PARSUs, accrued retirement benefits, and vested balances in the EDCP, as those amounts are detailed in the preceding tables. The total also excludes amounts each NEO was eligible to receive under the annual PfR program with respect to fiscal 2020 performance. For Mr. Neri, the total excludes amounts payable from the Netherlands pension and IRG programs in which he participates, as those are fully described in the “Fiscal 2020 Pension Benefits Table” above.
2.For Mr. Neri, the amounts reported represent the cash benefits payable under the SPEO at the rate applicable to the CEO (i.e., using 2.0x multiple of base salary plus the three-year average of annual incentive payments). For the other NEOs, the amounts reported are the cash benefits payable in the event of a qualifying termination under the SPEO (i.e., using 1.5x multiple of base salary plus the three-year average of annual incentive payments). For each NEO, the amounts also include 18 times the difference between the monthly COBRA premium to continue the NEO’s group medical coverage and the monthly standard premium charged to active employees for that same coverage.
3.Value calculated based on the $8.64 closing price of HPE stock on October 30, 2020.
4.Mr. Davis voluntarily resigned effective May 1, 2020 and did not receive any severance benefits upon his exit.

Narrative to the Potential Payments upon Termination or Change in Control Table
This narrative reflects plans and provisions in effect as of October 31, 2020. In fiscal 2020, Section 16 Officers (including all of the NEOs) were covered by our SPEO, which is intended to protect HPE and its stockholders, and provide a level of transition assistance in the event of an involuntary termination of employment. Under the SPEO, participants who incur an involuntary termination, not for cause, and who execute a full release of claims following such termination, which release has not been revoked or attempted to be revoked, are eligible to receive severance benefits in an amount determined as a multiple of the sum of base salary and the average of the actual annual incentives paid for the preceding three years. In the case of the CEO, the multiplier is 2.0, and in the case of the NEOs other than the CEO, the multiplier is 1.5. In all cases, the SPEO benefit will not exceed 2.99 times the sum of the executive’s base salary plus target annual incentive as in effect immediately prior to the termination of employment.
In addition to the cash benefit, the participants in the SPEO were eligible to receive (1) a pro rata annual incentive award for the year of termination based on actual performance results, (2) pro rata vesting of unvested equity awards if any applicable performance conditions have been satisfied, and (3) a lump-sum health-benefit stipend in an amount equal to 18 months’ COBRA premiums for continued group medical coverage for the executive and his or her eligible dependents, to the extent those premiums exceed 18 times the monthly premiums for active employees in the same plan with the same level of coverage as of the date of termination.
Under the SPEO, participants who incur an involuntary termination that is not for cause and does not occur within 24 months after a change in control will receive the calculated severance benefit in four equal installments over a period of 18 months. Participants who incur an involuntary termination not for cause that is within 24 months after a change in control will receive the SPEO’s cash severance benefit in a single lump sum within 75 days.
Voluntary or for “Cause” Termination
In general, an NEO who remained employed through October 31, 2020, but voluntarily terminated employment immediately thereafter, or was terminated immediately thereafter in a for “cause” termination, would be eligible to (1) receive his or her annual incentive amount earned for fiscal 2020 under the PfR program (subject to any discretionary downward adjustment or elimination by the HRC Committee prior to actual payment, and to any applicable clawback policy), (2) exercise his or her vested stock options up to three months following termination or by the original expiration date, if earlier, (3) receive a distribution of vested amounts deferred or credited under the EDCP, and (4) receive a distribution of his or her vested benefits, if any, under the HPE 401(k) Plan (and Mr. Neri would also be entitled to his pensions that are payable under the IRG and the pension programs available in the Netherlands). An NEO who terminated employment before October 31, 2020, either voluntarily or in a for “cause” termination, would generally not have been eligible to receive any amount under the PfR program with respect to the fiscal year in which the termination occurred, except that the HRC Committee has the discretion to make payment of prorated bonus amounts to individuals on leave of absence or in non-pay status, as well as in connection with certain voluntary severance incentives, workforce reductions, and similar programs.
Not for “Cause” Termination
A not for “cause” termination of an NEO who remained employed through October 31, 2020 and was terminated immediately thereafter would qualify the NEO for the amounts described above under a “voluntary” termination in addition to benefits under the SPEO if the NEO signs the required release of claims in favor of HPE and does not revoke that release. In addition to the cash severance benefits and pro rata equity awards payable under the SPEO, the NEO would be eligible to exercise vested stock options up to one year after termination or by the original expiration date, if earlier.

90	HPE 2021 PROXY STATEMENT

EXECUTIVE COMPENSATION
Termination Following a Change in Control
The SPEO provides for full accelerated vesting of outstanding stock options, RSUs, and PCSOs upon involuntary termination not for cause or voluntary termination for good reason (as defined in the SPEO) within 24 months after a change in control in which HPE is the survivor or the survivor assumes or replaces the equity awards (“double trigger”), with PARSUs vesting based on target performance. In situations where HPE is not the survivor and equity awards are not assumed by the surviving corporation, vesting will be automatically accelerated upon the change in control, with PARSUs vesting based upon the greater of the number of PARSUs that would vest based on actual performance and the number of PARSUs that would vest pro rata based upon target performance.
In addition to this enhanced equity award treatment, the NEO would be eligible for the amounts described above under a “voluntary” termination plus the cash and COBRA severance benefits described above under a standard “not for cause” termination.
Death or Disability Terminations
An NEO who continued employment through October 31, 2020, and whose employment was terminated immediately thereafter due to death or disability would be eligible to receive (1) his or her full annual incentive amount earned for fiscal 2020 determined by HPE in its sole discretion, (2) a distribution of vested amounts deferred or credited under the EDCP, and (3) a distribution of his or her vested benefits under the HPE 401(k) Plan and any HP Inc. pension plans.
Upon termination due to death or disability, stock options, RSUs, and PCSOs held by the NEO would vest in full without regard to the satisfaction of applicable performance conditions. PARSUs held by the NEO will vest in full at the target amount. If the termination was due to disability, stock options and PCSOs must be exercised within three years of termination or by the original expiration date, if earlier. If the termination was due to death, stock options and PCSOs must be exercised within one year of termination or by the original expiration date, if earlier.
HPE Retirement Arrangements
Upon retirement on or after age 55, with age plus years of service totaling at least 70 at the time of termination, HPE employees in the United States are entitled to the benefits described below. No NEO reached these eligibility thresholds as of October 31, 2020. For equity awards granted after November 1, 2016, if retirement occurs three months or more after the grant date, employees receive full vesting of time-vested options and time-vested RSUs. These awards will continue vesting on the original vesting schedule, and those options would remain exercisable up to three years after retirement, or the original expiration date, if earlier. To the extent retirement occurs within three months after the grant date, such awards will be immediately forfeited. PCSOs are subject to pro rata vesting on retirement, subject to attaining the stock price performance goals. PARSUs granted on or after December 7, 2017, if any, are paid on a full-vesting basis to retired participants at the end of the performance period, subject to final performance. Bonuses, if any, under the annual incentive program may be paid in prorated amounts at the discretion of the HRC Committee based on actual results. If required in accordance with Code Section 409A, certain amounts payable upon retirement (or other termination of employment) of the NEOs and other key employees will not be paid out for at least six months following termination of employment.
The HPE-sponsored U.S. retiree medical program provides eligible retirees with access to coverage at group rates only, with no direct subsidy provided by HPE. All NEOs could be eligible for this program if they retire from HPE on or after age 55 with at least ten years of qualifying service or a combination of age plus years of service totaling at least 80. In addition, beginning at age 45, eligible U.S. employees may participate in the HPE Retirement Medical Savings Account Plan (the “RMSA”), under which participants are eligible to receive HPE matching credits of up to $1,200 per year, beginning at age 45, and provided that the employee’s most recent hire date with HP Inc., was prior to August 1, 2008, up to a lifetime maximum of $12,000, which can be used to cover the cost of such retiree medical coverage (or other qualifying medical expenses) if the employee retires from HPE on or after age 55 with at least ten years of qualifying service or a combination of age plus years of service totaling at least 80. Mr. Neri is the only NEO currently eligible for the HPE matching credits under the RMSA. However, Mr. Neri is not contributing to an RMSA and is therefore not receiving matching credits.
CHIEF EXECUTIVE OFFICER (CEO) PAY RATIO
For fiscal 2020, the median annual total compensation of all employees of HPE (other than our CEO) was $61,278. The annual total compensation of our CEO was $13,489,396. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was approximately 220 to 1.

HPE 2021 PROXY STATEMENT	91

EXECUTIVE COMPENSATION
We identified the “median employee” by using the following methodology and material assumptions, adjustments, and estimates (consistent with all applicable SEC rules):
•We selected August 31, 2020, as the date upon which we would identify the “median employee.”
•As of this date, our employee population consisted of approximately 62,084 individuals, excluding employees on leaves of absence who are not expected to return to work.
•Employees from certain acquisitions which closed in fiscal 2020 were excluded. This exclusion represented approximately 459 Silver Peak employees added during September 2020.
•For purposes of determining our median employee, we excluded employees in certain countries that, in total, resulted in the exclusion of approximately 2,154 employees. This exclusion represents less than 5% of HPE’s total number of employees as permitted under SEC rules.
•We used fiscal year-to-date “gross cash earnings” paid through August 31, 2020 as our consistently applied compensation measure. In this context, gross cash earnings includes any salary (including overtime), bonus, and/or commissions. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars based on an exchange rate for the relevant period.
•Once we identified the median employee, we calculated the elements of the median employee’s fiscal 2020 total annual compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
A summary of employees before and after the De Minimis Exemption is included below:
HPE’s employee population included 15,947 U.S. based employees and 46,137 employees outside of the U.S. After excluding 2,154 employees (representing less than 5% of HPE’s total number of employees), as permitted under SEC rules, we identified our median employee from a group of approximately 59,930 employees globally.

Excluded Employees by Country
Country	# of Employees	Country	# of Employees
Colombia	189	Greece	108
South Africa	175	Norway	106
Saudi Arabia	165	Peru	99
Argentina	162	Chile	97
Denmark	149	New Zealand	86
Turkey	147	Vietnam	71
Finland	123	Egypt	45
Hungary	119	Kazakhstan	36
Portugal	119	Qatar	27
Philippines	114	Luxembourg	17
		Total Employees Excluded	2,154
This information is being provided for the purposes of compliance with the pay ratio disclosure requirement. Neither the HRC Committee nor HPE management used the pay ratio measure in making compensation recommendations or decisions. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

92	HPE 2021 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of October 31, 2020:

Plan Category	Common shares to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted- average exercise price of outstanding options, warrants and rights(2) (b)	Common shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by HPE stockholders	67,779,925(3)	$ 6.46	122,230,757(4)
Equity compensation plans not approved by HPE stockholders	—	—	—
Total	67,779,925	$ 6.46	122,230,757
1    This column reflects awards of options and restricted stock units assumed in acquisitions as of October 31, 2020. As of October 31, 2020, individual awards of options and restricted stock units to purchase a total of 12,926,063 shares were outstanding pursuant to awards assumed in connection with acquisitions and granted under such plans at a weighted-average exercise price of $2.82.
2    This column does not reflect the purchase price of shares to be purchased pursuant to the Hewlett Packard Enterprise Company 2015 Employee Stock Purchase Plan (the “ESPP”). In addition, the weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding awards of restricted stock units and PARSU/PSUs, which have no exercise price.
3    Includes awards of options and restricted stock units outstanding under the HPE 2015 Stock Incentive Plan. Also includes awards of PARSU/PSU representing 7,808,207 target shares that may be issued under the HPE 2015 Stock Incentive Plan. Each PARSU/PSU award reflects a target number of shares that may be issued to the award recipient. Hewlett Packard Enterprise determines the actual number of shares the recipient receives at the end of each performance period based on results achieved versus Company performance goals. The actual number of shares that a grant recipient receives at the end of the period may range from 0% to 200% for PARSU target shares and 0% to 125% for PSU target shares.
4    Includes 57,881,788 shares available for future issuance under the HPE 2015 Stock Incentive Plan and 64,348,969 shares available for future issuance under the ESPP.

HPE 2021 PROXY STATEMENT	93

AUDIT-RELATED MATTERS
PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2021. Stockholders are being asked to ratify the appointment of EY at the annual meeting pursuant to Proposal No. 2. Representatives of EY are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Fees Incurred for Ernst & Young LLP
The following table shows the fees paid or accrued by Hewlett Packard Enterprise for fiscal 2020 and 2019.

	2020	2019
	In millions
Audit Fees(1)	$13.5	$14.7
Audit-Related Fees(2)	1.9	1.6
Tax Fees(3)	1.1	2.5
All Other Fees(4)	—	0.2
Total	$16.5	$19.0
1    Audit fees represent fees for professional services provided in connection with the audit of our financial statements and internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
2    Audit-related fees for fiscal 2020 and 2019 primarily included fees related to accounting consultation, attestation services, and acquisition due diligence.
3    Tax fees for fiscal 2020 and 2019 primarily included fees associated with tax planning.
4    All other fees for fiscal 2020 and 2019 primarily included advisory service fees.
In accordance with its written charter, the Audit Committee is responsible for the pre-approval of all audit and non-audit services performed by the independent registered public accounting firm.
The Audit Committee approved all of the fees above.

94	HPE 2021 PROXY STATEMENT

AUDIT-RELATED MATTERS
AUDIT COMMITTEE OVERVIEW
Audit Committee Composition
Our Audit Committee is composed of three directors: Pamela L. Carter, Jean M. Hobby, and Mary Agnes Wilderotter (chair). All members of the Audit Committee are independent and financially literate, and two, including the chair, are audit committee financial experts.

Pamela L. Carter	Jean M. Hobby	Mary Agnes Wilderotter (chair)
With deep expertise in finance, audit, operations, cybersecurity, technology, and strategic planning, our Audit Committee is a valuable asset to the Board and the Company. The members of our Audit Committee bring decades of experience overseeing financial statements and public company audits, having held senior leadership roles across the telecommunications, technology, and heavy equipment industries.
Audit Committee Oversight
Purpose: the Audit Committee represents and assists the Board of Directors in fulfilling its responsibilities for generally overseeing:
•the financial reporting process and the audit of financial statements;
•the independent registered public accounting firm’s qualifications and independence;
•the performance of internal audit functions and the independent registered public accounting firm;
•risk assessment and management; and
•compliance with legal and regulatory requirements.
Authority: the Audit Committee, in its discretion, may request a review of any issue it deems necessary to ensure the integrity of HPE’s financial statements, adherence to regulatory requirements, or adherence with HPE’s ERM program. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from HPE for such advice and assistance.
Ethics and Compliance: the Audit Committee has oversight of HPE’s compliance with legal and regulatory requirements and meets at least quarterly with the Chief Ethics and Compliance Officer to review compliance matters. The Audit Committee has established procedures for the receipt, retention, and treatment of complaints about accounting, internal accounting controls, or audit matters, as well as any other allegations of ethical misconduct, and a means for confidential, anonymous submissions of concerns by employees or third parties regarding such matters. We encourage employees and third parties to report concerns about our accounting controls, auditing matters or any other ethical wrongdoing. To report such a concern, please visit https://sbc.hpe.com/en/report-an-incident, where you will find various reporting options.
Cybersecurity: with the increasing global threat of cyberattacks, the Audit Committee continues to place great importance on cybersecurity risk assessment and management. The Audit Committee is responsible for reviewing the adequacy and effectiveness of HPE’s information and cybersecurity policies as well as the internal controls regarding information and cybersecurity. In particular, the Board and Audit Committee each receive regular updates from senior management and

HPE 2021 PROXY STATEMENT	95

AUDIT-RELATED MATTERS
cybersecurity experts on cybersecurity risk reviews of HPE’s key business segments and products, procedures to assess and address cybersecurity risk, and the effectiveness of cybersecurity technologies and solutions deployed internally.
Charter: a more detailed list of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Charter, which is reviewed annually by the Nominating, Governance and Social Responsibility Committee and available at: https://investors.hpe.com/governance#committee-charters.

Selection and Oversight of External Auditor

The Audit Committee appoints, compensates, oversees, and manages HPE’s relationship with its independent registered public accounting firm, which reports directly to the Audit Committee. EY has served as HPE’s independent registered public accounting firm since our inception in November 2015. In selecting HPE’s independent registered public accounting firm, the Audit Committee conducts an assessment of the firm’s qualifications and performance; the quality and candor of their communications with the Audit Committee and the Company; independence; objectivity and professionalism; benefits of audit firm or lead partner rotations; and the comprehensiveness of evaluations of internal controls. Each year, the Audit Committee considers the relative costs, benefits, challenges, and other potential impacts of selecting a different independent public accounting firm.
EY has served as HPE’s independent registered public accounting firm since our inception in November 2015.

In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for consideration and selection of HPE’s lead audit partner pursuant to this rotation policy involves a comprehensive interview process in which management and the chair of the Audit Committee participate.
In reviewing and approving audit and non-audit service fees, the Audit Committee considers a number of factors, including the scope and quality of work, as well as an assessment of the impact on auditor independence of non-audit fees and services. In addition, the Audit Committee leverages a competitive negotiation process conducted with the assistance of management, which considers audit fee market trends and audit complexity drivers. This process has helped to achieve cost reductions for audit and audit-related services. During the course of the fiscal year, the Audit Committee is given regular updates regarding audit related and non-audit related fees.

Committee Meetings
The Audit Committee fulfills its duties through a series of regularly-scheduled meetings, including dedicated meetings to review quarterly earnings releases and financial filings with the SEC, and regular communications with management on material risk oversight matters. At least four Audit Committee meetings are held each year. During fiscal 2020, the Audit Committee met a total of 12 times. The Audit Committee reviews and discusses a number of different topics and items of business in meetings including, but not limited to, risk and crisis management overviews, business segment risk reviews, cybersecurity risk reviews, function-specific risk reviews, internal audit matters, Sarbanes-Oxley 404 plan matters, ethics and compliance updates, litigation updates, earnings releases, SEC filings, and auditor updates. Management, internal audit, and EY are invited to attend meetings and present on these topics as well as internal and external audit plans and budget forecasts.
The Audit Committee regularly meets in separate executive sessions at which only Audit Committee members are present and in separate private sessions with each of management, internal auditors, and the independent registered public accounting firm. During fiscal 2020, the Audit Committee held seven executive sessions, five private sessions with management, seven private sessions with the head of internal audit, and seven private sessions with EY.

96	HPE 2021 PROXY STATEMENT

AUDIT-RELATED MATTERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Our management is primarily responsible for HPE’s internal control and financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of HPE’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of HPE’s internal control over financial reporting. The Audit Committee monitors HPE’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with HPE’s management.
2.The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
3.The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
4.Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in HPE’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Pamela L. Carter Jean M. Hobby Mary Agnes Wilderotter, chair

HPE 2021 PROXY STATEMENT	97

OTHER MATTERS
We know of no other matters to be submitted to the stockholders at the annual meeting. If any other matters properly come before the stockholders at the annual meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

98	HPE 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS
PROXY MATERIALS

1.Why am I receiving these proxy materials?
We have made these proxy materials available to you via the Internet or delivered paper copies to you by mail in connection with our annual meeting of stockholders, which will take place online on Wednesday, April 14, 2021. As a stockholder, you are invited to participate in the annual meeting via live webcast and vote on the business items described in this proxy statement. For information regarding how you can vote your shares at the annual meeting or by proxy (without attending the annual meeting), see Questions 17 and 18 below.
2.What is included in the proxy materials?
These proxy materials include:
•this proxy statement; and
•our 2020 Annual Report on Form 10-K for the fiscal year ended October 31, 2020.
If you received a paper copy of these materials by mail, it will also include a proxy card and voting instructions for the annual meeting.
3.What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the Board and Board committees, our corporate governance policies and practices, the compensation of our directors and certain executive officers for fiscal 2020 when they served in current or prior roles at Hewlett Packard Enterprise, audit-related matters, and other required information. Additionally, this proxy statement includes information that we are required to provide to you under U.S. SEC rules.
4.Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
This year, we are again pleased to be using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials (the “notice”) instead of a paper copy of the proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet.
5.Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?
For stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are living outside of the United States, we are providing paper copies of the proxy materials instead of a Notice of Internet Availability of the proxy materials.
6.How can I access the proxy materials over the Internet?
Our proxy materials are available at www.hpe.com/investor/stockholdermeeting2021 and will be available during the voting period at www.proxyvote.com for beneficial owners and at www.proxyvote.com/hpe registered stockholders.

HPE 2021 PROXY STATEMENT	99

QUESTIONS AND ANSWERS
In addition, we are providing proxy materials or Notice of Internet Availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials or notice electronically. Those stockholders should receive an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.
7.How can I obtain the proxy materials by e-mail?
Your Notice of Internet Availability of the proxy materials, proxy card will contain instructions on how you may request access to proxy materials by e-mail on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.
8.How may I obtain a paper copy of the proxy materials?
If you are a registered stockholder and wish to receive a paper copy of the proxy materials or Notice of Internet Availability of the proxy materials, please request the copy by contacting Broadridge Financial Solutions, Inc. (“Broadridge”) at:
By Internet: www.proxyvote.com/hpe (registered stockholders)
By telephone: 1-800-579-1639
By e-mail: sendmaterial@proxyvote.com
If you request a separate set of the proxy materials or Notice of Internet Availability of the proxy materials by e-mail, please be sure to include your control number in the subject line. A separate set of proxy materials or Notice of Internet Availability of the proxy materials will be sent promptly following receipt of your request.
If you are a beneficial owner and wish to receive a paper copy of the proxy materials or Notice of Internet Availability of the proxy materials, please request the copy by contacting your individual broker.
Stockholders also may write to Hewlett Packard Enterprise at the address below to request a copy of the proxy materials or Notice of Internet Availability of the proxy materials:
INTRADO
Attn: Client Support (HPE Materials Request)
11 Farnsworth Street, 4th Floor
Boston, MA 02210
9.I share an address with another stockholder and we received only one paper copy of the proxy materials or Notice of Internet Availability of the proxy materials. How may I obtain an additional copy in the future?
If you are a registered stockholder and wish to receive a separate set of proxy materials or Notice of Internet Availability of the proxy materials in the future, please contact our transfer agent. See Question 24 below for more information.
If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials or Notice of Internet Availability of the proxy materials, as applicable, in the future, please call Broadridge at 1-866-540-7095.

100	HPE 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS
10.I share an address with another stockholder and we received more than one paper copy of the proxy materials or Notice of Internet Availability of the proxy materials. How do we obtain a single copy in the future?
Stockholders of record sharing an address who are receiving multiple copies of the proxy materials or notice and who wish to receive a single copy of such materials in the future may contact our transfer agent. See Question 24 below for more information.
Beneficial owners of shares held through a broker, trustee, or other nominee sharing an address who are receiving multiple copies of the proxy materials or notice and who wish to receive a single copy of such materials in the future may contact Broadridge at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
11.What should I do if I receive more than one notice or e-mail about the Internet availability of the proxy materials or more than one paper copy of the proxy materials?
If you are a registered stockholder and your shares are registered in more than one name, you may receive more than one notice, more than one e-mail, or more than one proxy card. If you hold your shares in more than one brokerage account, you may receive a separate notice, a separate e-mail, or separate instructions for each brokerage account in which you hold shares. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive and vote over the Internet the shares represented by each notice or e-mail that you receive (unless you have requested and received a proxy card or other instructions for the shares represented by one or more of those notices or e-mails).
12.How may I obtain a copy of HPE’s 2020 Form 10-K and other financial information?
Stockholders can access the proxy statement and 2020 Annual Report on Form 10-K, on HPE’s Investor Relations website at: www.hpe.com/investor/stockholdermeeting2021. We also will furnish any exhibit to the 2020 Form 10-K, if specifically requested.
Alternatively, stockholders may request a free copy of our 2020 Annual Report on Form 10-K, by contacting:
INTRADO
Attn: Client Support (HPE Materials Request)
11 Farnsworth Street, 4th Floor
Boston, MA 02210
VOTING INFORMATION
13.What proposals will be voted on at the annual meeting?
Stockholders will vote on five proposals at the annual meeting:
•the election to the Board of 12 director nominees;
•the ratification of the appointment of our independent registered public accounting firm for the 2021 fiscal year;
•the vote to approve the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan;
•the advisory vote to approve executive compensation; and

HPE 2021 PROXY STATEMENT	101

QUESTIONS AND ANSWERS
•the advisory vote on the frequency of future advisory votes to approve executive compensation.
We also will consider any other business that properly comes before the annual meeting. See Question 31 below for more information.
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
This notice of annual meeting and proxy statement and form of proxy are being distributed and made available on or about February 25, 2021.
14.How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•FOR each of the nominees for election to the Board,
•FOR the ratification of the appointment of our independent registered public accounting firm,
•FOR the approval of the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan,
•FOR the advisory approval of the compensation of our named executive officers, and
•ONE YEAR as the frequency of future advisory votes on executive compensation.
15.What is the difference between holding shares as a registered stockholder and as a beneficial owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•Registered Stockholder—If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “registered stockholder.” As the registered stockholder, you have the right to grant your voting proxy directly to Hewlett Packard Enterprise or to a third party, or to vote your shares during the meeting.
•Beneficial Owner—If your shares are held in a brokerage account, by a trustee, or by another nominee (that is, in “street name”), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote, or to vote your shares during the annual meeting (other than shares held in the HPE 401(k) Plan, which must be voted prior to the annual meeting). Most of our stockholders hold their shares through a broker, trustee, or other nominee, rather than directly in their own name.
16.Who is entitled to vote and how many shares can I vote?
Each holder of shares of Hewlett Packard Enterprise common stock issued and outstanding as of the close of business on February 16, 2021 (the “record date” for the annual meeting) is entitled to cast one vote per share on all items being voted upon at the annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the registered stockholder, including shares purchased through our dividend reinvestment program and employee stock purchase plans, and

102	HPE 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS
shares held through our Direct Registration Service, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee.
On the record date, Hewlett Packard Enterprise Company had approximately 1,300,895,418 shares of common stock issued and outstanding.
17.How can I vote my shares during the annual meeting?
Once again, this year’s annual meeting will be held entirely online to allow greater participation. Stockholders may participate in the annual meeting by visiting the following website:
www.virtualshareholdermeeting.com/HPE2021
To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
Shares held in your name as the registered stockholder may be voted electronically during the annual meeting. Shares for which you are the beneficial owner, but not the registered stockholder, also may be voted electronically during the annual meeting, except that shares held in the HPE 401(k) Plan must be voted prior to the annual meeting. If you hold shares in the HPE 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on Friday, April 9, 2021 for the trustee to vote your shares. However, holders of shares in the HPE 401(k) Plan will still be able to view the annual meeting webcast and ask questions during the annual meeting.
Even if you plan to participate in the annual meeting online, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to participate in the annual meeting.
18.How can I vote my shares without participating in the annual meeting?
Whether you hold shares directly as the registered stockholder of record or through a broker, trustee, or other nominee as the beneficial owner, you may direct how your shares are voted without participating in the annual meeting. There are three ways to vote by proxy:
•By Internet—Stockholders who have received a Notice of Internet Availability of the proxy materials may submit proxies over the Internet by following the instructions on the notice or by following the instructions included in the e-mail. Stockholders who have received a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card.
•By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 if you are a beneficial owner, or 1-800-454-8683 if you are a registered Stockholder, and following the instructions. Stockholders of record who have received a Notice of Internet Availability of the proxy materials must have the control number that appears on their notice or that is included in the e-mail, when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received voting instructions by mail may vote by phone by calling the number specified in the voting instructions provided by their broker, trustee, or nominee. Those stockholders should check the instructions for telephone voting availability.

HPE 2021 PROXY STATEMENT	103

QUESTIONS AND ANSWERS
•By Mail—Stockholders who have received a paper copy of a proxy card and voting instructions by mail may submit proxies by completing, signing, and dating their proxy card and mailing it in the accompanying pre-addressed envelope.
19.What is the deadline for voting my shares?
If you hold shares as the registered stockholder of record, or through the Hewlett Packard Enterprise Company 2016 Employee Stock Purchase Plan, your vote by proxy must be received before the polls close during the annual meeting.
If you hold shares in the HPE 401(k) Plan, your voting instructions must be received by 11:59 p.m., Eastern Time, on Friday, April 9, 2021 for the trustee to vote your shares.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the voting instructions provided by your broker, trustee or nominee.
20.May I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote during the annual meeting, except that any change to your voting instructions for shares held in the HPE 401(k) Plan must be provided by 11:59 p.m., Eastern Time, on Friday, April 9, 2021 as described above.
If you are the registered stockholder of record, you may change your vote by: (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy); (2) providing a written notice of revocation to the Corporate Secretary at the address below in Question 35 prior to your shares being voted; or (3) voting your shares electronically during the annual meeting. Participation in the annual meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee, or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee, or by participating in the meeting and electronically voting your shares during the meeting (except that shares held in the HPE 401(k) Plan cannot be voted electronically at the annual meeting).
21.Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within Hewlett Packard Enterprise or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to management.
22.How are votes counted, and what effect do abstentions and broker non-votes have on the proposals?
For Proposal No. 1, in the election of directors, you may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.
For Proposals Nos. 2 - 4, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to abstain for Proposals Nos. 2 - 4, the abstention will have the same effect as an “AGAINST” vote.

104	HPE 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS
For Proposal No. 5, you may vote to approve the frequency of holding nonbinding, advisory votes to approve named executive officer compensation “1 YEAR,” “2 YEAR,” “3 YEAR,” or “ABSTAIN.” If you elect to abstain for Proposal No. 5, the abstention will be included in the total number of votes present and entitled to vote to tabulate whether a majority has been achieved.
If you are the beneficial owner of shares held in the name of a broker, trustee, or other nominee and do not provide that broker, trustee, or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under the NYSE rules, brokers, trustees, or other nominees may generally vote on routine matters but cannot vote on non-routine matters. Only Proposal No. 2 (ratifying the appointment of the independent registered public accounting firm) is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered, votes cast or entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting.
If you vote by proxy card, and sign the card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR ratification of the appointment of our independent registered public accounting firm, FOR approve of the Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, FOR the approval of the compensation of our named executive officers, and FOR 1 YEAR frequency).
For any shares you hold in the HPE 401(k) Plan, if your voting instructions are not received by 11:59 p.m., Eastern Time, on Friday, April 9, 2021, your shares will be voted in proportion to the way the shares held by the other HPE 401(k) Plan participants are voted, except as may be otherwise required by law.
23.What is the voting requirement to approve each of the proposals?
For Proposal No. 1 - Under our Bylaws, in the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes “FOR” his or her election than votes “AGAINST” his or her election will be elected.
For Proposals Nos. 2, 4, and 5 - Approval of each of these proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the annual meeting.
For Proposal No. 3 - In accordance with NYSE rules, approval of the 2021 Plan requires the vote of the majority of votes cast. However, as noted in Question 22 above and in accordance with NYSE guidance, an abstention will be treated as a vote “AGAINST” the 2021 Plan.

HPE 2021 PROXY STATEMENT	105

QUESTIONS AND ANSWERS
24.What if I have questions for our transfer agent?
Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, dividend checks, transfer of ownership, or other matters pertaining to your stock account. A dividend reinvestment and stock purchase program is also available through our transfer agent. For information about this program, please contact our transfer agent as follows:
Equiniti Trust Company
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
1-888-460-7641 (U.S. and Canada)
1-651-450-4064 (international)
ANNUAL MEETING INFORMATION
25.How can I participate in the annual meeting?
We are very pleased that this year’s annual meeting will again be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were a Hewlett Packard Enterprise stockholder or joint holder as of the close of business on February 16, 2021 or if you hold a valid proxy for the annual meeting.
You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/HPE2021. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to the meeting).
To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
The meeting webcast will begin promptly at 10:00 a.m., Central Time, on Wednesday, April 14, 2021. Online access will begin at 9:30 a.m., Central Time, and we encourage you to access the meeting prior to the start time.
26.How can I submit questions prior to the meeting?
You can submit questions in advance of the annual meeting, and also access copies of our proxy statement and annual report, by visiting www.proxyvote.com for beneficial owners and www.proxyvote.com/hpe for registered stockholders.
27.Why is this annual meeting only virtual?
Hosting a virtual meeting will provide easy access for stockholders and facilitate participation, since stockholders can participate from any location around the world. By embracing this technology, we are able to provide ease of access, real-time communication, and cost savings for our stockholders and the Company.
You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/HPE2021. All written questions timely submitted during the meeting will be answered, however, Hewlett Packard Enterprise reserves the right to

106	HPE 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS
edit or reject questions it deems profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/HPE2021.
You also will be able to vote your shares electronically prior to or during the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to the meeting).
28.What if I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
1-844-976-0738 (toll-free)
1-303-562-9301 (international)
29.How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of outstanding shares of Hewlett Packard Enterprise common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described previously in Question 22 are counted for the purpose of determining the presence of a quorum.
30.What if a quorum is not present at the annual meeting?
If a quorum is not present at the scheduled time of the annual meeting, then either the chairman of the annual meeting or the stockholders by vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the annual meeting are authorized by our Bylaws to adjourn the annual meeting until a quorum is present or represented.
31.What happens if additional matters are presented at the annual meeting?
Other than the five items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Antonio F. Neri, Tarek Robbiati, and Rishi Varma, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees named in this proxy statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
32.Who will serve as Inspector of Election?
The Inspector of Election will be a representative from Broadridge.
33.Where can I find the voting results of the annual meeting?
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.
34.Who will bear the cost of soliciting votes for the annual meeting?
Hewlett Packard Enterprise is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in

HPE 2021 PROXY STATEMENT	107

QUESTIONS AND ANSWERS
person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also will reimburse brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy and solicitation materials to stockholders.
STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS, AND RELATED BYLAWS PROVISIONS
35.What is the deadline to propose actions (other than director nominations) for consideration at next year’s annual meeting of stockholders?
You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the Corporate Secretary must receive the written proposal at our principal executive offices no later than October 28, 2021. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
Hewlett Packard Enterprise Company
11445 Compaq Center West Drive
Houston, Texas 77070
bod-hpe@hpe.com
For a stockholder proposal that is not intended to be included in our proxy statement for next year’s annual meeting under Rule 14a-8, the stockholder must provide the information required by our Bylaws and give timely notice to the Corporate Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Corporate Secretary:
•not earlier than the close of business on December 15, 2021; and
•not later than the close of business on January 14, 2022.
If the date of the stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:
•90 days prior to the meeting; and
•10 days after public announcement of the meeting date.
Deadlines for the nomination of director candidates are discussed in Question 37 below.
36.How may I recommend individuals to serve as directors and what is the deadline for director recommendations?
You may recommend director candidates for consideration by the NGSR Committee. Any such recommendation should include verification of the stockholder status of the person submitting the recommendation, the nominee’s name and qualifications for Board membership, and should be directed to the Corporate Secretary at the address of our principal executive offices set forth in Question 35 above. See “Our Board—Director Candidate Selection and Evaluation” and “Proposals To Be Voted On—Proposal

108	HPE 2021 PROXY STATEMENT

QUESTIONS AND ANSWERS
No. 1—Election of Directors—Director Nominee Experience and Qualifications” for more information regarding our Board membership criteria.
A stockholder may send a recommended director candidate’s name and information to the Board at any time. Identified candidates are evaluated at regular or special meetings of the NGSR Committee and may be considered at any point during the year.
37.How may I nominate individuals to serve as directors and what are the deadlines for director nominations?
Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting. To nominate a director for consideration at an annual meeting (but not for inclusion in our proxy statement), a nominating stockholder must provide the information required by our Bylaws and give timely notice of the nomination to the Corporate Secretary in accordance with our Bylaws, and each nominee must meet the qualifications required by our Bylaws. To nominate a director for consideration at next year’s annual meeting, in general the notice must be received by the Corporate Secretary between the close of business on December 15, 2021 and the close of business on January 14, 2022, unless the annual meeting is moved by more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, in which case the deadline will be as described in Question 35 above.
In addition, our Bylaws provide that under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our Bylaws provide, among other things, that a stockholder or group of up to twenty stockholders seeking to include director candidates in our annual meeting proxy statement must own 3% or more of Hewlett Packard Enterprise’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board as of December 15, 2021. If 20% is not a whole number, the maximum number of stockholder-nominated candidates would be the closest whole number below 20%. Based on the expected Board size of 12 directors, the maximum number of proxy access candidates that we would be required to include in our proxy materials for an annual meeting is two. Nominees submitted under the proxy access procedures that are later withdrawn or are included in the proxy materials as Board-nominated candidates will be counted in determining whether the 20% maximum has been reached. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Hewlett Packard Enterprise common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by our Bylaws, and each nominee must meet the qualifications required by our Bylaws. Requests to include stockholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Corporate Secretary:
•not earlier than the close of business on November 15, 2021; and
•not later than the close of business on December 15, 2021.
38.How may I obtain a copy of the provisions of our Bylaws regarding stockholder proposals and director nominations?
Our Bylaws are available on our website at https://investors.hpe.com/governance/articles-and-bylaws. You may also contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaws provisions regarding the requirements for making stockholder proposals and nominating director candidates.

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QUESTIONS AND ANSWERS
IMPORTANT INFORMATION CONCERNING THE HEWLETT PACKARD ENTERPRISE ANNUAL MEETING ON WEDNESDAY, APRIL 14, 2021

Online access begins: 9:30 a.m., Central Time	Meeting begins: 10:00 a.m., Central Time

•Hewlett Packard Enterprise stockholders, including joint holders, as of the close of business on February 16, 2021, the record date for the annual meeting, are entitled to participate in the annual meeting on April 14, 2021.
•The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.
•You will be able to participate in the annual meeting of stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/HPE2021. You also will be able to vote your shares electronically at the annual meeting (other than shares held through the HPE 401(k) Plan, which must be voted prior to the meeting).
•We encourage you to access the meeting prior to the start time. Please allow ample time to log in and establish your connectivity. Online access begins at 9:30 a.m., Central Time, and the webcast starts at 10:00 a.m., Central Time.
•To participate in the annual meeting, you will need the 16-digit control number included on your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
•Visit www.proxyvote.com for beneficial owners or www.proxyvote.com/hpe registered stockholders in advance of the annual meeting where you can submit questions to management and also access copies of our proxy statement and annual report.
THANK YOU FOR YOUR INTEREST AND SUPPORT—YOUR VOTE IS IMPORTANT!

110	HPE 2021 PROXY STATEMENT

ANNEX A
2021 Plan
HEWLETT PACKARD ENTERPRISE COMPANY
2021 STOCK INCENTIVE PLAN

Annex A - 1

TABLE OF CONTENTS

Page
1	Purpose of the Plan
2	Definitions
3	Stock Subject to the Plan
4	Administration of the Plan
5	Eligibility
6	Term of the Plan
7	Term of Award
8	Options and Stock Appreciation Rights
9	Incentive Stock Option Limitations/Terms
10	Exercise of Option or SAR
11	Stock Awards
12	Cash Awards
13	Non-Employee Director Awards
14	Other Provisions Applicable to Awards
15	Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale
16	Amendment and Termination of the Plan
17	Designation of Beneficiary
18	No Right to Awards or to Employment
19	Legal Compliance
20	Inability to Obtain Authority
21	Reservation of Shares
22	Notice
23	Governing Law; Interpretation of the Plan and Awards
24	Limitation on Liability
25	Unfunded Plan
26	Other Requirements
Annex A - 2

HEWLETT PACKARD ENTERPRISE COMPANY
2021 STOCK INCENTIVE PLAN
(Effective as of April 14, 2021)
1.Purpose of the Plan.
The purpose of the Plan is to encourage ownership in the Company by key personnel whose long-term employment or other service is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success and to provide an opportunity for cash awards to incentivize or reward Employees and Non-Employee Directors.
2.Definitions.
As used herein, the following definitions shall apply:
(a)“Acquired Entity” means another corporation or entity the employees of which become Employees as a result of a merger, consolidation or combination of the employing corporation or other entity with the Company or a Subsidiary or Affiliate.
(b)“Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.
(c)“Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator; provided that in all cases an Affiliate shall be an entity with respect to which the Common Stock will qualify as “service recipient stock” under Code Section 409A.
(d)“Annual Cash Retainer” shall mean the amount which a Non-Employee Director will be entitled to receive in the form of cash for serving as a member of the Board in a relevant Director Plan Year, including the aggregate amount of annual cash retainer fees, fees associated with service on committees of the Board or attendance at meetings of the Board or applicable committees of the Board, and any other cash compensation or fees with respect to any other services to be provided to the Company or the Board, including but not limited to Board leadership services, but shall not include reimbursement for expenses.
(e)“Annual Equity Retainer” shall mean the amount which a Non-Employee Director will be entitled to receive in the form of equity for serving as a member of the Board in a relevant Director Plan Year, but shall not include reimbursement for expenses, fees associated with service on any committee of the Board, an Annual Cash Retainer or any other cash compensation (whether or not payable in Shares at the election of the Non-Employee Director), or fees with respect to any other services to be provided to the Company or the Board, including but not limited to Board leadership services.
(f)“Applicable Laws” means the requirements relating to the administration of stock incentive plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are granted under the Plan, the laws of such jurisdiction related to securities and exchange control requests for share offerings.
(g)“Award” means a Cash Award, Stock Award, Stock Appreciation Right or Option granted in accordance with the terms of the Plan.
(h)“Award Agreement” means a Cash Award Agreement, Stock Award Agreement, SAR Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Awardee and the Company or offered and accepted electronically as the Administrator shall determine or (ii) certificates, notices or similar instruments as approved by the Administrator.
Annex A - 3

(i)“Awardee” means an individual who has been granted an Award under the Plan or any Person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.
(j)“Board” means the board of directors of the Company.
(k)“Cash Award” means a bonus opportunity awarded under Section 12 of the Plan pursuant to which an Awardee may become entitled to receive an amount based on the satisfaction of such performance criteria as are specified in the Award Agreement or other documents evidencing the Award (the “Cash Award Agreement”).
(l)“Change in Control” means the occurrence of any one of the following events:
(i)A direct or indirect acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership of Shares which, together with other direct or indirect acquisitions or beneficial ownership by such Person, results in aggregate beneficial ownership by such Person of thirty percent (30%) or more of either (1) the then outstanding Shares (the “Outstanding Company Common Stock”), or (2) the combined voting power of the then outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company or a wholly owned Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition; or
(ii)A change in the composition of the Board such that the individuals who, as of the beginning of any period of twenty-four (24) months determined on a rolling basis (the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Measurement Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of a majority of those individuals then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;
(iii)The consummation of a Corporate Transaction; excluding, however, any such Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity (including, without limitation, an entity which as a result of such Corporate Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions (as compared to each other) as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any wholly owned Subsidiary, any employee benefit plan (or related trust)) sponsored or maintained by the Company, any Affiliate, such surviving or acquiring entity resulting from such Corporate Transaction (or any entity controlled by such surviving or acquiring entity or a direct or indirect parent entity of the surviving or acquiring entity that, after giving effect to the Corporate Transaction, beneficially owns, directly or indirectly, 100% of the outstanding voting securities of the surviving or acquiring entity) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock (or comparable
Annex A - 4

equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction or (C) individuals who were members of the Incumbent Board will constitute a majority of the members of the board of directors (or similar governing body) of the surviving or acquiring entity resulting from such Corporate Transaction or a direct or indirect parent entity of the surviving or acquiring entity. “Corporate Transaction” means (I) a sale of all or substantially all of the assets of the Company, (II) a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or (III) a statutory share exchange involving capital stock of the Company; or
(iv) Approval by the holders of a majority of the Shares of a complete liquidation or dissolution of the Company.
Solely with respect to any Award that constitutes “non-qualified deferred compensation” that is subject to Code Section 409A and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a “Change in Control” shall occur only if the event or events otherwise constituting a Change in Control hereunder also constitutes a “change in control event” (as defined under Treasury Regulations Section 1.409A-3(i)(5)(i)) with respect to the Company, but only to the extent necessary to establish a time or form of payment that complies with Code Section 409A, without altering the definition of “Change in Control” for purposes of determining whether an Awardee’s rights with respect to such Award become vested or otherwise unconditional upon the Change in Control.
(m)“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(n)“Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan. The HR and Compensation Committee of the Board shall be deemed a “Committee” for purposes of the Plan.
(o)“Common Stock” means the common stock of the Company.
(p)“Company” means Hewlett Packard Enterprise Company, a Delaware corporation, or its successor.
(q)“Conversion Award” has the meaning set forth in Section 4(b)(xiii) of the Plan.
(r)“Director Plan Year” shall mean the year beginning the day after the Company’s annual meeting and ending on the day of the Company’s next annual meeting, as the case may be, for any relevant year.
(s)“Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or member of the Board who is not a Non-Employee Director. The Administrator shall determine whether or not the chairman of the Board qualifies as an “Employee.” Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or its Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any period of notice or garden leave under foreign law, (iv) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate or between any Affiliates, (v) any change in the Awardee’s status from an Employee to a consultant or member of the Board (whether as a Non-Employee Director or otherwise), and (vi) at the request of the Company or an Affiliate an Employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.
(t)“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
(u)“Fair Market Value” means, unless the Administrator determines otherwise, as of any date, the closing sales price for a Share on the New York Stock Exchange (the “NYSE”) as of such date (or if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.
Annex A - 5

(v)“Grant Date” means the date or event specified by the Administrator on which a grant of an Award will become effective (which date with respect to an Option or a SAR will not be earlier than the date on which the Administrator takes action with respect to the grant thereof).
(w)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.
(x)“Non-Employee Director” shall mean each member of the Board who is not an Employee and who is eligible only for Awards granted pursuant to Section 13 of the Plan.
(y)“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
(z)“Officer” means an individual who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(aa)“Option” means a right granted under Section 8 of the Plan to purchase a number of Shares or Stock Units at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.
(ab)“Plan” means this Hewlett Packard Enterprise Company 2021 Stock Incentive Plan, as amended and restated, from time to time.
(ac)“Prior Plan” means the Hewlett Packard Enterprise Company 2015 Stock Incentive Plan (as amended and restated January 24, 2017).
(ad)“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
(ae)“Stock Appreciation Right” or “SAR” means a right granted under Section 8 of the Plan which entitles the recipient to receive an amount equal to the excess of the Fair Market Value on the date of exercise of the Stock Appreciation Right over the exercise price thereof on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “SAR Agreement”). The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. Stock Appreciation Rights may be granted in tandem with another Award or freestanding and unrelated to another Award.
(af)“Stock Award” means an Award or delivery of Shares or Stock Units made under Section 11 of the Plan, the grant, delivery, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions), the terms of which are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).
(ag)“Stock Unit” means a bookkeeping entry representing an amount equivalent to the value of one (1) Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator in the applicable Award Agreement.
(ah)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(ai)“Termination of Employment” shall mean ceasing to be an Employee. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company and its Subsidiaries. The Administrator shall determine whether any corporate transaction involving a division, business unit, joint venture, Subsidiary or Affiliate, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment. Solely with respect to any Award that constitutes “non-qualified deferred compensation” that is subject to Code Section 409A and that is payable on account of a Termination of Employment of an Awardee, any
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reference herein to “Termination of Employment” or terms of similar effect shall be deemed to be a reference to a “Separation from Service” (as described in Treasury Regulations Section 1.409A-1(h)).
(aj)“Total and Permanent Disability” shall have the meaning set forth in Code Section 22(e)(3). Solely with respect to any Award that constitutes “non-qualified deferred compensation” that is subject to Code Section 409A and that is payable on account of the Total and Permanent Disability of an Awardee, any reference herein to “Total and Permanent Disability” or terms of similar effect shall be deemed to be a reference to the Awardee’s “Disability” (as described in Treasury Regulations Section 1.409A-3(i)(4)).
3.Stock Subject to the Plan.
(a)Aggregate Limits. Subject to the provisions of Sections 3.2(b) and 15 of the Plan, effective as of April 14, 2021, or such other date that the Plan is approved by the Company’s stockholders (such date, the “Effective Date”), the aggregate number of Shares which may be delivered under the Plan shall not exceed the sum of (i) seven million (7,000,000), plus (ii) the number of remaining Shares available for grant under the Prior Plan (not subject to outstanding awards under the Prior Plan and not delivered out of the Shares reserved thereunder) as of the Effective Date, plus (iii) the number of Shares that would have otherwise become available under the Prior Plan after the Effective Date pursuant to forfeiture, termination or lapse of a Prior Plan award, or satisfaction of a Prior Plan award thereunder in cash or property other than Shares (the combined total of (i), (ii) and (iii) being referred to as the “Available Shares”). The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares.
(b)Permitted Addbacks to the Share Reserve. If any Shares subject to an Award granted hereunder are forfeited or such Award otherwise terminates or lapses without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, termination or lapse, shall again be available for grant under the Plan. If any Award granted under the Plan is settled in cash or property other than Shares, the Shares subject to such Award that are not delivered shall be again available for grants under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or SAR or, after the Effective Date, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall again available for grants under the Plan.
(c)No Recycling of Options or SARs. For purposes of Section 3(a) of the Plan, the aggregate number of Shares delivered under the Plan at any time shall equal only the number of Shares actually delivered upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for delivery under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to pay the withholding taxes related to Options or SARs, (iii) Shares repurchased by the Company on the open market with the cash proceeds from the exercise of an Option, or (iv) the total number of Shares underlying a SAR that is net-settled in Shares.
(d)ISO Share Limits. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is seven million (7,000,000) Shares. Notwithstanding anything to the contrary in the Plan, the foregoing Incentive Stock Option limit shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the status of any Award’s qualification as an Incentive Stock Options under the Plan.
(e)Conversion Awards. Conversion Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Conversion Award be added to the Shares available for Awards under the Plan. Additionally, in the event that an Acquired Company has shares available under a pre-existing plan approved by the stockholders of the Acquired Company and not adopted in contemplation of such acquisition or combination, the shares of the Acquired Company available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may thereafter be used for Awards under the Plan and, to the extent so used, shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3(b) above); provided
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that Awards using such available shares from a stockholder-approved plan of an Acquired Company shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(f)Cessation of Awards under Prior Plan. Subject to the Plan’s approval by the Company’s stockholders, from and after the Effective Date, no further awards shall be granted pursuant to the Prior Plan.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. The Plan shall be administered by the Board, one or more Committees and/or their delegates.
(ii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and members of the Board, whether or not Non-Employee Directors, shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.
(iii)Other Administration. Subject to Applicable Law, the Board or a Committee may delegate to an authorized Officer or Officers the power to approve Awards to persons eligible to receive Awards under the Plan who are not subject to Section 16 of the Exchange Act.
(iv)Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in the Plan. Such delegation may be revoked at any time.
(b)Powers of the Administrator. Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:
(i)to select the Awardees to whom Awards are to be granted hereunder;
(ii)to determine the number of Shares to be covered by each Award granted hereunder;
(iii)to determine the type of Award to be granted to the selected Awardees;
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised or settled (which may or may not be based on performance criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;
(vi)to suspend the right to exercise Awards during any blackout period that is necessary or desirable to comply with the requirements of Applicable Laws and/or to extend the Award exercise period for an equal period of time in a manner consistent with Applicable Law;
(vii)to correct defects and supply omissions in the Plan and any Award Agreement and to correct administrative errors;
(viii)to construe and interpret the terms of the Plan (including sub-plans, Award Agreements and Plan and Award Agreement addenda) and Awards granted pursuant to the Plan;
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(ix)to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local Applicable Laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements, and (B) to adopt sub-plans, Award Agreements and Plan and Award Agreement addenda as the Administrator deems desirable, to accommodate foreign laws, regulations and practices;
(x)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans, Award Agreements and Plan and Award Agreement addenda;
(xi)to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability; provided, however, that any such amendment is subject to Section 16 of the Plan and may not materially impair any outstanding Award unless agreed to in writing by the Awardee;
(xii)to allow Awardees to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be delivered upon exercise of an Option or SAR, or vesting or settlement of a Stock Award that number of Shares having a value sufficient to cover the amount required to be withheld (including, for this purpose, any withholding beyond the minimum amount required under Applicable Law based on the timely and valid withholding elections of the Awardee). The value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;
(xiii)to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the Acquired Entity; provided, however, that with respect to the conversion of stock appreciation rights in the Acquired Entity, the Conversion Awards shall be Nonstatutory Stock Options, unless otherwise determined by the Administrator. Unless otherwise determined by the Administrator at the time of conversion or substitution or as otherwise required by the Plan or Applicable Laws, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;
(xiv)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xv)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by an Awardee or other subsequent transfers by the Awardee of any Shares delivered as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xvi)to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Awardee to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and
(xvii)to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.
(c)Effect of the Administrator’s Decision. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Awardees or other persons claiming
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rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Officer or other Employee of the Company and such attorneys, consultants and accountants as it may select.
5.Eligibility.
Awards may be granted to Employees and Non-Employee Directors; provided that Non-Employee Directors are eligible only for Awards granted under Section 13 of the Plan.
6.Term of the Plan.
The Plan shall become effective on the Effective Date upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years from the date the Plan or any amendment to add Shares to the Plan is approved by stockholders of the Company, unless terminated earlier under Section 16 of the Plan; provided, however, that no Incentive Stock Options may be granted after the tenth (10th) anniversary of the date that the Plan (or Share reserve increase, as applicable) is approved by the stockholders of the Company, if earlier.
7.Term of Award.
The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option or SAR, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement; provided that the term may be ten and one-half (10½) years in the case of Options granted to Awardees in certain jurisdictions outside the United States as determined by the Administrator.
8.Options and Stock Appreciation Rights.
The Administrator may grant an Option or SAR, or provide for the grant of an Option or SAR, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition whether or not within the control of the Awardee.
(a)Option Agreement or SAR Agreement. Each Option Agreement or SAR Agreement shall contain provisions regarding (i) the number of Shares that may be delivered upon exercise of the Option or SAR, (ii) the type of Option (for Option Agreements only), (iii) the exercise price of the Shares and, with respect to Option Agreements only, the means of payment for the Shares, (iv) the term of the Option or SAR, (v) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined by the Administrator, (vi) restrictions on the transfer of the Option or SAR, (vii) forfeiture provisions applicable to the Option or SAR, and (viii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined by the Administrator.
(b)Exercise Price. The per Share exercise price for the Shares to be delivered pursuant to exercise of an Option or SAR shall be determined by the Administrator, subject to the following:
(i)The per Share exercise price of an Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value on the Grant Date.
(ii)Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards that are granted in substitution and/or conversion of options or stock appreciation rights of an Acquired Entity, may be granted with a per Share exercise price of less than 100% of the Fair Market Value on the date of such substitution and/or conversion if such exercise price is determined in a manner that complies with the requirements of Code Sections 409A and 424, as applicable.
(c)No Option or SAR Repricings. Other than in connection with a change in the Company’s capitalization (as described in Section 15(a) of the Plan) or a Change in Control, the exercise price of an Option or SAR may not be reduced without approval of the Company’s stockholders (including permitting the cash buyout of Options or SARs when the exercise price exceeds the Fair Market Value or canceling previously awarded Options or SARs in exchange for other Awards, Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR). Nothing in this Section 8(c) shall be construed to apply to the issuance of an Option or SAR that is a Conversion Award in connection with the acquisition by the
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Company or an Affiliate of an Acquired Entity; provided such actions are taken in a manner that complies with the requirements of Code Sections 409A and 424, as applicable.
(d)Vesting Period and Exercise Dates. Options or SARs granted under the Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s or SAR’s term as determined by the Administrator. To the extent the Administrator determines that all or part of an Award of Options shall be exercisable prior to vesting thereof, any Shares purchased upon exercise of unvested Options will be subject to forfeiture until the date that the related Options would have otherwise become vested. The Administrator shall have the right to make the vesting and/or exercisability of any Option or SAR granted under the Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option or SAR, the Administrator may reduce or eliminate any restrictions surrounding the vesting or exercisability of all or part of the Option or SAR. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option or SAR (i) the exercise of the Option or SAR is prohibited by Applicable Law or (ii) Shares may not be purchased or sold by certain Awardees due to a “black-out period” pursuant to a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the Administrator may provide that the term of the Option or SAR shall be extended but not beyond a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, and provided that no extension will be made if the exercise price of such Option or SAR at the date the initial term would otherwise expire is above the Fair Market Value.
(e)Form of Consideration for Exercising an Option. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:
(i)cash;
(ii)check or wire transfer (denominated in U.S. Dollars);
(iii)subject to any conditions or limitations established by the Administrator, other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(iv)subject to any conditions or limitations established by the Administrator, withholding of Shares deliverable upon exercise, which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;
(v)consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;
(vi)such other consideration and method of payment for the delivery of Shares to the extent permitted by Applicable Laws; or
(vii)any combination of the foregoing methods of payment.
9.Incentive Stock Option Limitations/Terms.
(a)Eligibility. Only employees (as determined in accordance with Code Section 3401(c) and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.
(b)$100,000 Limitation. Notwithstanding the designation of an Option as an “Incentive Stock Option” in the applicable Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the applicable Shares shall be determined as of the Grant Date.
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(c)Effect of Termination of Employment on Incentive Stock Options, Generally. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment, any outstanding Incentive Stock Option granted to such Awardee (i) to the extent then unvested, shall terminate immediately, and (ii) to the extent then vested, shall remain outstanding following such Termination of Employment, and to the extent not exercised by such time, shall terminate three (3) months following the Awardee’s Termination of Employment.
(d)Leave of Absence. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not so guaranteed, an Awardee’s employment with the Company shall be deemed terminated on the first day after three (3) months of such leave for Incentive Stock Option purposes, and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option upon the expiration of the three (3) month period following the date the employment relationship is deemed terminated.
(e)Transferability. The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.
(f)Other Terms. Any Option Agreement evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Code Section 422; however, for clarity’s sake, the Administrator makes no guarantee that an Incentive Stock Option shall remain qualified under Code Section 422.
10.Exercise of Option or SAR.
(a)Procedure for Exercise; Rights as a Stockholder.
(i)Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the applicable Award Agreement. Unless the Administrator provides otherwise: (A) no Option or SAR may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return, and (B) an Option or SAR shall continue to vest during any authorized leave of absence and such Option or SAR may be exercised to the extent vested and exercisable upon the Awardee’s return to active employment status.
(ii)An Option or SAR shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the Person entitled to exercise the Option or SAR; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options or SARs, satisfaction of all applicable withholding taxes (in the discretion of the Administrator, pursuant to Section 4(b)(xii) of the Plan or otherwise).
(iii)Shares delivered upon exercise of an Option or SAR shall be delivered in the name of the Awardee. Options and SARs shall not be eligible for dividends or dividend equivalents. Until the Shares are delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a Company stockholder shall exist with respect to the Shares subject to an Option or SAR, notwithstanding the exercise of the Option or SAR.
(iv)The Company shall deliver (or cause to be delivered) such Shares as soon as administratively practicable after the Option or SAR is properly and fully exercised. An Option or SAR may not be exercised for a fraction of a Share.
(b)Effect of Termination of Employment on Nonstatutory Stock Options or SARs. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment or in the applicable Award Agreement, upon an Awardee’s Termination of Employment, (i) any vested outstanding Nonstatutory
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Stock Option or SAR granted to such Awardee, to the extent not exercised by such time, shall terminate three (3) months following the Awardee’s Termination of Employment and (ii) any unvested Nonstatutory Stock Option or SAR granted to such Awardee, shall terminate immediately.
11.Stock Awards.
(a)Stock Award Agreement. Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares or Stock Units subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Stock Units granted, delivered, retainable and/or vested, (iv) such terms and conditions on the grant, delivery, vesting and/or forfeiture of the Shares or Stock Units as may be determined the Administrator, (v) restrictions on the transferability of the Stock Award, and (vi) such further terms and conditions in each case not inconsistent with the Plan as may be determined by the Administrator.
(b)Restrictions and Performance Criteria. The grant, issuance, retention and/or vesting of each Stock Award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations and/or completion of service by the Awardee.
(c)Forfeiture. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment or in the applicable Award Agreement, upon the Awardee’s Termination of Employment, the unvested portion of any Stock Award and the Shares or Stock Units subject thereto shall be forfeited; provided that to the extent that the Awardee purchased any Shares, the Company shall have a right to repurchase the unvested Shares at the lesser of the then current Fair Market Value and the original price per Share paid by the Awardee.
(d)Rights as a Stockholder. Unless otherwise provided by the Administrator, the Awardee shall have the rights equivalent to those of a Company stockholder and shall be a stockholder only after Shares are delivered (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Awardee. Unless otherwise provided by the Administrator in the applicable Award Agreement, an Awardee holding Stock Units shall be entitled to receive dividend equivalent rights payable in cash or Shares subject to the same vesting conditions as the underlying Stock Units. Notwithstanding the foregoing, (i) dividends or dividend equivalent rights may accrue in connection with a Stock Award, but shall not be paid until the applicable Shares relating to the Stock Award become vested or settled, as applicable, and (ii) to the extent such vesting or settlement does not occur with respect to a Stock Award (e.g., as a result of a forfeiture in connection with the Termination of Employment or termination of service of the applicable Awardee), any accrued dividend or dividend equivalent rights shall be forfeited.
12.Cash Awards.
Each Cash Award will confer upon the Awardee the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period, the length of which shall be determined by the Administrator.
(a)Cash Award. Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Awardee as a Cash Award, (ii) the performance criteria and level of achievement versus the applicable criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable.
(b)Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus such criteria which shall determine the target and the minimum and maximum amounts payable under a Cash Award, which criteria may be based on financial performance and/or personal performance evaluations.
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(c)Timing and Form of Payment. The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect (in a manner consistent with Code Section 409A) for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for his or her Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.
(d)Termination of Employment. Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment or in the applicable Award Agreement, upon the Awardee’s Termination of Employment, any Cash Awards issued hereunder but not settled prior to such Termination of Employment shall be forfeited.
13.Non-Employee Director Awards.
(a)Annual Equity Retainer. Each member of the Board who is a Non-Employee Director and who is providing service to the Company as a member of the Board at the beginning of the Director Plan Year shall be eligible to receive an Annual Equity Retainer under the Plan.
Unless the Board or the Committee determines otherwise in its discretion, any Non-Employee Director who enters service after the beginning of the Director Plan Year is eligible to receive a prorated Annual Equity Retainer under the Plan.
(b)Terms and Conditions of Annual Equity Retainer.
(i)Compensation. Unless determined otherwise by the Board or the Committee and on such terms as the Board or the Committee may determine, each Non-Employee Director shall receive his or her Annual Equity Retainer in the form of restricted Stock Units (a “Director RSU Award”).
(ii)Director RSU Award.
(1)Date of Grant. Unless determined otherwise by the Board or the Committee, the Director RSU Award shall be granted automatically as of the earlier of (x) the first day of the month of May next following the beginning of the applicable Director Plan Year, and (y) one (1) month after the beginning of such Director Plan Year (or, if the applicable date is not a NYSE trading day, on the next succeeding NYSE trading day) (the “Director Grant Date”). However, in respect of a Non-Employee Director who enters service after the beginning of the Director Plan Year, the prorated Director RSU Award shall be granted within the first month after joining the Board, unless the Board or the Committee determines otherwise in its discretion.
(2)Number of Shares Subject to a Director RSU Award. The total number of Shares subject to each Director RSU Award shall be determined by dividing the amount of the Annual Equity Retainer by the Fair Market Value on the Director Grant Date. It shall be rounded up to the nearest number of whole Shares.
(3)Vesting Period for Director RSU Award. If the Board or the Committee does not expressly exercise its discretion to change the vesting of the Director RSU Award for a Director Plan Year, then the vesting of such Director RSU Award shall be the same as was approved for the Director RSU Awards granted in respect of the immediately preceding Director Plan Year in which the Board or the Committee exercised its discretion to set the vesting terms. Unless deferred pursuant to a valid and timely deferral election provided to the Company, Shares subject to Director RSU Awards shall be delivered promptly upon satisfaction of the vesting conditions, but no later than March 15 of the calendar year following the calendar year in which the vesting conditions are satisfied.
(iii)Termination. Any Non-Employee Director who terminates service prior to the vesting of his or her Director RSU Award (or other Award granted pursuant to his or her Annual Equity Retainer) may have his or her Director RSU Award (or other Award) prorated, including a forfeiture of
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Options, restricted Stock Units or cash payment, if any, as the Board or the Committee determines in its discretion.
(c)Stock Awards in Lieu of Annual Cash Retainer.
(i)Cash Retainer Election. Unless otherwise determined by the Board or the Committee, prior to the beginning of a Director Plan Year each member of the Board who is a Non-Employee Director may elect to receive all or a portion of his or her Annual Cash Retainer for that Director Plan Year in the form of an Award granted under the Plan (the “Cash Retainer Election”). Unless the Board or Committee exercises its discretion pursuant to Section 13(d) of the Plan, any such Award shall consist of a Stock Award in the form of a delivery of Shares. The number of Shares subject to the Stock Award shall be determined by dividing the dollar amount of the Annual Cash Retainer (or each installment thereof) subject to the Non-Employee Director’s Cash Retainer Election by the Fair Market Value on the date(s) that such Annual Cash Retainer would otherwise have been paid in cash to the Non-Employee Director (or, if any such date is not a NYSE trading day, on the next succeeding NYSE trading day) (the “Cash Retainer Payment Date”), rounded down to the nearest number of whole Shares. Unless otherwise determined by the Board or the Committee, the Stock Award shall be issued without vesting requirements or other restrictions. Unless deferred pursuant to a valid and timely deferral election provided to the Company, the Shares subject to the Stock Award shall be delivered to the Non-Employee Director on or promptly following the applicable Cash Retainer Payment Date. Unless otherwise provided by the Board or the Committee, the terms of such Stock Award shall be as set forth in this Section 13(c)(i), which terms shall constitute the Stock Award Agreement contemplated by Section 2(h) of the Plan.
(ii)No Cash Retainer Election. Unless otherwise determined by the Board or the Committee, any Non-Employee Director who has not had the opportunity to make a Cash Retainer Election prior to the beginning of the applicable Director Plan Year shall be granted a Stock Award in the form of a delivery of Shares, which shall be in lieu of payment in cash of such Non-Employee Director’s Annual Cash Retainer for the applicable Director Plan Year. The number of Shares subject to any such Stock Award shall be determined by dividing the dollar amount of the Annual Cash Retainer (or each installment thereof) payable to the Non-Employee Director in the applicable Director Plan Year by the Fair Market Value on the Cash Retainer Payment Date, rounded down to the nearest number of whole Shares. Unless otherwise determined by the Board or the Committee, any such Stock Award shall be issued without vesting requirements or other restrictions. The Shares subject to the Stock Award shall be delivered to the Non-Employee Director on or promptly following the applicable Cash Retainer Payment Date. Unless otherwise provided by the Board or the Committee, the terms of such Stock Award shall be as set forth in this Section 13(c)(ii), which terms shall constitute the Stock Award Agreement contemplated by Section 2(h) of the Plan.
(d)Director RSU Award in Lieu of Annual Cash Retainer. In the discretion of the Board or the Committee, a Stock Unit (for purposes of this Section 13, also a “Director RSU Award”) may be granted to a Non-Employee Director pursuant to such Non-Employee Director’s Cash Retainer Election (in lieu of any Stock Award under Section 13(c) of the Plan); provided that the amount of the Annual Cash Retainer subject to such Cash Retainer Election, when combined with the value of any Director RSU Award granted pursuant to Section 13(b) of the Plan, hereof does not exceed the dollar maximum set forth in Section 13(e) of the Plan for the applicable Director Plan Year. The number of Shares subject to any such Director RSU Award shall be determined by dividing the dollar amount of the Annual Cash Retainer subject to the Non-Employee Director’s Cash Retainer Election by the Fair Market Value on the Director Grant Date, or for any portion of the Annual Cash Retainer that is not determinable on the Director Grant Date, on the subsequent date when such portion would otherwise have been paid in cash to the Non-Employee Director, in each case rounded down to the nearest number of whole Shares. Except as set forth in this Section 13(d), unless otherwise determined by the Board or the Committee, any such Director RSU Award will be subject to the terms of Section 13(b)(ii) and (iii) of the Plan.
(e)Limits on Awards to Non-Employee Director. For any Non-Employee Director other than the non-executive chairperson of the Board, the value of the combined Annual Equity Retainer (calculated based on the grant date fair value of such Annual Equity Retainer for financial reporting purposes) plus the
Annex A - 15

Annual Cash Retainer, whether paid in the form of cash or a Stock Award (as provided in this Section 13), for any Director Plan Year shall not exceed $750,000. The independent members of the Board may make exceptions to this limit for a non-executive chairperson of the Board, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.
14.Other Provisions Applicable to Awards.
(a)Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s “family member” (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners. If the Administrator makes an Award transferable, either on the Grant Date or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer. For the avoidance of doubt, any transfer of an Award permitted by the Administrator pursuant to this Section 14(a) shall be for no consideration.
(b)Performance Criteria. For purposes of the Plan, references to the term performance criteria, and terms of similar effect, shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Subsidiary, Affiliate or business segment, either individually, alternatively or in any combination, and measured over any applicable performance period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes and net earnings); (iii) earnings per Share; (iv) growth in: earnings or earnings per Share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (v) stock price; (vi) return on equity or average stockholder equity; (vii) total stockholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue (on an absolute or adjusted basis); (xii) net profit or net profit before annual bonus; (xiii) income or net income; (xiv) operating income or net operating income; (xv) operating profit, net operating profit or controllable operating profit; (xvi) operating margin or operating expense or operating expense as a percentage of revenue; (xvii) return on operating revenue; (xviii) market share or customer indicators; (xix) contract awards or backlog; (xx) overhead or other expense reduction; (xxi) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index or another index; (xxii) credit rating; (xxiii) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (xxiv) succession plan development and implementation; (xxv) improvement in productivity or workforce diversity; (xxvi) attainment of operating goals and employee metrics; (xxvii) economic value added; and (xxviii) any other objective or subjective criteria established by the Committee. The Committee may appropriately adjust any evaluation of performance under established performance criteria to reflect one or more events that occur during a performance period, including without limitation: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) acquisition and divestitures not foreseen in the Company’s financial plan for an applicable performance period, (F) one-time expenses (with or without an individual or aggregate threshold) not foreseen in the Company’s financial plan for the performance period, (G) the impact of foreign currency exchange rates (with or without a threshold), and (H) any other unusual or infrequently occurring or special items.
(c)Certification. Prior to the payment of any compensation under any performance-based Award, the Administrator shall certify the extent to which any performance criteria and any other material terms under such Award have been satisfied (other than in cases in which such Award relates solely to the increase in the Fair Market Value).
(d)Discretionary Adjustments. Notwithstanding satisfaction or completion of any applicable performance criteria, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs or
Annex A - 16

other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such performance criteria may be adjusted by the Committee on the basis of such further considerations as the Administrator in its sole discretion shall determine.
15.Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
(a)Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and kind of Shares available for delivery under the Plan and/or covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award, (iii) the Share limitations set forth in Section 3 of the Plan and (iv) performance criteria applicable to outstanding Awards, shall be proportionately adjusted for any increase or decrease in the number or kind of issued Shares resulting from a stock split, reverse stock split, extraordinary dividend or other distribution (whether in the form of cash, Shares, other securities or other property (other than regular, cash dividends)), combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide at any time for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction; provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.
(c)Change in Control. In the event there is a Change in Control of the Company, as determined by the Board or a Committee, the Board or Committee may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Awards and terminate any restrictions on Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Awardee; provided that to the extent that the exercise price of an Option or SAR is greater than the Fair Market Value determined in connection with such Change in Control, such Option or SAR may be cancelled in connection with such Change in Control without any payment made with respect thereto. The Board or Committee, as applicable, shall have no obligation to treat all Awards or all Awards of the same type, similarly.
16.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the stockholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the stockholders of the Company, no such amendment shall be made that would:
(i)increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15 of the Plan;
(ii)reduce the minimum exercise price for Options or SARs granted under the Plan;
(iii)reduce the exercise price of outstanding Options or SARs; or
(iv)materially expand the class of Persons eligible to receive Awards under the Plan.
(b)Effect of Amendment or Termination. No amendment, suspension or termination of the Plan shall materially impair the rights of any Award, unless mutually agreed otherwise between the Awardee and the Company (with the approval of the Administrator), which agreement must be in writing and signed by
Annex A - 17

the Awardee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
(c)Effect of the Plan on Other Arrangements. Neither the adoption of the Plan by the Company nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Company, the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
17.Designation of Beneficiary.
(a)An Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan pursuant to terms and conditions permitted by the Administrator. To the extent that an Awardee completed a designation of beneficiary while employed with HP Inc., a Delaware corporation (or any predecessor thereto), prior to November 1, 2015 and such Awardee has remained continuously employed by the Company or an Affiliate from and after November 1, 2015, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee, to the extent enforceable under Applicable Law.
(b)Any designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.
18.No Right to Awards or to Employment.
No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any applicable Award Agreement.
19.Legal Compliance.
Shares shall not be delivered pursuant to the exercise of an Option, Stock Appreciation Right or Stock Award unless the exercise of such Option or Stock Appreciation Right, or the settlement of such Stock Award and the delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
20.Inability to Obtain Authority.
To the extent the Company is unable to, or the Administrator deems it infeasible to, obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful delivery and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to deliver or sell such Shares as to which such requisite authority shall not have been obtained until such time as the requisite authority is obtained (and the Company shall work diligently to obtain such authority).
21.Reservation of Shares.
The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
Annex A - 18

22.Notice.
Any written notice to the Company required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall be effective when received.
23.Governing Law; Interpretation of the Plan and Awards.
(a)The Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.
(b)In the event that any provision of the Plan or any Award granted under the Plan (or its related Award Agreement) is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award (or its related Award Agreement) shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
(c)The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.
(d)The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
(e)All questions arising under the Plan or under any Award (or it related Award Agreement) shall be decided by the Administrator in its total and absolute discretion. In the event the Awardee believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Awardee may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall, as a condition to the receipt of an Award, be deemed to explicitly waive any right to judicial review.
(f)Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by the Administrator. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.
24.Limitation on Liability.
The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to an Employee, a Non-Employee Director, an Awardee or any other Persons as to:
(a)The Non-Delivery of Shares. The non-delivery or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful delivery and sale of any Shares hereunder; and
(b)Tax Consequences. Any tax consequence expected, but not realized, by any Awardee, Employee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder. Except for required withholding and reporting, each Awardee shall be responsible for all tax consequences related to any Awards granted to him or her hereunder.
25.Unfunded Plan.
Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under the Plan, any such accounts will be used merely as a
Annex A - 19

bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall the Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan or any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by the Plan.
26.Other Requirements.
(a)Tax Withholding. All Awards and all amounts payable in respect of any Award shall be subject to all required tax withholding pursuant to Applicable Laws. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)Code Section 409A. Anything under the Plan to the contrary notwithstanding, to the extent applicable, it is intended that the Plan and all Awards hereunder (and any Award Agreement related thereto) shall either comply with or be exempt from the provisions of Code Section 409A, and the Plan and all applicable Awards (and related Award Agreements) not otherwise exempt from Section 409A be construed and applied in a manner consistent with such intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to an Awardee upon a separation from service of the Awardee (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Awardee’s death), occurring while the Awardee shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company, shall not be paid until the earlier of (i) the date that is the first day of the seventh month following such separation from service, or (ii) the date of the Awardee’s death following such separation from service.
(c)Clawback Requirements. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time; and (ii) Applicable Laws. Further, to the extent that and Awardee receives any amount in excess of the amount that such Awardee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), such Awardee shall be required to repay any such excess amount to the Company.
Annex A - 20

ANNEX B
GAAP to Non-GAAP Reconciliation

	Fiscal year ended October 31, 2020	Fiscal year ended October 31, 2019
GAAP diluted net earnings (loss) per share	(0.25)	0.77
Non-GAAP adjustments:
Amortization of initial direct costs	0.01	—
Amortization of intangible assets	0.29	0.20
Impairment of goodwill	0.67	—
Transformation costs	0.74	0.33
Disaster charges (recovery)	0.02	(0.01)
Acquisition, disposition and other related charges	0.08	0.56
Tax indemnification adjustments	0.08	(0.28)
Non-service net periodic benefit credit	(0.11)	(0.04)
Earnings from equity interests	0.11	0.11
Adjustments for taxes	(0.29)	0.13
Non-GAAP diluted net earnings per share	$1.35	$1.77

Non-GAAP financial measures
Non-GAAP financial measures are used by management for purposes of evaluating our historical and prospective financial performance, as well as evaluating our performance relative to our competitors. Non-GAAP financial measures are not computed in accordance with, or as an alternative to, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP diluted net earnings per share is diluted net earnings per share.
Non-GAAP diluted net earnings per share consists of diluted net earnings per share excluding any charges related to the amortization of initial direct costs, amortization of intangible assets, impairment of goodwill, transformation costs, disaster (recovery) charges, acquisition, disposition and other related charges tax indemnification adjustments, non-service net periodic benefit credit, earnings from equity interests, certain income tax valuation allowances and separation taxes, the impact of U.S. tax reform, structural tax rate and excess tax benefit from stock-based compensation. In addition, non-GAAP diluted net earnings per share is adjusted by the amount of additional taxes or tax benefits associated with each non-GAAP item. We believe that excluding the items mentioned above from these non-GAAP financial measures allows management to better understand our consolidated financial performance in relation to the operating results of our segments. Management does not believe that the excluded items are reflective of ongoing operating results, and excluding them facilitates a more meaningful evaluation of our current operating performance in comparison to our peers. The excluded items can be inconsistent in amount and frequency and/or not reflective of the operational performance of the business.
Non-GAAP financial measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations in relying on these non-GAAP financial measures are that they can have a material impact on the equivalent GAAP earnings measures, they may be calculated differently by other companies and may not reflect the full economic effect of the loss in value of certain assets.
We compensate for these limitations on the use of non-GAAP financial measures by relying primarily on our GAAP results and using non-GAAP financial measures only as a supplement. We believe that providing non-GAAP diluted net earnings per share in addition to the related GAAP measure provides a greater transparency to the information used in our financial and operational decision making and allows the reader of our Consolidated Financial Statements to see our financial results “through the eyes” of management.
Annex B - 1

HEWLETT PACKARD ENTERPRISE COMPANY
ATTN: LINDA EPSTEIN
6080 TENNYSON PARKWAY, STE 400
PLANO, TX 75024

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com/hpe**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HPE2021**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31384-P49290-Z79078 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEWLETT PACKARD ENTERPRISE COMPANY

The Board of Directors recommends you vote FOR each of the nominees:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Daniel Ammann	☐	☐	☐
1b. Pamela L. Carter	☐	☐	☐
1c. Jean M. Hobby	☐	☐	☐
1d. George R. Kurtz	☐	☐	☐
1e. Raymond J. Lane	☐	☐	☐
1f. Ann M. Livermore	☐	☐	☐
1g. Antonio F. Neri	☐	☐	☐
1h. Charles H. Noski	☐	☐	☐
1i. Raymond E. Ozzie	☐	☐	☐
1j. Gary M. Reiner	☐	☐	☐
1k. Patricia F. Russo	☐	☐	☐
1l. Mary Agnes Wilderotter	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

	For	Against	Abstain
2. Ratification of the appointment of the independent registered public accounting firm for the fiscal year ending October 31, 2021	☐	☐	☐
3. Approval of the Hewlett Packard Enterprise 2021 Stock Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote 1 year on proposal 5:

	1 Year	2 Years	3 Years	Abstain
5. Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D31385-P49290-Z79078

HEWLETT PACKARD ENTERPRISE COMPANY
Annual Meeting of Stockholders
April 14, 2021 10:00 AM Central Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Antonio F. Neri, Tarek Robbiati and Rishi Varma, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Hewlett Packard Enterprise Company held of record or in an applicable plan by the undersigned at the close of business on February 16, 2021, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Time, on April 14, 2021, or any postponement or adjournment thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unavailable to serve).

This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1, FOR proposals 2, 3 and 4, and 1 YEAR on proposal 5. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

If the undersigned has a beneficial interest in shares held in a 401(k) plan sponsored by Hewlett Packard Enterprise Company, voting instructions with respect to such plan shares must be provided by 11:59 p.m., Eastern Time, on April 9, 2021, in the manner described in the proxy statement. If voting instructions are not received by that time, such plan shares will be voted by the plan trustee as described in the proxy statement. The undersigned hereby revoke(s) all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Continued and to be signed on reverse side